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Exhibit 10.54

LIMITED LIABILITY COMPANY AGREEMENT

OF

AIMCO JV PORTFOLIO #1, LLC

THE MEMBERSHIP INTERESTS IN AIMCO JV PORTFOLIO #1, LLC (THE "INTERESTS") ARE SUBJECT TO THE RESTRICTIONS ON TRANSFER SET FORTH IN ARTICLE 3 OF THIS AGREEMENT AND THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT. THE INTERESTS HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED (i) UNDER ANY STATE SECURITIES LAWS OR (ii) UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED FROM TIME TO TIME, AND ANY CORRESPONDING PROVISIONS OF SUCCEEDING LAW (THE "FEDERAL ACT"). NEITHER THE INTERESTS NOR ANY PART THEREOF MAY BE OFFERED FOR SALE, PLEDGED, HYPOTHECATED, SOLD, ASSIGNED OR TRANSFERRED AT ANY TIME EXCEPT IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF ARTICLE 3 OF THIS AGREEMENT AND (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER ANY APPLICABLE STATE SECURITIES LAWS OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER SUCH SECURITIES LAWS OR WHICH IS OTHERWISE IN COMPLIANCE WITH SUCH SECURITIES LAWS AND (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE FEDERAL ACT OR IN A TRANSACTION WHICH IS EXEMPT FROM REGISTRATION UNDER THE FEDERAL ACT OR WHICH IS OTHERWISE IN COMPLIANCE WITH THE FEDERAL ACT.

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LIMITED LIABILITY COMPANY AGREEMENT
OF
AIMCO JV PORTFOLIO #1, LLC

        THIS LIMITED LIABILITY COMPANY AGREEMENT is entered into as of December 30, 2003 (the "Effective Date"), between AIMCO BRE I, LLC, a Delaware limited liability company, as a Member and the initial Manager (the "AIMCO Managing Member"), AIMCO BRE II, LLC, a Delaware limited liability company, as a Member ("AIMCO Sub"; the AIMCO Sub and the AIMCO Managing Member, as members of the Company, are sometimes referred to herein as the "AIMCO Members") and SRV-AJVP#1, LLC, a Delaware limited liability company, as a Member ("Investor").

ARTICLE 1
DEFINITIONS

        Section 1.1    Definitions.    As used in this Agreement, the following terms shall have the following meanings:

          "8.25% Return Account" means, for each Project, a notional account maintained for Investor in accordance with the following:

              (i)  on each Calculation Date after the Effective Date, the following amounts will be added to such Account:

              (a)   an amount equal to the product of (x) 2.0016% of the balance in Investor's Capital Contribution Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

              (b)   an amount equal to the product of (x) 2.0016% of the balance in the 8.25% Return Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

             (ii)  on each Calculation Date after the Effective Date, the following amounts that generated by such Project under Section 8.1(f) hereof will be deducted from such Account until the balance is reduced to zero:

              (a)   the amount of distributions of Available Cash of such Project allocable during such Fiscal Year quarter to such Account under Section 8.1(f)(4) hereof;

              (b)   the amount of distributions of Capital Proceeds made during such quarter to Investor under Section 8.3 hereof that are applied to reduce the balance in such Account in accordance with Section 8.1(f) hereof;

              (c)   the amount of distributions of Net Refinancing Proceeds made during such quarter to Investor under Section 8.4(b) hereof; and

              (d)   the amount of RSD Payments made to Investor during such quarter and allocated to the 8.25% Return Account under Section 13.1(c)(6)(i) hereof.

          "8.75% Return Account" means, for each Project, a notional account maintained for Investor in accordance with the following:

              (i)  on each Calculation Date after the Effective Date, the following amounts will be added to such Account:

              (a)   an amount equal to the product of (x) 2.1192% of the balance in Investor's Capital Contribution Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

              (b)   an amount equal to the product of (x) 2.1192% of the balance in the 8.75% Return Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

             (ii)  on each Calculation Date after the Effective Date, the following amounts that generated by such Project under Section 8.1(f) hereof will be deducted from such Account until the balance is reduced to zero:

              (a)   all amounts deducted from the 8.25% Return Account for such Project on such Calculation Date;

              (b)   the amount of distributions of Available Cash of such Project allocable during such Fiscal Year quarter to such Account under Section 8.1(f)(4) hereof;

              (c)   the amount of distributions of Capital Proceeds made during such quarter to Investor under Section 8.3 hereof that are applied to reduce the balance in such Account in accordance with Section 8.1(f) hereof;

              (d)   the amount of distributions of Net Refinancing Proceeds made during such quarter to Investor under Section 8.4(c) hereof; and

              (e)   the amount of RSD Payments made to Investor during such quarter and allocated to the 8.75% Return Account under Section 13.1(c)(6)(iii) hereof.

          "11% Gross Return Account" means a notional account maintained for Investor in accordance with the following:

              (i)  on each Calculation Date after the Effective Date, an amount will be added to such account equal to the product of (x) 2.6433% of the aggregate balances in the Capital Contribution Accounts for all Projects as of the first day of such Fiscal Year quarter, multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed during such Fiscal Year quarter and the denominator of which is the number of days in such Fiscal Year quarter; and

             (ii)  on each Calculation Date after the Effective Date, an amount will be deducted from such account equal to all funds distributed to Investor under either ARTICLE 8 hereof or Section 13.1(c)(6) hereof, to the extent such distributed amounts were not credited to reduce the balances in any of the Capital Contribution Accounts.

          "11% Return Account" means, for each Project, a notional account maintained for Investor in accordance with the following:

              (i)  on each Calculation Date after the Effective Date, the following amounts will be added to such Account:

              (a)   an amount equal to the product of (x) 2.6433% of the balance in Investor's Capital Contribution Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

              (b)   an amount equal to the product of (x) 2.6433% of the balance in the 11% Return Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

             (ii)  on each Calculation Date after the Effective Date, the following amounts that generated by such Project under Section 8.1(f) hereof will be deducted from such Account until the balance is reduced to zero:

              (a)   all amounts deducted from the 8.75% Return Account for such Project on such date;

              (b)   the amount of distributions of Available Cash of such Project allocable during such Fiscal Year quarter to such Account under Section 8.1(f)(4) hereof;

              (c)   the amount of distributions of Capital Proceeds made during such quarter to Investor under Section 8.3 hereof that are applied to reduce the balance in such Account in accordance with Section 8.1(f) hereof;

              (d)   the amount of distributions of Net Refinancing Proceeds made during such quarter to Investor under Section 8.4(d); and

              (e)   the amount of RSD Payments made to Investor during such quarter and allocated to the 11% Return Account under Section 13.1(c)(6)(iv) hereof.

          "11.25% Gross Return Account" means a notional account maintained for Investor in accordance with the following:

              (i)  on each Calculation Date after the Effective Date, an amount will be added to such account equal to the product of (x) 2.7011% of the aggregate balances in the Capital Contribution Accounts for all Projects as of the first day of such Fiscal Year quarter, multiplied by (y) a fraction, the numerator of which is the number of days that have elapsed during such Fiscal Year quarter and the denominator of which is the number of days in such Fiscal Year quarter; and

             (ii)  on each Calculation Date after the Effective Date, an amount will be deducted from such account equal to all funds distributed to Investor under either ARTICLE 8 hereof or Section 13.1(c)(6) hereof, to the extent such distributed amounts were not credited to reduce the balances in any of the Capital Contribution Accounts.

          "11.25% Return Account" means, for each Project, a notional account maintained for Investor in accordance with the following:

              (i)  on each Calculation Date after the Effective Date, the following amounts will be added to such Account:

              (a)   an amount equal to the product of (x) 2.7011% of the balance in Investor's Capital Contribution Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

              (b)   an amount equal to the product of (x) 2.7011% of the balance in the 11.25% Return Account as of the first day of the Fiscal Year quarter in which such Calculation Date occurs, multiplied by (y) a fraction, the numerator of which is the number of days that have theretofore elapsed during such Fiscal Year quarter and the denominator of which is the total number of days in such Fiscal Year quarter; and

             (ii)  on each Calculation Date after the Effective Date, the following amounts that generated by such Project under Section 8.1(f) hereof will be deducted from such Account until the balance is reduced to zero:

              (a)   all amounts deducted from the 11% Return Account for such Project on such date;

              (b)   the amount of distributions of Available Cash of such Project allocable during such Fiscal Year quarter to such Account under Section 8.1(f)(4) hereof;

              (c)   the amount of distributions of Capital Proceeds made during such quarter to Investor under Section 8.3 hereof that are applied to reduce the balance in such ac count in accordance with Section 8.1(f) hereof;

              (d)   the amount of distributions of Net Refinancing Proceeds made during such quarter to Investor under Section 8.4(e) hereof that are allocable to such Project in accordance with Section 8.1(f) hereof; and

              (e)   the amount of RSD Payments made to Investor during such quarter and allocated to the 11.25% Return Account under Section 13.1(c)(6)(v) hereof.

          "120% Ramblewood Threshold Deposit" means a cash deposit made by AIMCO Sub into an escrow account reasonably acceptable to the Members at a national banking institution in the amount that would need to be added to the Capital Proceeds to be distributed under a Hypothetical Calculation so as to cause the Hypothetical AIMCO Sub Distribution to equal one hundred twenty percent (120%) of the RP Value.

          "AAA" means the American Arbitration Association or any successor organization.

          "Accounts" means, collectively for a Project, such Project's Return Accounts and Capital Contribution Account.

          "Act" means the Delaware Limited Liability Company Act, as it may be amended from time to time.

          "Additional Capital Contributions" means contributions to the capital of the Company made or deemed to be made by or on behalf of the Members other than Project Capital Contributions.

          "Adjusted Capital Account" means, with respect to any Member, the balance, if any, in such Member's Capital Account as of the end of the relevant taxable year, after: (i) crediting to such

  Capital Account any amounts that such Member is obligated to restore pursuant to Regulations Section 1.704-1(b)(2)(ii)(c) (or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) and (ii) debiting from such Capital Account the items described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6).

          "Adjusted Capital Account Deficit" means, for each Member, the deficit balance, if any, in that Member's Adjusted Capital Account. The definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

          "Adjustment Date" has the meaning given to it in Section 9.3(a)(1) hereof.

          "Affiliate" (including the term "Affiliated with") means, with respect to any Person, (a) any other Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with such Person, (b) any other Person with respect to which such Person possesses the right to exercise, directly or indirectly, through one or more intermediaries, ten percent (10%) or more of the voting rights attributable to the ownership interests of such other Person, or (c) any other Person with respect to which such Person is entitled to receive, directly or indirectly, through one or more intermediaries, ten percent (10%) or more of all dividends or distributions, as applicable, paid by such Person. For the avoidance of doubt, for purposes of this Agreement, the AIMCO Members are Affiliates of AIMCO REIT, and GECC and General Electric Company are Affiliates of Investor.

          "Agreement" means this Limited Liability Company Agreement of the Company, including the exhibits and schedules attached hereto, as amended and in effect from time to time.

          "AIMCO Affiliate Agreement" has the meaning given to it in Section 4.2(a) hereof.

          "AIMCO Competitor" means an owner and operator in the multi-family housing sector of the real estate industry which owns and operates more than 100,000 apartment units.

          "AIMCO Entities" means the AIMCO Members, AIMCO REIT, AIMCO OP, AIMCO Associated Properties, L.P., AIMCO-LP, Inc., AIMCO-GP, Inc., and, other than Interest Holders, any other direct or indirect owner of the AIMCO Members.

          "AIMCO Individuals" means, individually and collectively, any one or more or all of the following officers (and any successor or replacement officers) of any of the AIMCO Entities: Chairman, Vice Chairman, Chief Executive Officer, Chief Financial Officer, President, Executive Vice President Property Operations, General Counsel and Secretary. The AIMCO Individuals as of the date hereof are: Terry Considine (Chairman and Chief Executive Officer), Peter K. Kompaniez (President and Vice Chairman), Paul J. McAuliffe (Chief Financial Officer), Ronald D. Monson (Executive Vice President Property Operations), David Zweig (Divisional Vice President), and Miles Cortez (General Counsel and Secretary).

          "AIMCO OP" means AIMCO Properties, L.P., a Delaware limited partnership.

          "AIMCO OP LP Transfer Event" means any Transfer by a third party owner of any limited partnership interests in AIMCO OP that is (1) in violation of the provisions set forth in Section 2.8 hereof, Section 3.2(c) hereof or Section 4.16 hereof, or (2) a Terrorism Law Offense.

          "AIMCO REIT" means Apartment Investment and Management Company, a Maryland corporation.

          "Allocated CapEx Amount" has the meaning given to it in Section 4.3(d)(4) hereof.

          "AML Policy" has the meaning given to it in Section 4.16 hereof.

          "Annual Business Plan" has the meaning given to it in Section 4.3(a) hereof.

          "Appraiser Deadlock" has the meaning given to it in Section 11.13(b) hereof.

          "Auditor" means KPMG LLP, Ernst & Young LLP or such other "Final Four" national accounting firm approved by the Members.

          "Available Cash" means with respect to any period and for any Person for which such calculation is being made, the difference of (A) the sum of (i) all cash receipts of such Person from whatever source, including, without limitation, funds from a Capital Transaction that do not constitute Capital Proceeds, funds from a financing or refinancing that do not constitute Net Refinancing Proceeds, all Capital Contributions, proceeds of loans and distributions, dividends, rents and payments received during such period (but specifically excluding Capital Proceeds and Net Refinancing Proceeds), plus (ii) the amount of any reduction in reserves (including, without limitation, the Capital Reserve and the Tax and Insurance Reserve); less (B) the sum of the following (without duplication): (i) all interest, scheduled or required principal payments (including, without limitation, loan amortization payments) and other debt and escrow account payments made during such period on account of loans (other than Default Loans and Shortfall Loans), and money borrowed, if any; (ii) all cash expenditures (including, without limitation, all cash capital contributions made by such Person to a Subsidiary, all cash expenditures for Capital Enhancements, Capital Replacements and Deferred Maintenance paid by such Person to a Subsidiary, and all other operating and capital expenditures paid in cash by such Person during such period; and (iii) the amount of any reserves (including, without limitation, the Capital Reserve and the Tax and Insurance Reserve) established or increased during such period. For the avoidance of doubt, Available Cash is neither Capital Proceeds nor Net Refinancing Proceeds and neither Capital Proceeds nor Net Refinancing Proceeds are Available Cash.

          "Bankruptcy" shall mean, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if one hundred and twenty (120) days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if within ninety (90) days after the appointment without such Person's consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or if within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

          "Baseline Houston Concentration Percentage" means twenty-two percent (22%).

          "Business Day" means any day other than a Saturday, a Sunday or other day on which commercial banks in New York, New York are authorized or required to close under the laws of the State of New York.

          "Buy-Sell Closing Date" has the meaning given to it in Section 12.2(a) hereof.

          "Buy-Sell Option" has the meaning given to it in Section 12.1 hereof.

          "Calculation Date" means, for each Fiscal Year quarter, the earlier of (x) the date upon which a distribution is made for amounts received during such Fiscal Year quarter, or (y) the last day of such Fiscal Year quarter.

          "Capital Account" has the meaning given to it in Section 9.1 hereof.

          "Capital Contribution Account" means, for each Project, a notional account maintained for Investor:

              (i)  to which the amount of Capital Contributions made by Investor for such Project (with the initial credits to Capital Contribution Account for each Project indicated on Schedule 6.1(a) attached hereto) will be added when made, and

             (ii)  from which the following amounts that are allocable to such Project under Section 8.1(f) hereof will be deducted on each Calculation Date until the balance is reduced to zero:

              (a)   the amount of distributions to Investor allocable to such Project on such date under Section 8.3 hereof that are applied to reduce the balance in such Account in accordance with Section 8.1(f) hereof;

              (c)   the amount of distributions to Investor allocable to such Project on such date under Section 8.4(a) hereof and Section 8.4(f) hereof; and

              (d)   the amount of RSD Payments to Investor allocated to the Capital Contribution Account for such Project on such date under Section 13.1(c)(6)(ii) hereof.

          "Capital Contributions" means, with respect to each Member, such Member's Project Capital Contributions and Additional Capital Contributions. For the avoidance of doubt, neither Default Loans nor Shortfall Loans made hereunder are Capital Contributions.

          "Capital Enhancements" means capital expenditures that add a new feature or revenue source at a Project. For the avoidance of doubt, the costs of undertaking Capital Enhancements shall include, without duplication, capitalized labor costs of on-site personnel incurred in connection therewith in accordance with the Annual Business Plan for the Fiscal Year in which such capital expenditure is undertaken, but only so long as such labor costs are correspondingly recast in such Annual Business Plan so as to be excluded from the labor costs line item of Operating Expenses set forth in such Annual Business Plan.

          "Capital Proceeds" means the funds arising from a Capital Transaction (including, without limitation, condemnation awards, amounts paid to the Company pursuant to Section 4.3(d)(4), any RP True-Up Amounts contributed pursuant to Section 13.7(b)(3) hereof, receipt of title insurance proceeds or casualty loss insurance proceeds, other than business interruption or rental loss insurance proceeds, to the extent such awards and proceeds are not applied to repay mortgage indebtedness of such Project and not used to repair damage caused by a casualty or taking or in alleviation of any title defect), net of the actual costs incurred by such Person in consummating the Capital Transaction and net of any indebtedness relating to the Project that is the subject of the Capital Transaction, which indebtedness is paid and satisfied with the proceeds of such Capital Transaction; provided, however, that, notwithstanding the foregoing, Available Cash and Net Refinancing Proceeds shall not constitute Capital Proceeds.

          "Capital Replacements" means capital expenditures necessary to maintain a Project. For the avoidance of doubt, the costs of undertaking Capital Replacements shall include, without duplication, capitalized labor costs of on-site personnel incurred in connection therewith in accordance with the Annual Business Plan for the Fiscal Year in which such capital expenditure is undertaken, but only so long as such labor costs are correspondingly recast in such Annual Business Plan so as to be excluded from the labor costs line item of Operating Expenses set forth in such Annual Business Plan.

          "Capital Reserve" has the meaning given to it in Section 4.3(d)(1) hereof.

          "Capital Reserve Account" has the meaning given to it in Section 4.3(d)(1) hereof.

          "Capital Sharing Ratios" means the percentages in which the Members participate in, and bear, certain Company items. The Capital Sharing Ratios of the Members are as follows:

AIMCO Managing Member	7.02%
AIMCO Sub	17.98%
Investor	75%.

    Each individual AIMCO Member's Capital Sharing Ratio may change from time to time as determined by the Manager based on the relative amount of Capital Contributions (including, without limitation, Additional Capital Contributions) made by the AIMCO Members and Transfers of Membership Interests between the AIMCO Members; however, the aggregate Capital Sharing Ratios of the AIMCO Members shall at all times equal twenty-five percent (25%).

          "Capital Transaction" means the sale, exchange, or similar transaction of or involving any Project or any Subsidiary (including, without limitation, a Transfer under the Buy-Sell Option). Specifically, a Capital Transaction shall not include a financing or refinancing of a Project.

          "Cash On Cash Return" means, for any period, and with respect to any Project or Projects, the percentage obtained by dividing (a) the annualized Net Operating Income of such Project(s) for such period, by (b) the sum of unreturned capital contributions, the sums due and owing under all Default Loans and all Shortfall Loans of all Members relating to such Project(s), as of the last day of such period, and the then outstanding principal balance of all Mortgage Loans secured by such Project(s), as of the last day of such period.

          "Cause" means the existence or occurrence of any of the following events or conditions with respect to any one or more of the followings Persons: (1) any AIMCO Entity; (2) any Affiliate of the Person listed in clause (1) above or any of their Affiliates in their capacity as the Person conducting property management services for any one or more of the Projects; (3) any AIMCO Individual; or (4) any other officer or employee of the entities listed in clause (1) or (2);

            (a)   the indictment for any Terrorism Law Offense (whether or not convicted),

            (b)   the willful misapplication, conversion, theft or embezzlement of any funds belonging to the Company or a Subsidiary, including, without limitation, rents, security deposits, insurance proceeds or condemnation or eminent domain awards or payments,

            (c)   the commission of fraud, knowing misrepresentation, gross negligence or willful misconduct with respect to the Company, any Subsidiary or any Project;

            (d)   any breach or violation of the representations, warranties or covenants set forth in Section 2.8 hereof (but specifically excluding those set forth on Schedule 2.8), Section 3.2(c) hereof or Section 4.16 hereof, or any Terrorism Law Offense;

            (e)   any of the Persons referred to in clause (1), (2), (3) or (4) above is or becomes a Prohibited Person;

  provided, however, that the occurrence or existence of any such events or conditions described in clauses (a), (b), (c), or (e) of this definition shall not constitute "Cause" if

              (i)  for an indictment under clause (a), the indictment is of an individual; and

             (ii)  for events or conditions under clauses (b), (c) or (e), the same were caused, be it individually or on behalf of an entity, by (X) any individual other than an AIMCO Individual, or (Y) one or more AIMCO Individuals and the aggregate monetary loss or damage to the Company and all Subsidiaries is less than the lesser of (x) one-tenth of one percent (0.1%) of all Capital Contributions, and (y) $500,000; and

            (iii)  the following actions are undertaken:

              (X)  said individual is immediately removed from all responsibilities regarding the Company, all Subsidiaries, and all Projects, upon the earlier to occur of (i) notice from Investor or (ii) any AIMCO Member becoming aware of the existence or occurrence of such event or condition, and thereafter such individual is precluded and prevented from being, and is not, involved in any fashion with the Company, any Subsidiary or any Project, and

              (Y)  if the Company, Investor or any Subsidiary has suffered monetary loss or damage as a result thereof, then, within fifteen (15) Business Days after notice thereof from Investor, the AIMCO Members compensate the Company, Investor or such Subsidiary for any such loss or damage; and

          provided further, however, that with respect to events or conditions under clause (d) of this definition,

            (A)  if any events or conditions under clause (d) of this definition involve any exchange or exchanges of consideration for goods, services or property, which transaction

              (I)   was, at the time of consummation, undertaken in violation of any Terrorism Compliance Procedures, and

              (II)  was consummated with a Prohibited Person or when consummated constituted a Terrorism Law Offense,

    then the same shall constitute Cause immediately without notice or the right to cure unless the same (i) was consented to or approved by Investor, and (ii) the AIMCO Members had provided Investor with all relevant information in the control of the AIMCO Members and their Affiliates relating to the transaction, after undertaking diligent investigations in accordance with the Terrorism Compliance Procedures, in which case the same shall not constitute Cause, and

            (B)  with respect to any other breach or violation under clause (d) of this definition, the AIMCO Members shall have ninety (90) days after notice from Investor to cure or remediate such breach or violation.

          "Certificate" has the meaning given to it in Section 2.1 hereof.

          "Change in Control" shall mean the occurrence of any of the following: (i) the acquisition, directly or indirectly, by any individual or entity or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act, except that such individual or entity shall be deemed to have beneficial ownership of all shares that any such individual or entity has the right to acquire, whether such right is exercisable immediately or only after passage of time) of more than twenty-five percent (25%) of AIMCO REIT's outstanding capital stock with voting power, under ordinary circumstances, to elect directors of AIMCO REIT; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of AIMCO REIT (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of AIMCO REIT was approved by a vote of sixty-six and two-thirds percent (66 2/3%) of the directors of AIMCO REIT (the "Incumbent Board") then still in office who were either directors at the beginning of such period, or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of AIMCO REIT then in office, provided, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of either an actual or threatened "Election Contest" (as described in

  Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a "Proxy Contest") including, without limitation, by reason of any agreement intended to avoid or settle any Election Contest or Proxy Contest; (iii) AIMCO REIT or one of its subsidiaries is not the sole general partner of AIMCO OP; or (iv) (A) AIMCO REIT consolidates with or merges with or into another entity or conveys, transfers or leases all or substantially all of its assets (including, but not limited to, real property investments) to any individual or entity, (B) any corporation consolidates with or merges into AIMCO REIT, or (C) AIMCO REIT otherwise consummates a share exchange, reorganization or business combination involving AIMCO REIT which, in any event (A), (B) or (C), is pursuant to a transaction in which the outstanding voting capital stock of AIMCO REIT is reclassified or changed into or exchanged for cash, securities or other property; provided, however, that (A) no Change in Control shall have occurred if, immediately after the events otherwise constituting the Change in Control, (1) GECC is the direct or indirect controlling party of the AIMCO Member, or (2) GECC provides financing (debt or equity) for the transaction that results in such Change in Control, and (B) the events described in clause (iv) shall not be deemed to be a Change in Control (a) if the sole purpose of such event is that AIMCO REIT is seeking to change its domicile or to change its form of organization from a corporation to a statutory business trust or (b) if (x) the holders of the exchanged securities of AIMCO REIT immediately after such transaction beneficially own at least a majority of the securities of the surviving entity normally entitled to vote in elections of directors, (y) the chairman and the president of AIMCO REIT immediately prior to the execution of the transaction agreement are the chairman and the president of the surviving entity, and (z) the individuals who were members of the Incumbent Board immediately prior to the execution of the transaction agreement constitute at least a majority of the members of the board of directors of the surviving entity.

          "Citrus Grove Project" means that certain Project known as "Citrus Grove", owned by AIMCO Citrus Grove, L.P. and located in Redlands, California.

          "Citrus Sunset Project" means that certain Project known as "Citrus Sunset", owned by AIMCO Citrus Sunset, L.P. and located in Vista, California.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any corresponding provisions of succeeding law.

          "Commitment Termination Date" means the earliest to occur of (i) the date that is eighteen (18) months after the Effective Date, (ii) the date on which the sum of the initial Project Capital Contributions of Investor, plus the aggregate Capital Contributions of Investor made or committed to be contributed to the Company, exceed $300,000,000; (iii) for Investor, the date on which Investor elects (if at all) to terminate its commitment to make Capital Contributions evidenced by written notice by Investor to the AIMCO Managing Member following the occurrence or existence of a Removal Event, or (iv) for Investor, on the one hand, and each of the AIMCO Members on the other hand, the date on which any other Member defaults in its obligation to make any corresponding Capital Contribution.

          "Company" means AIMCO JV Portfolio #1, LLC, a Delaware limited liability company.

          "Company Minimum Gain" means "partnership minimum gain" as defined in Regulations Section 1.704-2(b)(2) and 1.704-2(d).

          "Compliance Certificate" means the form of certificate attached hereto as Schedule 1.1(CA).

          "Concentration of Houston Projects" means, at any time, the ratio of (x) the Net Project Value of the Projects then-owned by the Company and its Subsidiaries in the metropolitan Houston, Texas area to (y) the Net Project Value of all Projects then owned by the Company or any Subsidiary.

          "Confidentiality Terms" has the meaning given to it in Section 2.18(b) hereof.

          "Contribution Agreement—AIMCO Sub" means that certain Contribution Agreement of even date herewith by and among AIMCO Sub, Investor and the Company.

          "Contribution Agreement—AIMCO Managing Member" means that certain Contribution Agreement of even date herewith by and among the AIMCO Managing Member, Investor and the Company.

          "Contribution and Sale Agreements" means, collectively, the Contribution Agreement—AIMCO Sub, the Contribution Agreement—AIMCO Managing Member, and the Sale Agreement, and such other contribution or sale agreements entered into after the date hereof by the Company or a Subsidiary and approved by the Members, and with respect to any Project.

          "Control" (including, as used in the terms "Controlling", "Controlled by" or "under common Control with") means the possession, directly or indirectly, through one or more intermediaries, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

          "Controlled Affiliate" means, with respect to the AIMCO Members, AIMCO REIT, AIMCO OP, or any Person, directly or indirectly, through one or more intermediaries, controlled by AIMCO REIT or AIMCO OP and in which AIMCO REIT or AIMCO OP owns, directly or indirectly, through one or more intermediaries, capital stock or other equity interests representing the right to receive at least eighty percent (80%) of all dividends or distributions, as applicable, paid by such Person.

          "CPI Increase" means, with respect to each Fiscal Year, the percentage, if any, by which the Consumer Price Index ("CPI") for the month of November in each Fiscal Year for which the CPI is then available has increased from the CPI for the month of November 2003. "CPI" means the Consumer Price Index for All Urban Consumers for All Items, U.S. City Average, as set forth in the Consumer Price Index for Standard Metropolitan Statistical Areas (1982-84=100), published by the United States Department of Labor, Bureau of Labor Statistics (the "Index"). If the Index is changed so that the base year differs from that in effect on the Effective Date, the Index shall be converted in accordance with the conversion factor published with the United States Department of Labor, Bureau of Labor Statistics. If the Index is discontinued or revised during the term of this Agreement, such other government index or computation with which it is replaced shall be used in order to obtain substantially the same result as would be obtained if the Index had not been discontinued or revised. If the Index is not replaced with any other government index or computation, then the Members shall, in good faith, agree on a suitable substitute.

          "Customary Recourse Carveouts" means exceptions to non-recourse provisions that are customary industry-wide market exceptions for traditional first priority mortgage loans secured by multifamily apartments.

          "Default Loan" has the meaning given to it in Section 6.4 hereof.

          "Default Rate" means a per annum rate of interest equal to eighteen percent (18%); provided, however, in no event will the Default Rate exceed the maximum lawful rate of interest permitted by applicable law.

          "Defaulted Acquirer" has the meaning given to it in Section 12.3(a) hereof.

          "Deferred Maintenance" means the required deferred maintenance for a Project; the scope and cost of all Deferred Maintenance is set forth in Schedule 1.1 (DM) to each of the Contribution and Sale Agreements.

          "Deferred Maintenance Default" has the meaning given to it in Section 6.3(c) hereof.

          "Deferred Maintenance Default Notice" has the meaning given to it in Section 6.3(c) hereof.

          "Depreciation" means, for each taxable year or other period, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for the year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of the year or other period, Depreciation will be an amount which bears the same ratio to the beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for the year or other period bears to the beginning adjusted tax basis, provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for the year or other period is zero, Depreciation will be determined with reference to the beginning Gross Asset Value using any reasonable method selected by the Members. Notwithstanding the foregoing of this definition, if the Company has adopted the "remedial allocation method" described in Regulations Section 1.704-3(d) with respect to any asset, Depreciation for such asset shall be determined in accordance with Regulations Section 1.704-3(d)(2), rather than in accordance with the preceding sentence.

          "Electing Notice" has the meaning given to it in Section 12.1 hereof.

          "Emergency Situation Responses" means reasonable actions, as determined in the reasonable discretion of the Manager and the Property Manager in light of the circumstances, taken in direct response to unanticipated emergency situations that create an imminent threat of material property damage or personal injury or death in order to maintain value of the Projects and resolve such emergency in short order.

          "Encumbrance" has the meaning given to it in Section 3.2(a) hereof.

          "Executive Orders" means any Presidential Executive Orders, including, without limitation, Presidential Executive Order No. 13224 (September 23, 2001).

          "Exhibit "A" Projects" means the portfolio of apartment properties listed on Schedule 1.1 (Ex. A) hereto.

          "Existing Mortgage Loans" means those Loans secured by the Exhibit "A" Projects and listed on Schedule 1.1 (EML) hereto, with aggregate outstanding balances as of the Effective Date in an amount equal to $202,685,055.

          "Existing Ramblewood Debt" has the meaning given to it in Section 9.8(a) hereof.

          "Federal Act" means the Securities Act of 1933, as amended from time to time, and any corresponding provisions of succeeding law.

          "Final AIMCO Sub Distribution" means the amount of Capital Proceeds that are distributed to the AIMCO Sub pursuant to the Final Calculation.

          "Final Calculation" means the calculation of the amount of Capital Proceeds that would be distributed to each Member upon a Liquidation Event under ARTICLE 12 hereof or ARTICLE 13 hereof, where (1) in the case of a Liquidation Event under ARTICLE 12 hereof,

            (x)   the Projects (or their corresponding Subsidiary Interests) are sold for the Valuation Amount;

            (y)   upon such Transfer the Company or the Subsidiaries pay, as a part of the actual costs incurred in consummating the Capital Transaction, all closing costs and expenses to be incurred by the Company or the Subsidiaries in connection with the exercise of the Buy-Sell Option and which the Company or the Subsidiaries are responsible to pay (but specifically excluding the costs and expenses that the AIMCO Sub is required to pay in connection with distributing the Ramblewood Project to AIMCO Sub); and

            (z)   the resulting Capital Proceeds are distributed to the Members under Section 8.3 hereof;

  and (2) in the case of a Liquidation Event under ARTICLE 13 hereof,

            (w)  the Remaining Projects and the Ramblewood Project (or their respective corresponding Subsidiary Interests) are sold for the Total Portfolio Purchase Price;

            (x)   upon such Transfer the Company or the Subsidiaries pay, as a part of the actual costs incurred in consummating the Capital Transaction, all closing costs and expenses in connection with the sale of the Remaining Projects which are required to be paid by the Company or the Subsidiaries, including, without limitation and as applicable, satisfying and paying in full or assigning, as the case may be, all Mortgage Loans applicable to the Projects and paying all corresponding any prepayment fees, yield maintenance, penalties and other costs associated with any payoff or assumption of any Mortgage Loans;

            (y)   the AIMCO Sub pays all costs and expenses in connection with distributing the Ramblewood Project to the AIMCO Sub that are in excess of the costs and expenses that would have been paid by the Company or the Subsidiaries if the Ramblewood Project was sold to third parties along with the Remaining Projects, including, without limitation, all costs and expenses under the Mortgage Loans encumbering the Ramblewood Project; and

            (z)   the resulting Capital Proceeds are distributed to the Members under Section 8.3 hereof

          "Financial Institution" means a "financial institution" as defined in the Patriot Act, the Bank Secrecy Act, any other law of similar import, or any regulations promulgated under any of them.

          "Financial Rights" means the right to receive distributions of funds and allocations of income, gain, loss, deduction and credit.

          "Financial Transaction" means any transaction subject to regulation under OFAC Laws and Regulations.

          "Fiscal Year" has the meaning given to it in Section 5.1(a) hereof.

          "Formation Expenses" has the meaning given to it in Section 2.10 hereof.

          "GECC" means General Electric Capital Corporation, a Delaware corporation, and its successor by merger, reorganization or reincorporation under the laws of another jurisdiction. GECC is an Affiliate of Investor.

          "GECC Affiliate" means any Person, directly or indirectly, through one or more intermediaries, Controlling, Controlled by, or under common Control with, GECC or General Electric Company.

          "Government Lists" means (i) the SDN List, (2) the Denied Persons List and the Entity List maintained by the United States Department of Commerce, (3) the List of Terrorists and List of Disbarred Parties maintained by the United States Department of State, (4) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the OFAC Laws and Regulations and made publicly available, (5) any other similar list maintained by the United States Department of State, the United States Department of Commerce or any other Governmental Authority or pursuant to any Executive Order of the President of the United States of America and made publicly available, and (6) any list or qualification of "Designated Nationals" as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, as all such Government Lists may be updated from time to time.

          "Governmental Authority" means the United States of America, any of the several states, any county or municipality in which a Project is located, and any agency, authority, court, department, commission, board, bureau or instrumentality of any of them.

          "Governmental Requirements" means, collectively, all applicable laws, statutes, ordinances, regulations, tariffs, judicial or administrative orders, and procedural requirements imposed by any political subdivision, any agency thereof, any regulated public utility company, or other Governmental Authority regulating or affecting the applicable Person or Project.

          "Gross Asset Value" has the meaning given to it in Section 9.2 hereof.

          "Gross Project Value" means, for a Project, the Gross Project Value for such Project set forth on Schedule 1.1(GPV) attached hereto, as such schedule is amended from time to time to include the Gross Project Value of each additional Project acquired by the Company or a Subsidiary.

          "HLBV" has the meaning given to it in Section 5.1(c) hereof.

          "Hypothetical AIMCO Sub Distribution" means the amount of Capital Proceeds that would be distributed to the AIMCO Sub pursuant to the Hypothetical Calculation.

          "Hypothetical Calculation" means the hypothetical calculation of the amount of Capital Proceeds that would be distributed to each Member upon the sale under ARTICLE 13 hereof of the Projects where

            (w)  the Remaining Projects (or their corresponding Subsidiary Interests) are sold for the Hypothetical Remaining Projects Purchase Price;

            (x)   the Ramblewood Project is sold for an amount equal to the RP Value;

            (y)   upon such Transfers the Company or the Subsidiaries pay, as a part of the actual costs incurred in consummating the Capital Transaction, all closing costs and expenses in connection with such Transfers, including, without limitation, (1) satisfying and paying in full all Mortgage Loans applicable to the Remaining Projects and paying all corresponding prepayment fees, yield maintenance, penalties and other costs associated with any payoff of any Mortgage Loans applicable to the Remaining Projects, and (2) the assumption of the Mortgage Loans encumbering the Ramblewood Project and paying all such corresponding fees and costs; and

            (z)   the resulting Capital Proceeds are distributed to the Members under Section 8.3 hereof.

          "Hypothetical Remaining Projects Purchase Price" means the Purchase Price of the Remaining Projects, assuming that the Company and Subsidiaries pay (1) all Mortgage Loans applicable to the Remaining Projects in full at closing and (2) all closing costs and expenses in connection with such sale, including, without limitation, paying all prepayment fees, yield maintenance, penalties and other costs associated with any payoff of any Mortgage Loans applicable to the Remaining Projects.

          "Inflation Adjusted" means, when used with respect to any number or item, that the number or item will be increased by the CPI Increase, if any, for the applicable period.

          "Initiating Member" has the meaning given to it in Section 13.2 hereof.

          "Initiating Notice" has the meaning given to it in Section 12.1 hereof.

          "Insurance Program" means a complete and detailed program of insurance (including the insurance required by Section 4.14 hereof) for the Company, its Subsidiaries and the Projects prepared by the Manager and approved by Investor, as amended and updated from time to time with the approval of Investor. The initial Insurance Program will form a part of the Company's initial Annual Business Plan. In no event shall the Insurance Program provide for less insurance than that reflected in Schedule 1.1 (INS) hereto without the approval of Investor.

          "Integrity Policy" means the Company's Ethical Business Practices Policy, a copy of which is attached hereto as Schedule 1.1 (IP), and which is hereby adopted by the Members, as such policy may be amended from time to time.

          "Interest Holders" means, with respect to any Person, any other third party Persons who hold direct ownership interests in such Person through (x) interests in a U.S. Publicly-Traded or Pension Entity, or (y) limited partnership interests in an "operating partnership" of a real estate investment trust. For the avoidance of doubt, "Interest Holders" includes Persons whose only interest (1) in GECC, General Electric Company, or AIMCO REIT is as a shareholder in such Person, or (2) in AIMCO OP is as a limited partner (including, without limitation, such Person's assignees or transferees who only hold such limited partner interests).

          "Internal Rate of Return" or "IRR" means the annual percentage rate which, when used as a discount rate to determine the net present value of Investor's Capital Contributions and cash distributions to Investor from the Company pursuant to ARTICLE 8 hereof and Section 13.1(c)(2) hereof (treating cash contributions as negative numbers and cash distributions as positive numbers), results in a net present value of zero, calculated as of the last day of the Fiscal Year quarter in which Investor's initial Capital Contribution was made. The Internal Rate of Return shall be calculated on a quarterly basis. For example, Investor shall have received an annualized 11% Internal Rate of Return for all Projects if the difference between the aggregate of the following is zero: (a) the sum of all Capital Contributions heretofore made or deemed made to the Company by Investor each discounted to present value at an annualized rate of eleven percent (11%) from the last day of the Fiscal Year quarter in which such contribution was made and (b) the sum of all cash distributions allocated to Investor pursuant to Section 8.1(f)(4) hereof, or made to Investor pursuant to Section 8.3 hereof, Section 8.4 hereof and Section 13.1(c)(2) hereof, discounted to present value at an annual rate of eleven percent (11%) from the last day of the respective Fiscal Year quarter in which such distribution was made, with "present value" being the value as of the last day of the Fiscal Year quarter in which the Effective Date occurs.

          The IRR for a Project or Projects shall be calculated based on the Capital Contributions made by Investor with respect to such Project or Projects and cash distributions received or deemed to have been received from time to time by Investor and attributable to such Project or Projects. For this purpose, (i) closing costs incurred in connection with the acquisition of more than one Project shall be allocated among such Projects pro rata based on their Net Project Values, (ii) Available Cash shall be attributed to each Project in accordance with such Project's Available Cash pursuant to Section 8.1(f)(4) hereof, (iii) distributions of Capital Proceeds shall be allocated and attributed to a Project or Projects in accordance with Section 8.1 and Section 8.3 hereof, (iv) distributions of Net Refinancing Proceeds shall be allocated and attributed to a Project or Projects in accordance with Section 8.1 and Section 8.4 hereof, and (v) RSD Payments made to Investor shall be allocated to a Project or Projects in accordance with Section 13.1(c)(6) hereof.

          "Lender Indemnities" has the meaning given to it in Section 7.1(c) hereof.

          "Liquidation Event" means a transaction in which the Company sells, transfers, conveys, contributes or otherwise disposes of all of the Company's and its Subsidiaries' remaining Projects.

          "Loan Payoff" has the meaning given to it in Section 12.2 hereof.

          "Loan Assumption" has the meaning given to it in Section 12.2 hereof.

          "Major Decisions" means any of the matters described below:

            (1)    Certificate.    Subject to Section 2.14 hereof, amending the Certificate of the Company that is filed with the Secretary of State of the State of Delaware, or filing or amending the Certificate of any Subsidiary.

            (2)    Forming Entities.    To the extent not otherwise expressly approved as part of an approved Annual Business Plan, the establishment of any Subsidiary, and the terms, provisions and conditions of its governing agreements and any amendments or modifications thereof, and the designation of any Persons to serve on its board of directors or other governing body.

            (3)    Annual Business Plan.    Approving or adopting an Annual Business Plan under Section 4.3 hereof.

            (4)    Transfers.    Any sale, transfer, exchange, hypothecation or encumbrance of all, any part of, or any direct interest in, a Subsidiary or a Project and, in each such case, the material terms and conditions thereof, excluding (A) any sale of a Project consummated in accordance with ARTICLE 13 hereof; (B) the Transfer of an interest in a Project or a Subsidiary pursuant to the exercise of the Buy-Sell Option under ARTICLE 12 hereof; (C) Transfers specifically identified in an Annual Business Plan, (D) sales, exchanges, conveyances, Transfers or other dispositions of personal property or fixtures used in the operation and management of a Project in the ordinary course of business, (E) granting easements and similar agreements for the sole benefit of the Project (and no other property), so long as any such easement (x) does not materially interfere with the use and operation of the Project, (y) does not materially and adversely affect the Project's value, and (z) is consistent with the overall use and operation of, or any development, redevelopment or renovation plan, for such Project, and (F) Permitted Mortgage Loans. For the avoidance of doubt, removal of the AIMCO Managing Member as the Manager under Section 4.8 hereof or otherwise is not a Transfer.

            (5)    Indebtedness.    Regarding the Company or any Subsidiary, (A) other than Shortfall Loans, Default Loans or Permitted Mortgage Loans, incurring, becoming liable for, or permitting to exist, any mortgage, financing or other indebtedness for borrowed money, and selecting the lender therefor, (B) other than Customary Recourse Carveouts, guaranteeing or assuming the obligations of any Person, (C) other than Customary Recourse Carveouts, indemnifying the acts or obligations of any Person, (D) other than a loan to a Subsidiary or trade payables incurred in the ordinary course of business and in accordance with an approved Operating Budget or for Emergency Situation Responses, and receivables from tenants in the ordinary course of business, loaning any funds or money, extending credit or otherwise providing financial accommodations to any Person, and (E) except for Default Loans, Shortfall Loans or Permitted Mortgage Loans, amending, modifying, renewing, extending, prepaying or terminating (including, without limitation, any deed in lieu of foreclosure transaction or similar transfer or forfeiture), as applicable, any indebtedness, guaranty or indemnity, or exercising any material rights or options granted thereunder.

            (6)    Corporate Transactions.    Regarding the Company or any Subsidiary, the issuance or sale of any securities, and any valuation of assets or pricing of securities relating to the foregoing; soliciting, committing to, or entering into any merger, consolidation, reorganization, business combination, share or equity interest sale, exchange or other disposition, recapitalization, restructuring or consolidation.

            (7)    Financial Matters.    Regarding Company and Subsidiary financial affairs, (A) selecting an auditor other than KPMG LLP or Ernst & Young LLP, (B) changing major accounting policies, including, without limitation, selecting accounting methods and treating and allocating transactions for federal and state income, franchise or other tax purposes,

    (C) selecting any banks for Company and Subsidiary funds other than an institutional lender with a national reputation for maintaining commercial deposit accounts; or (D) withholding, creating, increasing or decreasing any Company or Subsidiary reserves other than as required by generally accepted accounting principles and, for cash reserves only, other than in accordance with the approved Operating Budget.

            (8)    Additional Capital Contributions.    Except as may be otherwise expressly provided for herein for Deferred Maintenance, the making of any request that the Members make Additional Capital Contributions to the Company.

            (9)    Leasing.    Regarding leases of space in the Projects: (i) using any lease form other than the standard lease form adopted by AIMCO OP and its Affiliates for its other properties, as modified from time to time, or (ii) other than as set forth in the Annual Business Plan or in accordance with sound commercial business practices applicable to national multifamily apartment community operators, approving or changing leasing guidelines (including, without limitation, minimum rental rates, minimum and maximum length of lease terms and credit standing of tenants).

            (10)    Project Decisions.    (A) Engaging a Property Manager other than an Affiliate of AIMCO OP, other than pursuant to Section 4.8(c) hereof; (B) entering into a Property Management Agreement on a form that that has not been approved in advance by the Members, other than pursuant to Section 4.8(c) hereof; (C) other than as set forth in the Annual Business Plan, changing or varying the zoning conditions or other entitlements for a Project which change or variance is inconsistent with the current use or which would have a material adverse impact on the value of the Project, or filing any application or other petition therefor; and (D) any decision to not comply with health, access and other Governmental Requirements.

            (11)    Legal Action.    Taking or initiating any judicial, administrative or other legal action on behalf of the Company or a Subsidiary in or before any court, governmental agency or board or arbitrator; settling or compromising any claim by or against the Company or a Subsidiary, or negotiating or entering into any agreements with any Governmental Authority or quasi-governmental authority, excluding, however, (A) initiating any action (i) to collect rentals and other amounts payable to the Company or any Subsidiary under leases and other occupancy agreements affecting a Project, or (ii) to dispossess any defaulting tenant or occupant, or (iii) against vendors, suppliers or subcontractors in the ordinary course of business, (iv) to appeal ad valorem or other property tax assessments, and (B) settling suits brought by a tenant and other liability claims for which the Company or such Subsidiary maintains insurance so long as the amount claimed in any such action or suit does not exceed $1,000,000 and is covered by such insurance.

            (12)    Bankruptcy.    Filing of any petition or consenting to the filing of any petition that would subject the Company or any Subsidiary to a Bankruptcy.

            (13)    Affiliate Agreements.    Entering into, amending, modifying or changing any agreement or arrangement with AIMCO REIT, AIMCO OP, or any of their respective Affiliates other than as expressly herein contemplated (including, without limitation, Section 4.12 hereof).

            (14)    Distributions.    Except as may be otherwise expressly provided for herein, any distributions of Available Cash, Capital Proceeds or Net Refinancing Proceeds by the Company.

            (15)    Environmental.    Any environmental matter or decision relating to the Company, a Subsidiary or a Project, including, without limitation, selecting environmental consultants (except for consultants then listed on an Investor-approved list, as such list may be updated or changed by Investor from time to time) and adopting and implementing any program or action to remove or otherwise remediate hazardous materials, including, without limitation, any operation and maintenance program. The Members acknowledge that the Manager is authorized to implement the specific actions set forth in the initial operation and maintenance programs that are approved by the Members.

            (16)    Service Contracts.    Except as set forth in an Annual Business Plan, entering into any material service or supply contract for a Project that has a term of more than one (1) year or which is not consistent with prudent business practices for owners of multi-family apartment communities.

            (17)    Material Effect.    Except for Emergency Situation Responses, entering into any agreement, incurring any obligation or taking any other action with respect to the Company, a Subsidiary, or a Project which, considered before the taking thereof, could reasonably be expected to have a Material Adverse Effect on the Company's or any Subsidiary's business or affairs or which would be considered by reasonably prudent Person to be out of the ordinary course of the business of the Company or a Subsidiary.

          "Major Dispute" means (1) the failure of the Members to agree upon or approve any Major Decision, (2) failure of the Members to agree in advance whether or not the AIMCO Members will fund any Shortfall with a Shortfall Loan pursuant to Section 6.4(c)(ii) hereof; (3) failure of the Members to adopt suggested changes to the Integrity Policy when proposed under Section 4.16 hereof; or (4) an Appraiser Deadlock pursuant to the last sentence of Section 11.13 hereof and, in the case of clauses (1) through (4), which failure to agree has continued for a period of thirty (30) days after written notice thereof (the "Major Dispute Notice") has been given by a Member to Investor, on the one hand, and the AIMCO Managing Member, on the other hand. In order to be effective, any Major Dispute Notice must contain a description of the Major Decision on which the Members have been unable to agree and must contain the following language typed in BOLD PRINT on the face of the Major Dispute Notice:

      THIS NOTICE IS GIVEN PURSUANT TO THE LIMITED LIABILITY COMPANY AGREEMENT OF AIMCO JV PORTFOLIO #1, LLC (THE "AGREEMENT") IN ORDER TO ADVISE A MEMBER THAT A MAJOR DISPUTE WILL EXIST UNDER THE AGREEMENT UNLESS INVESTOR ON THE ONE HAND, AND THE AIMCO MEMBERS ON THE OTHER HAND, ARE ABLE TO AGREE WITHIN THIRTY (30) DAYS WITH RESPECT TO THE MATTER OR MATTERS SET FORTH IN THIS NOTICE.

          "Management Rights" means the right of a Member to participate in the management of the Company to the extent herein expressly provided.

          "Manager" means the AIMCO Managing Member, as the initial Manager, and each Person hereafter designated as a Manager in accordance with this Agreement, until such Person ceases to be a Manager of the Company. The Manager is not required to be a Member.

          "Material Adverse Effect" shall mean any actual or reasonably anticipatable loss, cost, expense, claim, or damage (including, without limitation, any diminution in value) equal to or in excess of the lesser of $10,000,000 or two and one-half percent (2.5%) of the aggregate Net Project Value for all Projects then owned by the Company or a Subsidiary (as Net Project Value was determined for each Project as of the date such Project is acquired by or on behalf of the Company, including, without limitation, the Net Project Values for the Exhibit "A" Projects as set forth in the Contribution and Sale Agreements).

          "Material Damage" means any damage or destruction, the cost or repair of which exceeds ten percent (10%) of the Valuation Amount of such Project.

          "Material Portion" means any portion of the Project (i) having a value in excess of ten percent (10%) of the Valuation Amount of such Project, or (2) containing any vehicular accessway to or from the Project and any public right-of-way or private easement linking the Project to a public right-of-way, or (3) containing parking spaces that, if taken, would result in the Project being in violation of applicable Government Requirements.

          "Member Nonrecourse Debt" means "partner nonrecourse debt" as defined in Regulations Sections 1.704-2(b)(4) and 1.752-2.

          "Member Nonrecourse Debt Minimum Gain" means "partner nonrecourse debt minimum gain" as defined in Regulations Section 1.704-2(i)(3).

          "Member Nonrecourse Deductions" means "partner nonrecourse deductions" as defined in Regulations Section 1.704-2(i)(2).

          "Members" means, initially, Investor, the AIMCO Managing Member, AIMCO Sub, and, subsequently, each Person hereafter admitted as a member of the Company in accordance with this Agreement, in each case, until such Person ceases to be a member of the Company.

          "Membership Interests" means all of the rights and interests of whatsoever nature of the Members in the Company, including each Member's respective Management Rights and Financial Rights.

          "Moral Turpitude Event" means, with respect to any Person, the indictment of such Person for a felony involving a crime of moral turpitude; provided, however, such indictment shall not constitute a Moral Turpitude Event if (1) the indictment is of an individual; and (2) the following actions are undertaken:

            (X)  said individual is immediately removed from all responsibilities regarding the Company, all Subsidiaries, and all Projects and thereafter such individual is precluded and prevented from being, and is not, involved in any fashion with the Company, any Subsidiary or any Project, and

            (Y)  if the Company, Investor or any Subsidiary has suffered monetary loss or damage as a result thereof, then, within fifteen (15) Business Days after notice thereof from Investor, the AIMCO Members compensate the Company, Investor or such Subsidiary, as applicable, for any such loss or damage.

          "Mortgage Loan" means any indebtedness of any Subsidiary secured by, among other things, a real property interest in a Project.

          "Mortgage Loan Assumption Fees" has the meaning given to it in Section 12.2 hereof.

          "Mortgage Loan Payoff Fees" has the meaning given to it in Section 12.2 hereof.

          "Net Operating Income" means, with respect to each Subsidiary and for any period, the amount by which Operating Revenues of the Project(s) owned by such Subsidiary exceed Operating Expenses of the Project(s) for such period.

          "Net Project Value" means, with respect to a Project, the amount by which (x) the Gross Project Value of such Project exceeds (y) the sum of (1) the outstanding balance of, and any accrued but unpaid interest or deferred interest on, any Mortgage Loan for such Project and

  (2) the agreed upon projected cost for required Deferred Maintenance for such Project which has not been completed.

          "Net Refinancing Proceeds" means the funds received from a financing or refinancing of a Project, net of the actual costs incurred by the Company or the applicable Subsidiary in consummating such financing or refinancing, and net of any indebtedness relating to such Project repaid in connection therewith. For the avoidance of doubt, Available Cash and Capital Proceeds are not Net Refinancing Proceeds.

          "Non-Controllable Items" means all non-controllable operating expenses of a Project, being, real estate taxes, utilities, insurance (so long as the increases are consistent with then-industry-wide insurance practices for multifamily apartments in the respective markets) and governmental assessments.

          "Non-Initiating Member" has the meaning given to it in Section 13.2 hereof.

          "OFAC" means the Office of Foreign Assets Control, United States Department of the Treasury, or any other office, agency or department that succeeds to the duties of OFAC.

          "OFAC Laws and Regulations" means (a) any lists, laws, rules, sanctions and regulations maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation, including the Trading with the Enemy Act, 50 U.S.C. App. § 1 et seq., the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., the Iraq Sanctions Act, Pub. L. 101-513, Title V, §§ 586 to 586J, 104 Stat. 2047, the National Emergencies Act, 50 U.S.C. §§ 1601 et seq., the Antiterrorism and Effective Death Penalty Act of 1996, Pub. L. 104-132, 110 Stat. 1214-1319, the United Nations Participation Act, 22 U.S.C. § 287c, the International Security and Development Cooperation Act, 22 U.S.C. § 2349aa-9, the Nuclear Proliferation Prevention Act of 1994, Pub. L. 103-236, 108 Stat. 507, the Foreign Narcotics Kingpin Designation Act, 21 U.S.C. §§ 1901 et seq., the Iran and Libya Sanctions Act of 1996, Pub. L. 104-172, 110 Stat. 1541, the Cuban Democracy Act, 22 U.S.C. §§ 6001 et seq., the Cuban Liberty and Democratic Solidarity Act, 22 U.S.C. §§ 6021-91, and the Foreign Operations, Export Financing and Related Programs Appropriations Act, 1997, Pub. L. 104-208, 110 Stat. 3009-172 and all amendments thereto; (b) all regulations, executive orders, or administrative orders of any kind issued under these statutes; (c) any other applicable civil or criminal federal or state laws, regulations, or orders that (i) limit the use of and/or seek the forfeiture of proceeds from illegal transactions; (ii) limit commercial transactions with designated countries or individuals believed to be terrorists, narcotics dealers or otherwise engaged in activities contrary to the interests of the United States; or (iii) are designed to disrupt the flow of funds to terrorist organizations; and (d) any other civil or criminal federal or state laws, regulations, or orders of similar import.

          "Offer" has the meaning given to it in Section 13.2 hereof.

          "Offeree" has the meaning given to it in Section 12.1 hereof.

          "Offeror" has the meaning given to it in Section 12.1 hereof.

          "Officers" has the meaning given to it in Section 4.7 hereof.

          "Old Business Plan" has the meaning given to it in Section 4.3(c)(2) hereof.

          "Operating Budget" means the annual operating budget for the Company, prepared by the Manager and approved in writing by Investor, and setting forth by line item the estimated capital and Operating Expenses of the Company for the then current or immediately succeeding Fiscal Year and for each month and each calendar quarter of such Fiscal Year, which consolidates all Project Operating Budgets and is in such detail as Investor shall reasonably require, including rents, revenues and other receipts of the Company. Any reference in this Agreement to an "approved Operating Budget" means an Operating Budget, as so approved by the Members.

          "Operating Expenses" means, with respect to each Project and for any period, the current obligations of the Project for such period, determined in accordance with generally accepted accounting principles and applicable to commercial real estate, consistently applied, for (a) operating expenses of the Project, including any fees paid under this Agreement, or any agreement expressly contemplated hereby, (b) capital expenditures not paid with Additional Capital Contributions, (c) increases in reserves (including, without limitation, the Capital Reserve and the Tax and Insurance Reserve), and (d) expenses incurred by the Company and properly allocable to such Project, or if not properly allocable to a particular Project, then such expenses will be allocated among all Projects pro-rata according to the Net Project Value of the Projects; provided that Operating Expenses shall not include any of the foregoing items paid from reserves. Operating Expenses shall include (a) the fees paid to the Property Manager pursuant to approved Property Management Agreements and (b) all costs and expenses incurred by Investor and allocated to such Project pursuant to Section 4.16(c) hereof, but shall not include (i) any debt service on loans to the Company, (ii) any Formation Expenses or (iii) any Subsidiary nor any non-cash expenses such as depreciation or amortization.

          "Operating Revenues" means, with respect to each Project and for any period, the gross revenues of the Project arising from the ownership and operation of the Project during such period, including proceeds of any business interruption insurance and amounts advanced by the Company or another Subsidiary to such Subsidiary to fund reserves for such Project, and decreases in reserves, but specifically excluding Capital Proceeds, Net Refinancing Proceeds and Capital Contributions made by the Members with respect to such Project.

          "Patriot Act" means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, Public Law 107-56 (October 26, 2001), as the same may be amended from time to time, and corresponding provisions of future similar laws.

          "Performance Test" means, for a Project, that the Project's (x) Available Cash for a Fiscal Year quarter is equal to or greater than eighty percent (80%) of the Available Cash projected for such Project in the applicable approved Project Operating Budget, or (y) occupancy under written leases at the Project is equal to or greater than eighty percent (80%) of the occupancy rate of comparable multifamily projects in the same market for a period of one calendar quarter.

          "Performance Test Default" means the failure of a Project to meet a Performance Test.

          "Permitted Liens" means any of the following liens:

              (i)  liens on any Project with respect to the payment of Taxes (as defined in the Contribution and Sale Agreements) in all cases which are not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained;

             (ii)  liens on any Project arising by statute and liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other liens on any Project imposed by law created in the ordinary course of business for amounts not yet due and payable or which are being contested in good faith by appropriate proceedings and which have been bonded over within thirty (30) days after the date upon which notice of the lien is received;

            (iii)  "Permitted Liens", as defined under the Contribution and Sale Agreements or other liens and encumbrances as approved by the Members; and

            (iv)  rights of parties in possession, as tenants only, under the Leases (as defined in the Contribution and Sale Agreements).

          "Permitted Mortgage Loan" means a first priority Mortgage Loan, secured by a single Project that is incurred to refinance an Existing Mortgage Loan under the following conditions:

            (a)    Old Mortgage Loan Prepayment.    No prepayment penalty, yield maintenance, defeasance or other penalty shall be due, paid or payable in connection with the refinancing, except in the event that interest savings (assuming equal principal amounts under the old Mortgage Loan and the new Mortgage Loan) during the first six (6) months of the new Mortgage Loan will exceed the amount of such prepayment penalty, yield maintenance, defeasance or other penalty.

            (b)    Lender.    The lender is an institutional lender (e.g., Freddie Mac, Fannie Mae, a life insurance company, a pension fund) not affiliated with AIMCO REIT or any AIMCO Member and with a national reputation in real estate finance.

            (c)    Ratios.    The loan to value ratio shall not exceed sixty-five percent (65%), as reasonably determined by the Manager and the applicable lender, and the debt service coverage ratio at closing must equal or exceed 1.50:1, as reasonably determined by the AIMCO Managing Member.

            (d)    Interest Rate.    The new Mortgage Loan interest rate must not exceed (x) in the case of a fixed rate loan, prevailing market rates and (y) in the case of a floating rate loan, the lesser of (a) prevailing market rates or (b) 300 basis points over 1 month LIBOR.

            (e)    Term.    A term not to exceed the earlier of (x) five (5) years or (y) the eighth (8th) anniversary of the Effective Date; provided that such Mortgage Loan is prepayable at par from and after the seventh (7th) anniversary of the Effective Date.

            (f)    Amortization.    Interest only or amortized on a thirty (30) year amortization schedule.

            (g)    New Mortgage Loan Prepayment.    The prepayment penalty terms are: (A) for Mortgage Loans having terms of five (5) years or greater (1) during the first (1st) Mortgage Loan year, either no prepayment is permissible or prepayment is permissible with a penalty not to exceed three percent (3%) of the then-outstanding balance of the Mortgage Loan; (2) during the second (2nd) loan year, prepayment is permissible with a penalty not to exceed two percent (2%) of the then-outstanding balance of the Mortgage Loan, (3) during the third (3rd) loan year, prepayment is permissible with a penalty not to exceed one percent (1%) of the then-outstanding balance of the Mortgage Loan, and (4) thereafter, prepayable at par (i.e., without prepayment penalty, yield maintenance, defeasance or other penalty) at any time; and (B) for Mortgage Loans of less than five (5) years, (1) during the first (1st) Mortgage Loan year, either no prepayment is permissible or prepayment is permissible with a penalty not to exceed one percent (1%) of the then-outstanding balance of the Mortgage Loan, and (2) thereafter, prepayable at par. Notwithstanding the foregoing, all Permitted Mortgage Loans must be prepayable at par (X) during the final loan year and (Y) at any time after the seventh (7th) anniversary of the Effective Date.

            (h)    Company and Subsidiary Transfers; Assumption.    The new Mortgage Loan documents must provide (a) that all permitted transfers and remedies under this Agreement and the organizational and formation documents of the Subsidiaries, including, without limitation, transfer rights of members in the Company under Section 3.2 hereof, Removal under Section 4.8 hereof, Transfers under ARTICLE 13 hereof, the Buy-Sell Option under ARTICLE 12 hereof, and rights to terminate Property Managers under this Agreement, may be exercised with notice to the lender but without the approval of, or the imposition of any fee, payment or other compensation to, the lender, provided that in the case of the replacement of a Property Manager the replacement Property Manager has experience in managing multifamily properties, (b) a one time right to transfer the applicable Project for aggregate fees not to exceed one percent (1%) of the then-outstanding balance of the Mortgage Loan, provided that no fees or penalties shall be assessed or due for any transfer under clause (a) above, and (c) only customary lender approval rights, if any, on other transfers.

            (i)    Recourse.    Recourse only to the Subsidiary borrower or the single purpose entity general partner or managing member of the Subsidiary borrower (and specifically not the Company), including, without limitation, for customary exceptions to non-recourse provisions (for "bad-boy" acts and environmental matters), and with no assets other than the Project subject to the financing,

            (j)    Single Asset Borrower; No Cross-Collateralization.    The borrower under the Mortgage Loan must be a single asset Subsidiary borrower, the Mortgage Loan must be secured only by the single Project owned by the single asset Subsidiary borrower, and the Mortgage Loan must not be cross-collateralized or cross-defaulted with any other Project or other collateral.

            (k)    Fees.    All broker, origination, commitment and similar fees must not exceed, in the aggregate, one percent (1%) of the original funded amount of the Mortgage Loan.

            (l)    Tax Protection Provisions.    The Mortgage Loan will not cause or result in any consequences to the Company, any General Partner, any Subsidiary or Investor under any tax protection agreement.

          "Person" means any individual, sole proprietorship, corporation, partnership, joint venture, association, joint stock company, employee benefit plan, pension plan or trust, business trust, trustee, estate, limited liability company, unincorporated organization, real estate investment trust, Governmental Authority or other form of entity.

          "Pledge" means the granting of a security interest in the equity of a Person.

          "Prime Rate" means, for each calendar month, the highest prime rate reported in the Money Rates column or section of The Wall Street Journal published on the second Business Day of that month, as having been the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of the first Business Day of such month. If The Wall Street Journal ceases publication of the Prime Rate, the "Prime Rate" shall mean the prime rate (or base rate) announced by Bankers Trust Company, New York, New York, or its successors (whether or not such rate has actually been charged by such bank). If such bank discontinues the practice of announcing the Prime Rate, the "Prime Rate" shall mean the highest rate charged by such bank on short-term, unsecured loans to its most creditworthy large corporate borrowers.

          "Proceeding" has the meaning given to it in Section 4.14 hereof.

          "Profits" and "Losses" mean, for each taxable year or other period, an amount equal to the Company's taxable income or loss for the year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss or deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

            (1)   Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses will be added to taxable income or loss;

            (2)   Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Regulations Section 1.704-1(b)(2)(iv)(i),

    and not otherwise taken into account in computing Profits or Losses, will be subtracted from taxable income or loss;

            (3)   Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Gross Asset Value of the property, notwithstanding that the adjusted tax basis of the property differs from its Gross Asset Value;

            (4)   In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account Depreciation for the taxable year or other period;

            (5)   Any items which are specially allocated under Section 9.3(c) hereof or Section 9.3(d) hereof shall not be taken into account in determining Profits or Losses; and

            (6)   If the Gross Asset Value of any Company asset is adjusted under Section 9.2(b) hereof or Section 9.2(c) hereof, the adjustment will be taken into account as gain or loss from disposition of the asset for purposes of computing Profits or Losses.

          "Prohibited Person" means (a) a person who (1) has been determined by competent authority to be subject to the prohibitions in any of the OFAC Laws and Regulations or (2) is on any of the Government Lists, (b) a person who is a "designated national," "Specially designated national," "specially designated terrorist," "specially designated global terrorist," "foreign terrorist organization," "specially designated narcotics trafficker," or "blocked person" within the definitions set forth in the Foreign Assets Control Regulations contained in 31 C.F.R., Subtitle B, Chapter V, as amended (the "OFAC Regulations") or who otherwise appears on the list of Specially Designated Nationals and Blocked Persons, Appendix A to the OFAC Regulations; (c) the government, including any political subdivision, agency, instrumentality, or national thereof, of any country against which the United States maintains economic sanctions or embargos; (d) a person who is described in section 1 of Executive Order 13224—Blocking Property and Prohibiting Transactions with Persons who Commit, Threaten to Commit, or Support Terrorism, effective September 24, 2001; (e) a Person owned or controlled by any of the Person listed in subparagraphs (a) - (d) above; or (f) a Person who has been (x) convicted of an offense or (y) determined by a Governmental Authority to be subject to criminal or civil penalties, under any other civil or criminal federal or state law, regulation, or order of similar import to those set forth in subparagraphs (a) - (d) above, as each such law, regulation, or order has been or may be amended, adjusted, or modified or revised from time to time.

          "Project" means, individually, any apartment property owned by the Company or its Subsidiaries, whether an Exhibit "A" Project or another apartment property acquired after the Effective Date pursuant to this Agreement.

          "Project Capital Contributions" means the cash and Subsidiary Interests contributed to the Company pursuant to Section 6.1(a) hereof and Project Capital Contributions for Deferred Maintenance pursuant to Section 6.3 hereof.

          "Project Operating Budget" means the annual budget for each Project owned by the Company or a Subsidiary, setting forth the estimated rents, revenues, and other receipts and property Operating Expenses and capital items for such Project for the then current or immediately succeeding Fiscal Year and each Fiscal Year quarter of said Fiscal Year as approved by the Members. Any reference in this Agreement to an "approved Project Operating Budget" means a Project Operating Budget, as unanimously approved by the Members in accordance with Section 4.3 hereof.

          "Project Operating Budget Overrun" shall occur when the aggregate Operating Expenses (including, without limitation, Capital Enhancements and Capital Replacements) for any Project for a Fiscal Year exceed by ten percent (10%) or more the Operating Expenses set forth in the applicable Project Operating Budget.

          "Project Shortfall Event" has the meaning given to it in Section 6.4(b) hereof.

          "Property Level Default" means, with respect to a Project, that either (1) the Property Manager is in default under the property management agreement for such Project beyond any applicable notice and cure periods, or (2) a Performance Test Default has occurred with respect to such Project.

          "Property Management Agreements" has the meaning given to it in Section 4.12(a) hereof.

          "Property Manager" has the meaning given to it in Section 4.12(a) hereof.

          "Proposed Purchase Price" has the meaning given to it in Section 13.2 hereof.

          "Purchase Price" has the meaning given to it in Section 13.2(b) hereof.

          "Ramblewood Project" means that certain Project known as "Ramblewood", owned by AIMCO Ramblewood Residential, LLC and located in Grand Rapids, Michigan.

          "Regulations" means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Regulations shall include any corresponding provisions of succeeding, similar, substitute proposed or final Regulations.

          "Regulatory Allocations" has the meaning given to it in Section 9.3(d) hereof.

          "Remaining Projects" means all of the Projects then-owned by the Company or its Subsidiaries, other than the Ramblewood Project.

          "Removal Event" has the meaning given to it in Section 4.8(a) hereof.

          "Replacement Acquirer" has the meaning given to it in Section 12.3(a) hereof.

          "Replacement Debt" has the meaning given to it in Section 9.8(c) hereof.

          "Requisite Sale Date" has the meaning given to it in Section 13.1(c)(2) hereof.

          "Residual Sharing Ratios" means the percentages in which Members participate in distributions of Available Cash and Capital Proceeds pursuant to Section 8.2(c), Section 8.3(X)(h), Section 8.3(Y)(f) and Section 8.3(Z)(e) hereof. The Residual Sharing Ratios of the Members are as follows:

AIMCO Managing Member	68%
AIMCO Sub	27%
Investor	5%.

  Each individual AIMCO Member's Residual Sharing Ratio may change from time to time as determined by the Manager based on the relative amount of Capital Contributions (including, without limitation, Additional Capital Contributions) made by the AIMCO Members and Transfers of Membership Interests between the AIMCO Members; provided, however, that (1) the aggregate Residual Sharing Ratios of the AIMCO Members shall at all times equal ninety-five percent (95%) and (2) each individual AIMCO Member's Residual Sharing Ratio shall at all times be in the same proportion to each other as the AIMCO Members' Capital Sharing Ratios are to each other.

          "Response Period" has the meaning given to it in Section 13.3 hereof.

          "Return Accounts" means, collectively for a Project, such Project's 8.25% Return Account, 8.75% Return Account, 11% Return Account and 11.25% Return Account.

          "RP Value" means the fair market value of the Ramblewood Project (net of the outstanding balances of then-existing Mortgage Loans encumbering the Ramblewood Project) as determined through arbitration in accordance with Section 11.13(b) hereof.

          "RP True-Up Amount" means, for purposes of the Final Calculation, the positive cash amount, if any, that the Valuation Amount or the Total Portfolio Purchase Price, as the case may be, must be increased in order for the Final Calculation, when calculated without any adjustment to the distribution waterfall under ARTICLE 8 hereof, to result in a Final AIMCO Sub Distribution equal to one hundred percent (100%) of the RP Value.

          "RSD Payment" has the meaning given to it in Section 13.1(c)(2) hereof.

          "RSD Payment Date" has the meaning given to it in Section 13.1(c)(2) hereof.

          "Sale Agreement" means that certain Sale Agreement of even date herewith by and among AIMCO Managing Member, Investor and the Company.

          "Sale Notice" has the meaning given to it in Section 13.2 hereof.

          "SDN List" means the Specially Designated Nationals and Blocked Persons Lists maintained by OFAC, as such list is amended from time to time.

          "Section 4.16(e) Breach" has the meaning given to it in Section 4.16(e) hereof.

          "Shortfall Loan" has the meaning given to it in Section 6.4 hereof.

          "Shortfall Loan Default" has the meaning given to it in Section 6.4(e) hereof.

          "Shortfall Loan Threshold" means (x) $5,000,000, if at the time of determination the aggregate Investor's Capital Contribution Account balances for all Projects is less than $150,000,000, or (y) $7,500,000, if at the time of determination the Investor's aggregate Capital Contribution Account balances for all Projects is equal to or greater than $150,000,000.

          "Shortfall Notice" has the meaning given to it in Section 6.4(a) hereof.

          "Special Arrangements" means the arrangements pursuant to which AIMCO OP obtains certain rebates and discounts as set forth in Schedule 1.1(SA) attached hereto.

          "Special Reserve Account" means an interest-bearing bank account maintained by the Company at Bank of America or another institutional lender with a national reputation for maintaining commercial deposit accounts and into which only Capital Proceeds will be contributed pursuant to Section 8.3(X)(b) hereof.

          "Standard Lease Form" means the standard form of lease for a Project or Projects as approved by the Members.

          "Subsidiary" means any direct or indirect wholly-owned subsidiary of the Company (each such direct or indirect subsidiary is herein individually referred to as a "Subsidiary" and collectively as the "Subsidiaries") that either (a) acquires, operates, owns, leases, manages, repairs, develops, redevelops, renovates, improves, holds for appreciation or sells Projects, or (b) owns another Subsidiary that undertakes the same.

          "Subsidiary Interests" means the partnership and membership interests in the Subsidiaries.

          "Target Capital Account" has the meaning given to it in Section 9.3(a)(2) hereof.

          "Tax and Insurance Reserve" has the meaning given to it in Section 4.3(e) hereof.

          "Terrorism Compliance Procedures" means the AML Policy and other policies, procedures and controls approved and adopted by the Members on behalf of the Company after the date hereof, as the same may be amended from time to time, governing the Company's and its Subsidiaries' compliance with the all Governmental Requirements (including the Patriot Act and the regulations promulgated from time to time thereunder) relating to anti-terrorism and anti-money laundering.

          "Terrorism Law Offense" means any violation of the applicable civil and criminal laws of any Governmental Authority, or that would be a civil or criminal violation if committed within the jurisdiction of the United States of America or any of the several states, and relating to terrorism or the laundering of monetary instruments, including, without limitation, any offense under (a) the Bank Secrecy Act, as amended, (b) the Money Laundering Control Act of 1986, as amended, (c) the International Emergency Economic Powers Act which is a civil violation, or (d) the Patriot Act. "Terrorism Law Offense" also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Terrorism Law Offense.

          "Total Portfolio Purchase Price" means the sum of (x) the Purchase Price of the Remaining Projects (as defined in Section 13.2(b) hereof), plus (y) the RP Value, plus (z) if applicable pursuant to Section 13.7(b)(3), the RP True-Up Amount.

          "Transfer" has the meaning given to it in Section 3.2(a) hereof.

          "Unpermitted Transfer" means a Transfer with respect to a Member that is not permitted by the terms of this Agreement and is not otherwise consented to by the other Members.

          "U.S. Publicly-Traded or Pension Entity" means either (i) a Person (other than an individual) whose securities are listed on a national securities exchange in the United States of America or quoted on an automated quotation system in the United States of America or a wholly-owned subsidiary of any such Person, or (ii) an "employee pension benefit plan" or "pension plan", as such terms are defined in Section 3(2) of the Federal Employee Retirement Security Act of 1974, as amended.

          "Valuation Amount" has the meaning given to it in Section 12.1 hereof.

        Other Terms.    All terms used in this Agreement that are not defined in this ARTICLE 1 shall have the meanings set forth elsewhere in this Agreement.

        Section 1.2    Schedules and Exhibits.    All schedules and exhibits annexed or attached hereto are expressly incorporated into and made a part of this Agreement.

        Section 1.3    Currency.    All payments, advances and cash contributions of capital to be made by a Member to or on behalf of the Company and all cash distributions and other payments made by the Company to a Member shall be made in lawful money of the United States of America, which shall at the time of payment be legal tender for payment of all debts and dues, public and private and in funds available for immediate credit to the recipient's account. All references in this Agreement to "dollars ($)" shall mean United States of America dollars.

ARTICLE 2
ORGANIZATIONAL MATTERS; PURPOSE; TERM

        Section 2.1    Formation of Company.    The Company has been organized as a Delaware limited liability company by filing a certificate of formation (the "Certificate") under the Act. The parties hereto acknowledge and agree that upon the signing of this Agreement the Members are hereby admitted to the Company as the members of the Company and will be shown as members on the books and records of the Company as of the Effective Date. The Members execute and adopt this Agreement as the "limited liability company agreement" of the Company, as defined in Section 18-101 of the Act. The Company shall be governed by the Act, subject to the terms and conditions of this Agreement.

        Section 2.2    Name.    The name of the Company shall be AIMCO JV Portfolio #1, LLC, and all Company business must be conducted in that name or such other name as the Manager and Investor may approve.

        Section 2.3    Registered Office; Registered Agent; Principal Office.    The registered office and the registered agent of the Company in the State of Delaware shall be as specified in the Certificate or as designated by the Manager with Investor's approval. The principal office of the Company shall be at the principal executive office of the Manager, presently Stanford Place 3, 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, or at such other location as the Manager and Investor may approve.

        Section 2.4    Foreign Qualification.    At the request of the Manager, each Member shall execute, acknowledge, swear to, and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue, or terminate the Company or any Subsidiary as a foreign entity in all jurisdictions in which the Company or such Subsidiary may conduct business.

        Section 2.5    Purpose and Scope.

        (a)   The purposes and scope of the Company's activities are strictly limited to, either directly or indirectly through its Subsidiaries, acquiring, operating, repairing, developing, redeveloping, renovating, constructing, improving, maintaining, owning as an investment, managing, leasing, holding for appreciation and selling the Exhibit "A" Projects and other properties proposed by the AIMCO Members and approved by Investor; financing the foregoing activities; and performing all other activities reasonably necessary or incidental to the furtherance of such purposes.

        (b)   Without the unanimous approval of the Members, the Company and its Subsidiaries shall not engage in any other business or activity, including the loaning of any funds or money, extending credit or otherwise providing financial accommodations to any Person, other than to a Subsidiary as expressly contemplated hereunder.

        (c)   The Company intends to cause each Subsidiary to make distributions of Available Cash, Capital Proceeds and Net Refinancing Proceeds to the Company not less frequently than quarterly so that the Company may make distributions of Available Cash, Capital Proceeds and Net Refinancing Proceeds to the Members pursuant to ARTICLE 8 hereof.

        (d)   Notwithstanding anything to the contrary contained in the organizational documents of any Subsidiary, no action shall be taken, sum expended, decision made or obligation incurred by any Subsidiary with respect to a matter within the scope of any of the Major Decisions, unless such matter has been expressly approved by the Members or unless express provision therefor has been made as part of the Annual Business Plan, the Operating Budget or any Project Operating Budget, in each instance as approved by the Members. The Manager shall take all reasonable steps necessary to ensure compliance with the limitations of this Section 2.5 by each Subsidiary and its general partner, manager, or board of directors, as applicable.

        Section 2.6    Term.    The Company commenced on the date on which the Certificate was filed with the Office of the Secretary of State of the State of Delaware, and shall have perpetual existence, unless dissolved as herein provided. The Members have authorized the AIMCO Managing Member to execute and file the Certificate.

        Section 2.7    No State Law Partnership.    The Company shall not be a partnership or joint venture under any state or federal law, and no Member or Manager shall be a partner or joint venturer of any other Member or Manager for any purposes (except that the Company intends to be classified and taxed as a partnership for purposes of the Code and other applicable tax laws), and this Agreement may not be construed otherwise.

        Section 2.8    Warranties, Representations and Covenants—AIMCO Members.    As a material inducement to Investor's execution and delivery of this Agreement, each AIMCO Member represents, warrants and covenants to the Company and Investor as set forth in Schedule 2.8 hereto and as follows:

          (a)   Each AIMCO Member (x) is in compliance with and shall comply with all OFAC Laws and Regulations, and (y) has not and shall not do business or engage in any Financial Transaction with a Prohibited Person (it being acknowledged that any breach of this clause (y) shall constitute a material breach of this Agreement by the AIMCO Members that has a Material Adverse Effect and is subject to cure within ninety (90) days pursuant to Section 4.8(a)(1) hereof);

          (b)   Except for Interest Holders in any direct or indirect ownership interest holder in the AIMCO Members, none of (x) the AIMCO Members, (y) any Person that directly or indirectly owns an interest in any of the AIMCO Members, including, without limitation, AIMCO OP and AIMCO REIT, or (z) any of the foregoing Persons' respective (i) officers, (ii) directors, or (iii) managers, who, in the case of (x), (y) or (z), control (as determined under OFAC Laws and Regulations) the operations of the AIMCO Members, the Company or a Project, is now or shall at any time be a Prohibited Person or a Person with whom a Financial Institution or any other U.S. Person (as defined under OFAC Laws and Regulations) is prohibited from transacting business of the type contemplated by this Agreement under OFAC Laws and Regulations;

          (c)   Except for Interest Holders in any direct or indirect ownership interest holder in the AIMCO Members, none of (x) the AIMCO Members, (y) any Person that directly or indirectly owns an interest in any of the AIMCO Members, including, without limitation, AIMCO OP and AIMCO REIT, or (z) any of the foregoing Persons' respective (i) officers, (ii) directors, or (iii) managers who, in the case of (x), (y), or (z), control (as determined under OFAC Laws and Regulations) the operations of the AIMCO Members, the Company or a Project, is or shall be classified as a Financial Institution; provided, however, that if any such Person does become classified as a Financial Institution, then the AIMCO Members shall comply accordingly with the Patriot Act, the Bank Secrecy Act, any other law of similar import and applicable to Financial Institutions, and any regulations promulgated under any of them, including, without limitation, establishing an anti-money laundering and customer identification program that shall be reasonably designed to (x) prevent the AIMCO Members and the Company from being used to launder money or finance terrorist activities, (y) achieve compliance with the Patriot Act, the Bank Secrecy Act, any other law of similar import applicable to Financial Institutions, and any regulations promulgated under any of them, and (z) meet the minimum requirements for anti-money laundering programs established by any other applicable Governmental Requirements;

          (d)   The AIMCO Members have taken and shall continue to take all reasonable steps to implement all policies and procedures that are reasonably necessary to ensure that the AIMCO Members are in compliance with all Governmental Requirements applicable to the AIMCO Members, including those Governmental Requirements relating to the prevention of money laundering and anti-terrorism, including, without limitation, ensuring (1) that, except for the Interest Holders in the AIMCO Entities, the AIMCO Members are not directly or indirectly owned or controlled by a Prohibited Person, and (2) that the AIMCO Members are not doing business or engaged in Financial Transactions with a Prohibited Person.

        Section 2.9    Warranties and Representations—Investor.    As a material inducement to the AIMCO Members' execution and delivery of this Agreement, Investor represents and warrants to the AIMCO Members as set forth in Schedule 2.9 hereto and as follows:

          (a)   Investor (x) is in compliance with and shall comply with all OFAC Laws and Regulations, and (y) has not and shall not do business or engage in any Financial Transaction with a Prohibited Person (it being acknowledged that any breach of this clause (y) shall constitute a material breach of this Agreement by Investor that has a Material Adverse Effect and is subject to cure within ninety (90) days; provided, however,that the sole remedy for any such breach shall be to exercise the Buy-Sell Option under Section 12.1(q) hereof);

          (b)   Except for Interest Holders in any direct or indirect ownership interest holder in Investor, none of (x) Investor, (y) any Person that directly or indirectly owns an interest in Investor, including, without limitation, GECC and General Electric Company, or (z) any of the foregoing Persons' respective (i) officers, (ii) directors, or (iii) managers, who, in the case of (x), (y), or (z) control (as determined under OFAC Laws and Regulations) the operations of Investor, is now or shall at any time be a Prohibited Person or a Person with whom a Financial Institution or any other Person of the United States of America or any of the several states is prohibited from transacting business of the type contemplated by this Agreement under OFAC Laws and Regulations;

          (c)   GECC, the indirect parent of Investor, is a Financial Institution and Investor shall comply accordingly with the Patriot Act, the Bank Secrecy Act, and any other law of similar import and applicable to Financial Institutions, and any regulations promulgated under any of them, and Investor has established an anti-money laundering and customer identification program reasonably designed to (x) prevent Investor and the Company from being used to launder money or finance terrorist activities, (y) achieve compliance with the Patriot Act, the Bank Secrecy Act, any other law of similar import applicable to Financial Institutions, and any regulations promulgated under any of them, and (z) meet the minimum requirements for anti-money laundering programs established by any other applicable Governmental Requirements;

          (d)   Investor has taken and shall continue to take all reasonable steps to implement all policies and procedures that are reasonably necessary to ensure that Investor is in compliance with all Governmental Requirements applicable to Investor, including those Governmental Requirements relating to the prevention of money laundering and anti-terrorism, including, without limitation, ensuring (1) that, except for the Interest Holders in any direct or indirect ownership interest holder in Investor, Investor is not directly or indirectly owned or controlled by a Prohibited Person, and (2) that Investor is not doing business or engaged in Financial Transactions with a Prohibited Person.

        Section 2.10    Formation Costs.

        (a)   The Company shall be responsible and shall repay Investor and the AIMCO Managing Member for (collectively, the "Formation Expenses") all mutually agreed, reasonably incurred out-of-pocket costs, expenses and fees associated with the organization and formation of the Company, the contribution of the Capital Contributions, and the Members' due diligence review in connection therewith, including, without limitation, legal fees and expenses, transfer taxes, title insurance fees and premiums, fees and costs for income and expense audits, travel, environmental and engineering consultants and reports, credit reports, appraisals, preparation of legal documentation and investigations, and other out-of-pocket expenses relating to credit and collateral evaluations and approved by the Members, but specifically excluding costs and expenses relating to lender consents to the transactions contemplated hereby, which costs and expenses the AIMCO Members shall bear (if any), other than for those set forth on Schedule 2.10(a) attached hereto, the cost of which the Company shall bear.

        (b)   Upon receipt of invoices therefor, the Company shall pay the filing, recording and other similar fees in connection with the formation of the Company and any Subsidiaries, including the fees and other expenses incurred in connection with qualifying the Company and its Subsidiaries in all jurisdictions where qualification is required by applicable Governmental Requirements.

        Section 2.11    Investment Representations of the Members.

        (a)    Investment Intent.    Each Member does hereby represent and warrant to the Company and to the other Members that such Member has acquired such Member's Membership Interest for such Member's own account for investment purposes only and not with a view to the distribution or resale thereof, in whole or in part, and agrees that it will not Transfer, or offer to Transfer, all or any portion of its Membership Interest in any manner that would violate or cause the Company or the Manager to violate the Federal Act or any securities laws of the several states.

        (b)    Unregistered Membership Interests.    Each Member does hereby acknowledge that such Member is aware that such Member's Membership Interest has not been registered (i) under the Federal Act, or (ii) under the securities laws of any of the several states. Further, each Member acknowledges that such Member is not solely dependent upon the entrepreneurial or managerial ability of any other Member or the Manager for a return on and of its investment and does not expect to make a profit from investment in the Company solely in reliance upon the efforts of any other Member or the Manager. Each Member further understands and acknowledges that such Member's representations and warranties contained in this Section 2.11 are being relied upon by the Company, the Manager and by each other Member as the basis for the exemption or exclusion of the Members' Membership Interests from the registration requirements of the Federal Act and from the registration requirements of the securities laws of the several states. Each Member further acknowledges that the Company will not, and has no obligation to, recognize any Transfer of all or any part of such Member's Membership Interest to any Person except in accordance with this Agreement.

        (c)    Legend on Agreement.    Each of the Members does hereby acknowledge and agree that a legend reflecting the restrictions imposed upon the Transfer of such Member's Membership Interest under ARTICLE 3 hereof, under the Federal Act and under any securities acts of the several states will be and has been placed on the first page of this Agreement.

        Section 2.12    Warranty Regarding Brokers.    Each Member represents and warrants to the other Members that no Persons are entitled, as a result of the actions of such Member, or any of their respective Affiliates, to a brokerage commission, fee or similar compensation relating to the formation of the Company and the acquisition of the Exhibit "A" Projects by the Subsidiaries. Each Member shall indemnify, defend and hold the Company and the other Members harmless from and against any and all losses, costs, damages and expenses (including reasonable attorneys' fees and court costs) actually incurred or paid by the Company or such other Member as a result of the inaccuracy of the foregoing warranty and representation.

        Section 2.13    Publicity.    The Members shall mutually agree on appropriate press releases, advertisements and other promotional materials describing in general terms or in detail the formation of the Company, the Members' participation in the Company as Members and the business of the Company and the Subsidiaries. All references to the other Members, any of their Affiliates, "General Electric", "GE", "GECC", "GE Capital", "General Electric Company" or any other GECC Affiliate trade-name or derivative in any press release, advertisement or other promotional materials issued must be expressly approved in advance of issuance by the Members. Notwithstanding the foregoing, (i) if any Member or any Person that owns an interest in a Member is required by law or the rules of an applicable stock exchange or securities market by which such Member or other Person is bound to make such disclosures regarding the transactions that are the subject of this Agreement, then such Member or other Person may make such disclosures after such Member uses its good faith and reasonable efforts to consult with, and to mutually agree with, the other Members regarding the nature, extent, scope, and form of any such required disclosure prior to making such disclosure, and then reasonably adheres to any such agreed upon form of disclosure, (ii) any Member may disclose the terms of this Agreement as required by applicable laws, rules or regulations, including, without limitation, those of the Securities and Exchange Commission and the New York Stock Exchange,

(iii) any Member or any Person that owns an interest in a Member may disclose the terms of this Agreement to directors, employees, consultants, advisors, counsel and accountants (x) on an as needed basis only and (y) so long as such Persons agree to keep such matters confidential and (iv) the Members (and each employee, representative or other agent of the Members or their Affiliates) or any Person that owns an interest in a Member may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated herein, provided, however, that no Member or Person that owns an interest in a Member (and no employee, representative, or other agent thereof or of an Affiliate thereof) shall disclose any information that is not necessary to understanding the tax treatment and tax structure of the transactions contemplated herein (including, without limitation, the identity of the parties, any information that could lead another to determine the identity of the parties, or any other information to the extent that such disclosure could result in a violation of any federal or state securities law). The foregoing is not intended to waive the attorney-client privilege or other privileges, including, without limitation, the tax advisor privilege under Section 7525 of the Code, and is intended to cause the transaction to be treated as not having been offered under conditions of confidentiality for purposes of Regulations Section 1.6011-4(b)(3) (or any successor provision) promulgated under Section 6011 of the Code, and shall be construed in a manner consistent with such purposes. Each Member acknowledges that it has no proprietary or exclusive rights to the federal tax structure of the transaction or any federal matter or federal tax idea related to the transaction. In no event shall any AIMCO Member, AIMCO REIT, AIMCO OP or any of their respective Affiliates, on the one hand, and Investor, GECC or any GECC Affiliate, on the other hand, make any reference to the other in any press release without such Person's prior written approval, except to the extent required by applicable Governmental Requirements, including, without limitation, those of the Securities and Exchange Commission and the New York Stock Exchange.

        Section 2.14    Filings by Company.    Subject to ARTICLE 10 hereof, the Manager, on behalf of the Company, shall promptly file or cause to be filed from time to time such documents as are required to be delivered, published, or recorded in order to continue the existence and good standing of the Company as a limited liability company under the laws of the State of Delaware and to maintain its qualification in each state in which it transacts business. Without limiting the foregoing, the Manager shall timely file all annual reports with the Delaware Secretary of State and all other applicable governmental offices, prior to the imposition of any fine or penalty, unless and until a certificate of cancellation shall be filed pursuant to this Agreement.

        Section 2.15    Bankruptcy Covenants.

        (a)   Each Member hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that, at any time prior to the date that is one year and one day after the final distribution of assets by the Company to the Members, it shall not acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or government authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official for any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company; provided, however, that nothing in this Section 2.15 shall constitute a waiver of any right to indemnification, reimbursement or other payment from the Company pursuant to this Agreement.

        (b)   To the fullest extent permitted by law, each Member hereby covenants and agrees (or shall be deemed to have hereby covenanted and agreed) that such Member will not consent to, or make application for, or institute or maintain any action for, the dissolution of the Company under Section 18-801 or 18-802 of the Act or otherwise at any time.

        (c)   In the event that any Member takes action in violation of this Section 2.15, the Company agrees that it will file an answer with the court or otherwise properly contest the taking of such action and raise the defense that such Member has agreed in writing not to take such action and should be estopped and precluded therefrom and such other defenses, if any, as its counsel advises that it may assert.

        (d)   The provisions of this Section 2.15 shall survive the termination of this Agreement and the resignation, withdrawal or removal of any Member. Nothing herein contained shall preclude participation by any Member in the assertion or defense of its claims in any such proceeding involving the Company.

        Section 2.16    Separateness Covenants.    The funds and other assets of the Company shall not be commingled with those of any other Person (other than a Subsidiary), and the Company shall maintain its accounts separate from the Members and any other Person (other than the Subsidiaries).

          (a)   The Company shall not hold itself out as being liable for the debts of any other Person (other than a Subsidiary), and shall conduct its own business in its own name.

          (b)   The Company shall act solely in its limited liability company name and through its duly authorized Members, Manager, or agents in the conduct of its business, and shall conduct its business so as not to mislead others as to the identity of the Person or assets with which they are concerned.

          (c)   The Company shall maintain separate records, books of account and financial statements, and shall not commingle its records and books of account with the records and books of account of any other Person (other than the Subsidiaries) or any Member.

          (d)   Meetings of the Members to authorize limited liability company actions may be held in person or by telephone conference call. The Company shall observe all formalities required by this Agreement.

          (e)   The Company shall at all times ensure that its capitalization is adequate in light of its business and purpose.

          (f)    Except as otherwise provided in this Agreement, neither the Members nor the Manager shall guarantee, become liable for or hold itself out as being liable for the debts of the Company. The Company shall not guarantee or become obligated for the debts of the Members or the Manager, any Affiliate thereof or any other Person (other than the Subsidiaries), or otherwise hold out its credit as being available to satisfy the obligations of any Member, the Manager or any other Person (other than the Subsidiaries), shall not pledge its assets for the benefit of any Person (other than the Subsidiaries), shall not make loans or advances to any Person (other than the Subsidiaries), and shall not acquire obligations or securities of any Member, the Manager or any Affiliate thereof.

          (g)   The Company shall pay its own liabilities out of its own funds.

          (h)   The Company shall maintain an arm's-length relationship with its Affiliates.

          (i)    The Company shall allocate fairly and reasonably any overhead for office space shared with any Member or the Manager.

          (j)    The Company shall use its own separate stationery, invoices, checks and other business forms.

          (k)   The Company shall correct any known misunderstanding regarding its separate identity.

          (l)    Failure of the Company, any Member or the Manager on behalf of the Company to comply with any of the covenants in this Section 2.16 or any of the covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Members, or any Manager.

        Section 2.17    Limited Liability and Bankruptcy Remoteness.    Without limiting the generality of Section 2.16 hereof, the Company shall be operated in such a manner as the Manager deems reasonable and necessary or appropriate to preserve (i) the limited liability of the Members, and (ii) the separateness of the Company from the business of the Members and their Affiliates.

        Section 2.18    Confidentiality.

        (a)   From time to time the AIMCO Members may desire to disclose to Investor certain trade secrets, as defined by applicable Governmental Requirements, of the AIMCO Members or certain AIMCO Entities, be it from use of trade secrets in connection with the Company, a Subsidiary or a Project or otherwise. Should the AIMCO Members desire for Investor to keep such trade secrets confidential, then prior to such disclosure the AIMCO Members shall notify Investor in writing of such desire to disclose trade secrets and a specific written itemized list describing such trade secrets (but without disclosing the information that is secret).

        (b)   Subject to clause (c) below, within thirty (30) Business Days thereafter the Members shall agree for either (x) Investor to keep such trade secrets confidential on such terms and conditions mutually agreed upon by the Members (such agreed upon terms being the "Confidentiality Terms") (it being understood that the Members' intention is that any such Confidentiality Terms would include specific provisions to protect such items' trade secret status under applicable Governmental Regulations), or (y) such trade secrets not to be disclosed to Investor, with the failure so to agree under clause (x) above within such time period deemed an agreement by the Members to proceed under clause (y) above.

        (c)   Should a dispute arise as to whether an item is a trade secret, then (1) such a dispute in and of itself shall not constitute a Major Dispute and (2) the Members may submit the same to Arbitration for resolution. The parties will employ appropriate protective procedures for the items during the Arbitration so as to maintain non-disclosure to Investor during such proceedings. Should during the Arbitration Investor request disclosure of any item which would result in a trade secret disclosure if the item was a trade secret, then either (i) prior to such disclosure the Members shall agree upon Confidentiality Terms, and the item will be disclosed pursuant to such Confidentiality Terms, or (ii) if the Members fail to agree under clause (i) above then Investor shall be deemed to have withdrawn its request for disclosure of such item. In the event that the Arbitration results in the determination that the item is not a trade secret, then the item will be disclosed to Investor. In the event that the Arbitration results in the determination that the item is a trade secret, then (1) if the Members have agreed upon Confidentiality Terms, then the Members shall proceed as if agreement had been reached under clause (x) of Section 2.18(b) hereof with the provisions previously agreed to Confidentiality Terms being the agreed upon Confidentiality Terms, and (2) if the Members have not agreed upon terms Confidentiality Terms, then the Members shall proceed under Section 2.18(b) hereof.

        (d)   Notwithstanding the foregoing, should information to be delivered to Investor be derived from a trade secret of the AIMCO Members or another AIMCO Entity, then the AIMCO Members shall use their best efforts to cause such information to be delivered Investor in a fashion that delivers complete information without disclosing the trade secret.

ARTICLE 3
MEMBERSHIP; DISPOSITIONS OF INTERESTS

        Section 3.1    Members.    The initial Members of the Company are Investor, the AIMCO Managing Member and the AIMCO Sub, each of which is admitted to the Company as a Member as of the Effective Date.

        Section 3.2    Dispositions of Membership Interests.

        (a)    General Restriction.    Except as permitted in Section 3.2(b) hereof, Section 4.8 hereof and ARTICLE 12 hereof, a Member shall not make an assignment, transfer, exchange, or other disposition, voluntarily, involuntarily or by operation of law (collectively, a "Transfer") of all or any portion of or any interest in its Membership Interest, nor pledge, mortgage, hypothecate, grant a security interest in, or otherwise encumber (an "Encumbrance") all or any portion of or any interest in its Membership Interest, including a transfer, assignment, hypothecation or pledge of its Financial Rights, including any right to receive distributions from the Company. Any attempted Transfer or Encumbrance of all or any portion of a Membership Interest, other than strictly in accordance with such provisions, shall be void. In addition, any Transfer or Encumbrance of a direct or indirect ownership or beneficial interest in a Member shall be included within the meaning of, and shall be deemed to be a "Transfer" or "Encumbrance" by such Member and prohibited by the first sentence of this Section 3.2(a). Except as permitted in Section 3.2(b) hereof and Section 4.8(b) hereof, a Person to whom a Membership Interest is Transferred may be admitted to the Company as a Member only with the consent of the other Members, which may be given or withheld in each other Member's sole and absolute discretion. In connection with any Transfer of a Membership Interest or any portion thereof, and any admission of an assignee as a Member, the Member making such Transfer and the assignee shall furnish the other Members with such documents regarding the Transfer as the other Members may reasonably request (in form and substance reasonably satisfactory to the other Member), including a copy of the Transfer instrument, a ratification by the assignee of this Agreement (if the assignee is to be admitted as a Member), evidence reasonably satisfactory to the other Members that such Transfer will not cause the Company or any Subsidiary to be in breach of or default under any credit agreement, mortgage, deed of trust, security agreement or other agreement encumbering a Project or otherwise binding on the Company, any Subsidiary or any of their respective assets, and a legal opinion issued to the Company and the other Members that the Transfer (i) complies with applicable federal and state securities laws and (ii) will not cause the Company to be classified as other than a "partnership" (but not a publicly traded partnership) for federal income tax purposes.

        (b)    Permitted Transfers.    Notwithstanding the limitations in Section 3.2(a) hereof:

          (1)   Investor may, without the consent of the AIMCO Members, cause or allow for the Transfer or granting of Encumbrances in all or a portion of Investor's Membership Interest or ownership interests, direct, indirect, or beneficial, in Investor, so long as (x) Investor is, and in the case of a Transfer or granting of an Encumbrance in all or a portion of Investor's Membership Interest any such transferee or pledgee is, Controlled, directly or indirectly, by GECC, and (y) the transferee or pledgee is not an AIMCO Competitor. Notwithstanding anything to the contrary in this Agreement, a Pledge of any direct or indirect interests in Investor shall not constitute an Unpermitted Transfer; provided, however, that the realization on the security, or exercise of the remedies, under any such Pledge will constitute a separate Transfer hereunder, and if such Transfer violates the first sentence of this Section 3.2(b)(1) then the same shall constitute an Unpermitted Transfer, provided, further, however, that the sole remedy for any such separate Unpermitted Transfer shall be to exercise the Buy-Sell Option under Section 12.1(e) hereof.

          (2)   The AIMCO Members may, without the consent of Investor, cause or allow for the Transfer or granting of Encumbrances in all or a portion of their respective Membership Interests or ownership interests, direct, indirect or beneficial, in any of the AIMCO Members only so long as the transferee is an entity wholly-owned, directly or indirectly by AIMCO OP or AIMCO REIT. Notwithstanding anything to the contrary contained in this Agreement, (x) the following shall not constitute an Unpermitted Transfer: (1) the Transfer of shares of AIMCO REIT that does not result in a Change of Control; provided, however, that any Change in Control shall entitle Investor to exercise the Buy-Sell Option under Section 12.1(f) hereof, (2) the Transfer of any limited partnership interests in AIMCO OP, provided, however, that an AIMCO OP LP Transfer Event shall entitle Investor to exercise the Buy-Sell Option under Section 12.1(f) hereof, or (3) any Pledge; provided, however, that the realization on the security, or exercise of the remedies, under any Pledge of any interests in the direct or indirect ownership interest holders of any of the AIMCO Members (other than the AIMCO Interest Holders) will constitute a separate Transfer hereunder, and if such Transfer violates the first sentence of this Section 3.2(b)(2) then the same shall constitute an Unpermitted Transfer; provided further, however, that for so long as the current management team continues to be the sole management team controlling the Company and the AIMCO Members, the sole remedy for such Unpermitted Transfer shall be to exercise the Buy-Sell Option under Section 12.1(e) hereof.

        (c)    Compliance.    If, upon or after any Transfer (including, without limitation, a Change in Control of the AIMCO REIT) the Member to which the Transfer relates is as a result of such Transfer not ultimately controlled by AIMCO OP or GECC, then as a condition precedent to such Transfer the transferee shall execute and deliver to the Company a Compliance Certificate. No such Transfer shall be effective unless and until a Compliance Certificate is so delivered, and any such purported Transfer where a Compliance Certificate is required but is not so delivered shall be deemed an Unpermitted Transfer hereunder. In connection with any such Transfer or Encumbrance of any direct or indirect ownership interest in any Member, whether or not permitted by the other provisions of this Section 3.2, the Member to which the Transfer or Encumbrance relates shall make such reasonable investigations to confirm that any such transferee and each owner of a direct or indirect interest in such transferee (other than Interest Holders) is not (i) a Prohibited Person, (ii) included on any Government Lists, (iii) a Person who has been determined by competent authority to be subject to the prohibitions contained in any of the OFAC Laws and Regulations, (iii) a Person who has been previously indicted for or convicted of any Moral Turpitude Event or for any Terrorism Law Offenses, (iv) currently under investigation by any Governmental Authority for alleged criminal activity, (v) a Person who has a reputation in the community for criminal or unethical behavior, and (vi) if such Person is a Financial Institution, whether the transferee complies with the requirements of a Financial Institution under the Patriot Act, the Bank Secrecy Act, any other law of similar import applicable to Financial Institutions, and any regulations promulgated under any of them.

        (d)    Limited Remedies.    In the event of an Unpermitted Transfer relating to Investor, the AIMCO Members shall be entitled to exercise, as their sole remedy, the Buy-Sell Option under ARTICLE 12 hereof. In the event of an Unpermitted Transfer relating to any of the AIMCO Members, Investor shall be entitled to exercise, as its sole remedies, (x) its removal rights under Section 4.8 hereof, and/or (y) the Buy-Sell Option under ARTICLE 12 hereof; provided, however, that (1) a Change in Control of AIMCO REIT will entitle Investor only to exercise the Buy-Sell Option under ARTICLE 12 hereof, and (2) if the realization or exercise of remedies under any Pledge occurs, then the Buy-Sell Option under ARTICLE 12 hereof shall be Investor's sole remedy so long as the management team on the Effective Date continues after the realization or exercise to be the sole management team controlling the Company, the Subsidiaries, and the AIMCO Members.

        (e)    Publicly Traded Partnership.    Notwithstanding anything to the contrary in this Agreement, no Transfer of an interest in the Company may be effected that would cause the Company to be treated as a publicly traded partnership under Section 7704 of the Code.

        Section 3.3    Creation of Additional Membership Interests.    Additional Membership Interests shall not be created or issued to existing Members or to other Persons, except as expressly provided under this Agreement. Except as provided in Section 4.8(b) hereof, where such admission is so authorized, such admission of any new Member(s) shall be reflected in an amendment to this Agreement which shall be valid if executed by all Members. Notwithstanding anything to the contrary contained herein, except as expressly permitted in Section 3.2 hereof and Section 4.8 hereof, there shall only be three (3) Members in the Company at all times and no Transfer or Encumbrance of a part of a Membership Interest shall be permitted. For the avoidance of doubt, the preceding sentence shall not prohibit the Transfer or Encumbrance of all or part of indirect ownership interests in a Member in accordance with Section 3.2 hereof.

        Section 3.4    Resignation.    A Member may not resign, withdraw, or dissociate itself from the Company without the consent of the other Members, and any statutory rights to seek or effect any such resignation, withdrawal, or dissociation are hereby waived.

        Section 3.5    Information.    In addition to the other rights specifically set forth in this Agreement, each Member is entitled to the following information under the circumstances and conditions set forth in the Act: (a) true and full information regarding the status of the business and financial condition of the Company and each Subsidiary, (b) promptly after becoming available, a copy of the Company's and each Subsidiary's (if applicable) federal, state and local income tax returns for each year; (c) a current list of the name and last known business, residence or mailing address of each Member and Manager; (d) a copy of this Agreement, the Company's Certificate and each Subsidiary's certificate of formation and other organizational documents, and all amendments to such documents; (e) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; and (f) other information regarding the affairs of the Company to which that Member is entitled pursuant to Section 18-305 of the Act (including all Company books and records). Under no circumstances shall any information regarding the Company or its business be kept confidential from any Member.

        Section 3.6    Liability to Third Parties.    Except as set forth in any Lender Indemnities provided in accordance with Section 7.1(c) hereof, no Member, in its capacity as such, shall be liable for the debts, obligations or liabilities of the Company; provided, however, only with the prior approval of all of the Members, an Affiliate of a Member may, by separate written agreement that has been approved by the Members, guarantee or otherwise provide credit support to obligations of the Company or any Subsidiary.

        Section 3.7    Withholding.    The Company shall, and the Manager is authorized and directed to cause the Company to, withhold from payments, distributions or allocations to any Member and to pay over to any Governmental Authority any amount required to be withheld pursuant to the Code or any other Governmental Requirements, including Governmental Requirements relating to money laundering and terrorism, with respect to any payment, distribution or allocation to such Member and shall allocate any such amounts to such Member with respect to which such amount was withheld. All amounts so withheld shall be treated as amounts paid or distributed to such Member and will reduce the amount otherwise payable or distributable to such Member for all purposes of this Agreement. Notwithstanding the foregoing, if at any time any AIMCO Member becomes a Prohibited Person or commits a Terrorism Law Offense, Investor shall be authorized and directed to require the Company to withhold the amounts described in the first sentence of this Section 3.7.

ARTICLE 4
MANAGEMENT OF COMPANY

        Section 4.1    Members.

        (a)   Except as otherwise expressly provided in this Agreement, no action shall be taken, sum expended, decision made or obligation incurred by the Company or any Subsidiary, and the Manager will not permit the Company or any Subsidiary to perform any of the foregoing, with respect to a matter within the scope of any of the Major Decisions, unless such matter has been unanimously approved by the Members or unless express provision therefor has been made as part of the Annual Business Plan, in each instance as unanimously approved by the Members. Notwithstanding anything to the contrary in this Agreement, any approval by any of the AIMCO Members shall be deemed to constitute the approval of all the AIMCO Members.

        (b)    Regular Meetings.    The Members shall hold annual meetings after the Manager submits an Annual Business Plan to Investor for its review, to discuss the Subsidiaries, the Projects, and such other matters regarding Company business as the Members may elect.

        (c)    Special Meetings.    Special meetings of the Members may be called by the Manager or by Investor at any time by delivering at least five (5) Business Days' prior notice thereof to the other Members to discuss such matters regarding Company business as the Members may elect.

        (d)    Procedure.    Each meeting of the Members shall be held at the principal place of business of the Company, unless the Members otherwise agree. Attendance of a Person at a meeting shall constitute a waiver of notice of such meeting, unless such Person attends the meeting for the purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. A Person may vote at such meeting by written proxy executed by that Person and delivered to a Manager or Member. A proxy shall be revocable unless it is stated to be irrevocable. Any action required or permitted to be taken at such meeting may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Manager and all of the Members. Any meeting may take place by means of telephone conference, video conference, or similar communication equipment by means of which all Persons participating therein can hear each other.

        Section 4.2    Management of the Company.

        (a)   The Manager shall have the exclusive authority (100% voting control, to the extent applicable) to and shall manage the management, reporting and other activities of the Company, including, without limitation, maintaining books and records and conducting the asset management activities of the Company and shall make all decisions with regard thereto, except where (i) the approval of one or more Members is required under this Agreement, including, without limitation, for the approval of Major Decisions (other than for Emergency Situation Responses as set forth in Section 4.2(c)(7) hereof, or (ii) the approval of any of the Members is expressly required by a non-waivable provision of applicable law; provided, however, that Investor shall also have authority to act to enforce on behalf of the Company or a Subsidiary any agreement (an "AIMCO Affiliate Agreement") between the Company or a Subsidiary, on the one hand, and the AIMCO Members, AIMCO REIT, AIMCO OP, or any of their respective Affiliates, on the other hand, including any Property Management Agreement, and to make all determinations on behalf of the Company or a Subsidiary with respect to said enforcement, subject to the rights of any Mortgage Loan lenders and any covenants regarding the rights of a Mortgage Loan lender to approve selection, substitution or removal of the Property Manager under any approved Mortgage Loan documents; provided, however, that Investor shall not be entitled to terminate a Property Management Agreement for a Property Level Default, but, without limitation of its other rights and remedies at law or in equity, Investor shall be entitled to exercise the Buy-Sell under Section 12.1(i) hereof and Section 12.1(j) hereof, as applicable. In the event of any conflict or inconsistency between Investor and Manager with respect to the enforcement of an AIMCO Affiliate Agreement, the determination of Investor will prevail and control.

        (b)   The Manager shall discharge its duties in good faith and in the best interests of the Company in accordance with this Agreement. The Manager, on behalf of the Company, shall in good faith use all commercially reasonable efforts to implement all Major Decisions approved by the Members, and subject to Section 4.2(a) hereof, enforce agreements entered into by the Company, and conduct the ordinary business and affairs of the Company in accordance with good industry practice, all applicable Governmental Requirements and this Agreement. The Manager shall not be required to devote a particular amount of time to the Company's business, but shall devote sufficient time and effort to the Company's business and operation as is necessary to perform its duties hereunder. The Manager shall not delegate any of its rights or powers to manage and control the business and affairs of the Company.

        (c)   Subject to the limitations and qualifications set forth in this Agreement, including the Major Decisions, the Manager is authorized to and shall perform the following on behalf of the Company:

          (1)   To the extent the Manager reasonably considers appropriate, engage qualified Persons to assist in the Company's and each Subsidiary's business, including design professionals and consultants, mortgage finance professionals, attorneys, accountants, real estate brokers and management agents;

          (2)   Pay, without duplication, all expenses incurred by the Company and its Subsidiaries in accordance with the approved Annual Business Plan, approved Operating Budget and each approved Project Operating Budget, respectively, including all costs and expenses to maintain continuously insurance required under this Agreement and for all taxes and assessments when due;

          (3)   Maintain the books and records for the Company and its Subsidiaries, conduct the asset management activities of the Company and prepare the reports and financial statements to be submitted to the Members in accordance with this Agreement;

          (4)   Operate the business of the Company in accordance with the approved Operating Budget and the approved Annual Business Plan;

          (5)   Supervise negotiations with the appropriate Governmental Authorities;

          (6)   Supervise the resolution of any disputes concerning boundaries of Projects and the rights of adjoining owners;

          (7)   Use reasonable commercial efforts to cause each Project to be operated, repaired, developed, redeveloped and/or renovated, as the case may be, and improved, maintained and leased substantially in accordance with the applicable approved Project Operating Budget and the then current approved Annual Business Plan, and in compliance with all applicable Governmental Requirements having jurisdiction over such Project, including those relating to zoning, building, fire, subdivision control, and environmental requirements, including the Americans with Disabilities Act, and applicable variances to any of the foregoing, including, without limitation, to undertake Emergency Situation Responses and pay for reasonable costs and expenses associated therewith even if the same would constitute a Major Decision, but only so long as Manager has used reasonable efforts to minimize such amounts and to notify the Members of such matters as soon as is reasonably possible, but in any event not more than five (5) days thereafter;

          (8)   Obtain all permits, licenses, approvals, and variances required for the acquisition, operation, management, repair, development (if applicable), redevelopment (if applicable), renovation (if applicable), improvement, leasing and use of each Project in accordance with applicable Governmental Requirements and customary local practices;

          (9)   If applicable, for a repair, redevelopment or renovation, select and approve materials to be incorporated into the Project consistent with their intended quality;

          (10) Comply with the Insurance Program and maintain continuously the insurance required thereunder;

          (11) Comply with the Terrorism Compliance Procedures;

          (12) Coordinate and oversee the work of the design professionals throughout all phases of repair, redevelopment (if applicable) or renovation (if applicable) of the Projects from the commencement to the final completion;

          (13) Oversee the repair, development (if applicable), redevelopment (if applicable) or renovation (if applicable) and management of all Projects and procure the proper performance of all obligations connected with the carrying out and completion thereof substantially in accordance with the approved Project Operating Budgets therefor;

          (14) Verify and pay all costs incurred in connection with the Projects in conformity with the applicable approved Project Operating Budgets therefor;

          (15) Advise the Members without delay of, or any difficulties, problems, occurrences, circumstances or situations relating to, any Project that, in the reasonable commercial judgment of the Manager, are likely to cause either a delay in the completion of any repair, development (if applicable), redevelopment (if applicable) or renovation (if applicable), or a material variance from an approved Project Operating Budget for any Project;

          (16) Undertake, implement and complete, to the reasonable satisfaction of Investor, any operation and maintenance program or any other program or action approved by Investor to remove or otherwise remediate hazardous materials;

          (17) Coordinate and oversee all financing and refinancing activity of the Company and the Subsidiaries; and

          (18) Perform all necessary or incidental activities relating to the foregoing.

        (d)   A wholly-owned subsidiary of the Company will be the general partner of each Subsidiary and shall have control over the day-to-day operations of the Subsidiaries, including, without limitation, the operation and management of the Projects subject to the approval rights of the Members as set forth in this Agreement.

        (e)   Any Person not Affiliated with the Manager that deals with the Manager on behalf of the Company may rely absolutely on any action, failure to act, or execution and delivery of any instrument by the Manager on behalf of the Company as having been authorized by requisite action of the Company, and no such non-Affiliated Person shall be authorized or required to inquire as to whether any such action by the Manager on behalf of the Company shall actually have been so authorized. As between the Members, as between an Affiliated Person and the Company or Manager, and as between the Manager and the Company, the authority of the Manager to act on behalf of the Company shall be determined from the pertinent provisions of this Agreement.

        Section 4.3    Annual Business Plan.

        (a)    Operation Under Business Plan.    The Manager will operate the Company in accordance with a strategic business plan approved in accordance with this Section. Any business plan that is in effect with respect to any Fiscal Year, as it may be amended, is called the "Annual Business Plan".

        (b)    Contents of Annual Business Plan.    The Annual Business Plan, which shall in all respects be approved by each Member, which approval shall not be unreasonably withheld, will include (i) an executive summary in sufficient detail as reasonably requested by any Member outlining the business strategy and budgeted and forecasted financial information for the upcoming period and (ii) a comprehensive statement setting forth the overall plan for the business of the Company and each Subsidiary, including proposed Project acquisitions, financings and refinancings, repair or renovation (in all cases, to the extent then known or reasonably anticipated), and (iii) the following criteria for the operation of the Company during the Fiscal Year to which it relates: (i) the Operating Budget for the Company, including anticipated reserves, (ii) the Project Operating Budget for each Project, (including, without limitation, anticipated reserves, including, without limitation, the Capital Reserve and the Tax and Insurance Reserve for each Project), (iii) projected Available Cash for each Project, (iv) for forecasting purposes only, an estimated schedule of proposed calls for Capital Contributions for the Fiscal Year, and certain fees and expenses, including those relating to Deferred Maintenance, if any, and (v) any other relevant matters as reasonably determined by Investor. In preparing and approving each Annual Business Plan and any revisions or amendments thereto, the Manager and the Members will consider, among other things, the previous year's experience, and current and projected market conditions.

        (c)    Adoption of Annual Business Plan and Operations In Gap Period.

          (1)   The Annual Business Plan for the balance of Fiscal Year 2003 is attached as Schedule 4.3 hereto. With respect to each subsequent Fiscal Year, the Manager will, on or before December 1 of the year immediately preceding such Fiscal Year, present a proposed Annual Business Plan for the next succeeding Fiscal Year to the Members for their approval. The Manager shall prepare and present to the Members any interim Operating Budgets and Project Operating Budgets requested by Investor to assist in Investor's internal budgeting and forecasting process (which currently occur in May and September), or as necessary should market conditions change substantially with respect to a Project.

          (2)   With respect to Fiscal Year 2004 and each Fiscal Year thereafter, if an Annual Business Plan has not been approved unanimously in accordance with this Section 4.3 with respect to any Fiscal Year by January 1 of such Fiscal Year, the Annual Business Plan in effect for the immediately preceding Fiscal Year (the "Old Business Plan") will serve as the interim Annual Business Plan; provided, however, that (1) the Members may approve one or more Project Operating Budgets without approving the Annual Business Plan of which such Project Operating Budget(s) form(s) a part, and (2) for a Project Operating Budget that the Members do not specifically approve,

            (v)   the line items in the previous Fiscal Year's Project Operating Budget for Non-Controllable Expenses for such Project will be modified in that Project's Fiscal Year Project Operating Budget to equal the amounts actually expended during the previous Fiscal Year for such items at such Project, as Inflation Adjusted;

            (w)  the line item in the previous Fiscal Year's Project Operating Budget for the Tax and Insurance Reserve for the Project will be modified in that Project's Fiscal Year Project Operating Budget such that (i) if a third party Mortgage Loan lender is escrowing for all amounts, then the Tax and Insurance Reserve line item shall be zero, and (ii) if a third party Mortgage Loan lender is not escrowing for such amounts, then the aggregate Tax and Insurance Reserve line item shall be equal to the aggregate amount of taxes and insurance costs and premiums due in the previous Fiscal Year and shall be required to be deposited in twelve (12) equal monthly installments into a separate Company or Subsidiary account;

            (x)   the line items in the previous Fiscal Year's Project Operating Budget for all expenses (other than (i) Non-Controllable Expenses and (ii) the items set forth in clauses (v), (w),

    (y) and (z)) for such Project, and specifically including the Capital Reserve line item, will be modified in that Project's Fiscal Year Project Operating Budget to be the amounts budgeted in the previous Fiscal Year's Project Operating Budget for such items, as Inflation Adjusted;

            (y)   the property management fees in the previous Fiscal Year's Project Operating Budget for such Project will be modified in that Project's Fiscal Year Project Operating Budget as provided in Section 4.12 hereof; and

            (z)   the one-time expense line items and line items for reserves (other than the Capital Reserve and the Tax and Insurance Reserve) in the previous Fiscal Year's Project Operating Budget for such Project will be eliminated from that Project's Fiscal Year Project Operating Budget, provided, however, that Capital Enhancements and Capital Replacements proposed by the AIMCO Members for such Project Operating Budget shall be deemed to be approved so long as the costs of such expenditures are not paid with Additional Capital Contributions and are otherwise able to be paid and are so paid only pursuant to Section 4.3(d) hereof.

          (3)   If the Members do not approve an Annual Business Plan by March 1, then the Old Business Plan, as modified under Section 4.2(c)(2) hereof, shall be deemed to be approved as the Annual Business Plan, and such Annual Business Plan, as so approved, shall be the Annual Business Plan of the Company for such Fiscal Year.

          (4)   The failure to include in an Annual Business Plan, an Operating Budget, or a Project Operating Budget, any such relevant information as reasonably determined by Investor under clause (v) of Section 4.3(b) hereof shall constitute either (x) a Company Major Dispute, if the information related to the Company in general, or (y) a Project Major Dispute, if the relevant information related only to a particular Project, in which event only Investor shall be entitled to exercise the Buy-Sell Option under Section 12.1(a) hereof or Section 12.1(b) hereof, as the case may be.

          (5)   Upon the approved or deemed approval of an Annual Business Plan, the previously effective Annual Business Plan shall be completely superceded and no longer effective.

        (d)    Capital Reserve.

          (1)   Capital expenditures (including, without limitation, Capital Enhancements and Capital Replacements) may only be incurred if set forth in the Project Operating Budgets, for Emergency Situation Responses, or as otherwise approved by the Members. The Operating Budget shall provide for a "spend or accrue" capital reserve (the "Capital Reserve") to be used for capital expenditures set forth in Project Operating Budgets, for Emergency Situation Responses and other expenditures approved by the Members. Subject to Section 4.3(d)(2) hereof and Section 4.3(d)(3) hereof, for each Fiscal Year the Company and the Subsidiaries shall spend or reserve in cash, on an aggregate pooled basis for all Projects, $500 (Inflation Adjusted) per apartment unit of each Project owned by the Company or a Subsidiary during such Fiscal Year (as prorated based upon the number of days of ownership of each of such Projects). Any amounts so reserved at the end of a Fiscal Year shall be deposited in an interest bearing account (the "Capital Reserve Account") and such amounts (including interest thereon) shall be available for use during the subsequent Fiscal Year. Should any Project sale occur, then the Members shall agree upon a proportional reduction of such amounts so carried over and available during the subsequent Fiscal Year, taking into account the number of units in such Project sold, and with the excess distributed by the Company as Available Cash. All such capital expenditures will be paid first with funds on deposit in the Capital Reserve Account. Notwithstanding anything to the contrary in this Agreement, all capital expenditures, and the plans and specifications therefor, in excess of $100,000 and relating to the life/safety or structural aspects of a Project must be approved in advance by an engineer approved by Investor.

          (2)   If the cost of any proposed capital expenditures for a Project, when taken in the aggregate with the cost of all other previous capital expenditures for such Project within any Fiscal Year, would exceed $1,000 (Inflation Adjusted) per apartment unit for such Project in any Fiscal Year, then no capital expenditures in excess of such $1,000 (Inflation Adjusted) threshold shall be made, incurred or committed unless and until the Members have contributed to the Company Additional Capital Contributions to pay for the cost of such proposed capital expenditures in excess of such $1,000 (Inflation Adjusted) threshold, and other Company funds, including, without limitation, Capital Reserve funds, shall not be used to pay for any of such proposed capital expenditures in excess of such $1,000 (Inflation Adjusted) threshold without the approval of the Members.

          (3)   If the cost of any proposed capital expenditures for a Project, when taken in the aggregate with all other previous capital expenditures for all Projects within any Fiscal Year, would exceed the $500 (Inflation Adjusted) per apartment unit for all Projects (as prorated based upon the number of days of ownership of each of such Projects), then no capital expenditures in excess of such threshold shall be made, incurred or committed unless and until the Members have contributed to the Company Additional Capital Contributions to pay for all of such proposed capital expenditures in excess of such threshold, and other Company funds, including, without limitation, Capital Reserve funds, shall not be used to pay for any of such proposed capital expenditures in excess of the threshold without the approval of the Members.

          (4)   No Project, or interest in any Project, shall be sold, exchanged or Transferred to any AIMCO Member, AIMCO OP, or any Affiliate of any of them, including, without limitation under ARTICLE 12 hereof or ARTICLE 13 hereof, if the cumulative capital expenditures made for such Project from and after the Effective Date exceed the Allocated CapEx Amount for such Project, unless the AIMCO Members pay to the Company such excess amount, in addition to the purchase price for such Project. As used herein, "Allocated CapEx Amount" means, for a Project, the sum of the $500 (Inflation Adjusted) per unit per year for such Project. By way of example only, if a Project had 1000 units, and in Fiscal Year 2 the CPI increased by one percent (1%), then the Allocated CapEx Amount for such Project would be $1,005,000, being the sum of $500,000 ($500 multiplied by 1000 units) for the first Fiscal Year and $505,000 ($500 per unit as Inflation Adjusted) for the second Fiscal Year. Amounts paid to the Company pursuant to this Section 4.3(d)(4) shall not be treated as Capital Contributions for purposes of computing the Members' Capital Accounts or other Accounts.

        (e)    Tax and Insurance Reserve.    To the extent that a third party Mortgage Loan lender is not escrowing amounts to pay taxes and insurance costs and premiums with respect to a Project, then the Project Operating Budget for such Project shall contain a line item for a tax and insurance reserve (the "Tax and Insurance Reserve"). The Company shall cause the Subsidiary that owns such Project to reserve on a monthly basis one-twelfth (1/12) of the amounts sufficient to pay, when due, taxes and insurance costs and premiums for such Project.

        Section 4.4    Intentionally Omitted.

        Section 4.5    Intentionally Omitted.

        Section 4.6    Intentionally Omitted.

        Section 4.7    Officers.    The Manager, with the approval of the Members, may designate one or more Persons to be officers of the Company ("Officers"), and any officer so designated shall have such title, authorities and duties, as the Manager may delegate to them; however, no such Officer shall be an employee of the Company or any Subsidiary and shall not receive any compensation or other remuneration from the Company or any Subsidiary. Any Officer may be removed as such, either with or without cause, by the Manager.

        Section 4.8    Removal of Manager.

        (a)   The AIMCO Managing Member may be removed as the Manager by Investor as provided herein under the following circumstances (each, a "Removal Event"):

          (1)   If AIMCO REIT, AIMCO OP, any of the AIMCO Members or any of their respective Affiliates suffers or commits one or more breaches or defaults of this Agreement or any of the other organizational or formation documents of the Company or one or more Subsidiaries, including, without limitation, the Contribution and Sale Agreements, (other than the items set forth in clauses (2) through (6) of this Section 4.8 or a Section 4.16(e) Breach), which breaches or defaults, in the aggregate, have or may be reasonably anticipated to have, a Material Adverse Effect on the Company, one or more Subsidiaries or Projects or Investor, and, if such breach or default is curable, such breach or default is not cured (x) in the case of a monetary default, within ten (10) Business Days after written notice by Investor to the Manager; or (y) in the case of a non-monetary default, within thirty (30) days after written notice by Investor to the Manager or the AIMCO Managing Member, as the case may be; provided, however, that if such non-monetary default cannot be cured within such thirty (30) day period and the AIMCO Members are diligently and in good faith pursuing such cure, then instead of such thirty (30) day period the AIMCO Members shall have a reasonable period of time to cure such breach or default not to exceed ninety (90) days after such written notice;

          (2)   Cause exists or occurs;

          (3)   the occurrence or existence of an Unpermitted Transfer relating to AIMCO REIT or any of the AIMCO Members;

          (4)   the occurrence or existence of a Deferred Maintenance Default or a Shortfall Loan Default relating to any of the AIMCO Members;

          (5)   the Bankruptcy of any of the AIMCO Members, or any direct or indirect owner of a beneficial interest in any AIMCO Member (other than any Interest Holders in AIMCO REIT or AIMCO OP); or

          (6)   failure of the AIMCO Members to make an RSD Payment under ARTICLE 13 hereof.

The occurrence or existence of any of the foregoing events, conditions or circumstances with respect to or by any additional Members holding their Membership Interests in the Company through or as successors to any AIMCO Member shall also constitute a Removal Event.

        (b)   Within one hundred eighty (180) days after Investor becomes aware of the occurrence or existence of a Removal Event, Investor may remove the AIMCO Managing Member as the Manager, and if the AIMCO Managing Member is removed as Manager, then (i) Investor may appoint a new Manager selected by Investor and approved by the AIMCO Members, such approval not to be unreasonably withheld, delayed or conditioned (provided, however, Investor may appoint itself or an Affiliate of GECC that is engaged in the real estate business as Manager without approval by the AIMCO Members), and pay such new Manager a reasonable compensation for such services, as determined by Investor; (ii) the rights of the Members to distributions under Section 8.2 hereof and Section 8.3 hereof shall be modified as provided in Schedule 4.8 hereto, and (iii) Investor may admit any Person that is the replacement Manager as a Member without the consent or approval of the AIMCO Members and may assign to such new Member any portion of Investor's distribution rights pursuant to ARTICLE 8 and Capital Sharing Ratio as Investor determines (in which event the distribution rights and Capital Sharing Ratio of Investor then shall be reduced by the distribution rights and Capital Sharing Ratio allocated to the new Member). Notwithstanding the foregoing, the replacement Manager shall not be required to be admitted as a Member.

        (c)   Upon the occurrence of a Removal Event and if the AIMCO Managing Member is removed as Manager in accordance with the preceding paragraph, then in addition (i) and at the option of Investor, Investor may cause the Company and the Subsidiaries to terminate, without payment of any fees, penalty or other compensation (other than compensation earned and due through the date of termination), all Property Management Agreements and other contracts between the Company, on the one hand, and AIMCO REIT, AIMCO OP, any AIMCO Member, or any of their Affiliates or any officers or employees of any of them, on the other hand, and replace such party with a Person selected by Investor and approved by the AIMCO Members, such approval not to be unreasonably withheld, delayed or conditioned (provided, however, that no approval shall be required if the replacement is Investor or an Affiliate of GECC or Investor); and (ii) within fifteen (15) Business Days of AIMCO Managing Member's removal as Manager either Investor or the replacement Manager shall file an amendment to the Certificate in accordance with the Act to remove "AIMCO" from the Company's name and the Company shall assign, as soon as is practical thereafter, all of its rights to the name "AIMCO" to the AIMCO Managing Member and cease from using the name "AIMCO"; provided, however, that so long as the Company is diligently proceeding to eliminate the use of the name "AIMCO" from its business operations, the Company and its Subsidiaries shall be entitled to continue to use the name "AIMCO", at no cost, until the elimination of such name from the business operations has been achieved.

        Section 4.9    Reimbursement of Expenses.    The Manager shall receive reimbursement for its customary and reasonable third party costs and expenses incurred in providing manager services to the Company or any of its Subsidiaries in accordance with an approved Operating Budget, including without limitation, the budgeted and actually and reasonably incurred fees and expenses of outside legal counsel and auditors but specifically excluding any reimbursement for overhead costs. No other fees or expenses shall be reimbursed or paid to the Manager for acting as Manager of the Company, except under Section 4.12(a) hereof and Section 4.12(d) hereof.

        Section 4.10    Compensation of Members and Manager.    Except as otherwise expressly provided in this Agreement, a Project Operating Budget expressly approved (and not deemed to be approved under Section 4.3(c)(3) hereof) by the Members, or an approved Property Management Agreement, no compensatory payment shall be made by the Company or any Subsidiary to any Member or Manager for the services to the Company, any Subsidiary or any Project provided by such Member or Manager or any member or employee of such Member or Manager.

        Section 4.11    Transactions with Affiliates.

        (a)    General.    Except as expressly provided in Section 2.10 hereof, Section 4.2(a) hereof, Section 4.2(b) hereof, Section 4.2(c) hereof, and Section 4.12 hereof, the Property Management Agreements, or an Operating Budget or a Project Operating Budget expressly approved (and not deemed to be approved under Section 4.3(c)(3) hereof) by the Members, no service or activity to be performed on behalf of the Company shall be performed by an Affiliate of a Member. If any such service or activity is so provided, then the same shall be provided on commercially reasonable terms.

        (b)    Termination of Agreements with Affiliates.    Upon (i) the removal of the AIMCO Managing Member as Manager under Section 4.8 hereof, or (2) the consummation of any sale or buy-sell under ARTICLE 12 hereof or ARTICLE 13 hereof, or any closing where Investor, GECC, General Electric Company, or an Affiliate of any of them acquires the Membership Interest of the AIMCO Managing Member, then Investor may, on behalf of the Company and its Subsidiaries, terminate any and all agreements (other than this Agreement) between the Company (or any of its Subsidiaries) and the AIMCO Members or any of their Affiliates relating to such Project or Projects without payment of any fees, penalties or other compensation (other than fees earned for work undertaken before the date of termination), and all such agreements shall contain a provision that allows for the exercise of Investor's rights under this Section 4.11(b) hereof. Notwithstanding any provision of this Agreement to the contrary, Investor shall have authority to act instead of Manager to enforce this provision on behalf of the Company and the Subsidiaries.

        Section 4.12    Property and Asset Management Agreements; Other Fees and Agreements; Services.

        (a)   Each Subsidiary shall enter into a separate management and service agreement substantially in the form attached hereto as Schedule 4.12(a)(X) (each a "Property Management Agreement" and, collectively, the "Property Management Agreements") with AIMCO Managing Member, AIMCO OP, a Controlled Affiliate of AIMCO OP or AIMCO REIT, or such other Person acceptable to the Members (the "Property Manager") for each Project under which the Property Manager shall provide property management services for all Projects owned by the Subsidiaries for an annual property management fee equal to $277 per apartment unit (Inflation Adjusted) paid monthly in arrears. Each Property Management Agreement shall be expressly subject to this Agreement, shall be renewable annually automatically, and Investor acting alone on behalf of the Company, may terminate any Property Management Agreement without penalty or additional consideration pursuant to Section 4.8(c) hereof, Section 4.11(b) hereof, ARTICLE 12 hereof or ARTICLE 13 hereof. Each Property Management Agreement shall be on such other terms and conditions as approved by the Members and Manager. Each Property Management Agreement shall include the language set forth on Schedule 4.12(a)(Y).

        (b)   Amounts paid directly to the Members, if any, pursuant to Section 4.12 hereof shall be treated as guaranteed payments within the meaning of Section 707(c) of the Code, and shall be treated consistently therewith by the Company and all Members, and shall not be treated as distributions for purposes of computing the Members' Capital Accounts or the amount the Members are entitled to receive under ARTICLE 8 or Section 10.2(c) hereof.

        (c)   Notwithstanding anything to the contrary contained in this Agreement, after termination of a Property Management Agreement pursuant to Section 4.8(c) hereof and Section 4.11 hereof, Investor shall have the sole and exclusive authority on behalf of the Company to make all decisions with respect to leasing and property management including to appoint and employ any operator to provide asset and property management services to the Company and its Subsidiaries for the particular Project and pay such operator market rate compensation.

        (d)    Other Fees and Agreements.

          (1)    Development Fees.    In the case of a material redevelopment of a Project (with material being defined as having an aggregate cost in excess of $1,000,000) that is approved by the Manager and is in accordance with an approved Annual Business Plan or an approved Operating Budget, the Company shall pay to the Manager or a Controlled Affiliate of AIMCO OP a redevelopment management fee of six percent (6%) of the total "direct" costs of such redevelopment project.

          (2)    Reimbursables.    The Company shall reimburse the Manager for all customary and reasonable third party costs and expenses incurred in providing all Manager services to the Company or Subsidiary, as applicable, in accordance with the terms of this Agreement and an approved Annual Business Plan or an approved Operating Budget, including, without limitation, budgeted and actually incurred costs of on-site employees at Projects, and the budgeted and actually and reasonably incurred fees and expenses of outside legal counsel and auditors but specifically excluding any reimbursement for overhead costs (it being acknowledged and agreed that on-site employees at Projects are not considered overhead costs).

          (3)    Impermissible Tenant Service Income.    The Manager may cause the Company to enter into one or more arrangements with Affiliates of AIMCO REIT to provide tenant services that, if performed by the Company or a Subsidiary, would create "impermissible tenant service income" under Section 856(d) of the Code, but only as long as (i) for such arrangement, the estimated income by the Affiliate of AIMCO REIT thereunder and the economic terms of such arrangement by such Affiliate from the Company or an applicable Subsidiary are specifically set forth in an approved Annual Business Plan or an approved Operating Budget, (ii) the sum, without duplication, of (a) the revenue that, but for such arrangement, would otherwise have been received by the Company or the Subsidiary, as the case may be, plus (b) the amount (expressed as a positive number) of any fees and other reimbursements required to be paid by the Company or the Subsidiary to such Affiliate in connection with such arrangement, if applicable, does not exceed $100,000 per annum in the aggregate for all such arrangements, and (iii) the documentation of such arrangement has been approved by Investor, such approval not to be unreasonably withheld, delayed or conditioned.

          (4)    Special Arrangements.    AIMCO REIT, the AIMCO Members and their Affiliates may receive expenses and reimbursements pursuant to the existing Special Arrangements only so long as (i) the reimbursement regime is applied consistently across the entire portfolio of holdings of AIMCO OP, and (ii) Investor has approved in advance any and all material changes to increase the benefits received by any AIMCO Entity.

          (5)    Insurance—Property and Liability.    If AIMCO REIT, AIMCO OP or any Affiliate of either of them provides property casualty or general liability insurance to the Company or a Subsidiary, then the premiums for the same may be reimbursed, as reflected in an approved Annual Business Plan (it being acknowledged that the premiums shall be at market rates rather than at actual cost to such issuer).

          (6)    Insurance—Worker's Compensation.    If AIMCO REIT, AIMCO OP or any Affiliate of either of them provides workman's compensation insurance for the on-site employees of a Project or health insurance to the on-site employees of a Project, then the premiums for the same may be reimbursed as reflected in an approved Annual Business Plan or an approved Operating Budget (it being acknowledged that the premiums shall be at market rates rather than at actual cost to such issuer). The only employee costs and expenses that shall be reimbursable to any AIMCO Entity by the Company or a Subsidiary are those approved costs and expenses relating to on-site employees.

        (e)    Other Services.    If, from time to time, Investor reasonably determines that another Person is ready, willing and able to provide any of the same services described in Section 4.12(d)(1) hereof at a cost that is less than the cost charged to the Company or a Subsidiary for services provided or arranged by any of the AIMCO Members or their Affiliates, and (2) at a level of service that is at least as good as those services provided or arranged by any of the AIMCO Members or their Affiliates, then the Company will use the services of such Person.

        Section 4.13    Use of Name.    In no event shall the name "General Electric", "GE", "GECC", "GE Capital", "General Electric Company" or other GECC Affiliate trade-name or derivative be used in connection with any Project, the Company or any Subsidiary, without the prior express approval of Investor in each instance, except (a) securities filings and disclosures with the Securities and Exchange Commission or any public exchange upon which AIMCO REIT shares are listed or traded which AIMCO REIT and AIMCO OP reasonably determined to be necessary or advisable under securities laws or rules, or rules of any such public exchange, (b) as required by applicable laws, rules or regulations, and (c) to directors, employees, consultants, advisors, counsel and accountants (i) who are involved with the Company or any Subsidiary affairs, (ii) on an as needed basis only and (iii) so long as such Persons agree to keep such matters confidential, in the same manner as provided in Section 2.13 hereof.

        Section 4.14    Indemnification; Reimbursement of Expenses; Insurance.    To the fullest extent permitted by the Act: (a) the Company shall, and does hereby, indemnify, defend and hold harmless and defend the Manager, each Member and their respective employees, agents and representatives, who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding ("Proceeding"), any appeal therein, or any inquiry or investigation preliminary thereto, solely by reason of the fact that such Person is or was the Manager, a Member or the employee, agent or representative of the Manager or a Member, as the case may be, and was acting within scope of duties or under the authority of the Manager or a Member, as the case may be; (b) the Company shall pay or reimburse each such Person for expenses incurred by such Person (i) in advance of the final disposition of a Proceeding to which such Person was, is or is threatened to be made a party, and (ii) in connection with such Person's appearance as a witness or other participation in any Proceeding. The provisions of this Section 4.14 shall not be exclusive of any other right under any law, provision of the Certificate or this Agreement, or otherwise. Notwithstanding the foregoing, this indemnity shall not apply to actions constituting gross negligence, willful misconduct or bad faith on the part of the indemnified Person, but shall apply to actions constituting simple negligence by the indemnified Person. The Company may purchase and maintain insurance to protect itself, the Manager, any Officer, each Member and any employee, representative or agent of the Manager or a Member, the Company or any Subsidiary, as the case may be, whether or not the Company would have the power to indemnify such Person under this Section 4.14. This indemnification obligation shall be limited to the assets of Company and no Member shall be required to make a Capital Contribution in respect thereof. Nothing contained in this Section 4.14 is intended to obligate the Company or its Subsidiaries to provide liability or other insurance on behalf of the Property Manager.

        Section 4.15    Conflicts of Interest.    Subject to the other express provisions of this Agreement, each Member and each of its Affiliates and Officers may engage in and possess interests in other business ventures of any and every type and description, independently or with others, including ones in competition with the Company or its Subsidiaries, with no obligation to offer to the Company, any other Member, Manager or Officer the right to participate therein or to account therefor. Without limiting the foregoing, no Member nor any Affiliate of any Member shall be prevented or restricted in any way from owning, financing, managing, advising, franchising or leasing any property or real estate company, even if such activity is in direct competition with the Company and its Subsidiaries.

        Section 4.16    Integrity Policy; Terrorism Compliance Procedures.

        (a)   The Manager and the Members will use their respective good faith and commercially reasonable efforts to cause the Company, each of the Subsidiaries and, as it relates to the Company or its Subsidiaries, the Property Manager to conduct their respective businesses in accordance with the Company's Integrity Policy, the Terrorism Compliance Procedures, OFAC Laws and Regulations, and all applicable Governmental Requirements, including those relating to money laundering and terrorism. The Manager shall not allow the Company or its Subsidiaries to do business or engage in a Financial Transaction with any Prohibited Person (it being acknowledged that any breach of the previous sentence shall constitute a material breach of this Agreement by the AIMCO Members that has a Material Adverse Effect and is subject to cure within ninety (90) days pursuant to Section 4.8(a)(1) hereof).

        (b)   The Company, the Members and the Manager hereby approve and adopt the anti-money laundering policy and customer identification program attached hereto as Schedule 4.16(b) (as amended from time to time, the "AML Policy").

        (c)   Investor shall have the right to audit the Company's and, as it relates to the Company or its Subsidiaries, the Property Manager's compliance with the Company's Integrity Policy, the Terrorism Compliance Procedures, OFAC Laws and Regulations, and all applicable Governmental Requirements having jurisdiction over the Company and the Subsidiaries and their respective properties and assets, including those relating to money laundering and terrorism. Investor may request the Company to change or modify the Company's Integrity Policy and Terrorism Compliance Procedures (including, without limitation, the AML Policy consistent with GECC's company-wide policies and procedures, and the failure of the Company to adopt such changes shall constitute a Major Dispute. In the event that the Company or Property Manager fails to comply with the Company's Integrity Policy, the Terrorism Compliance Procedures, OFAC Laws and Regulations, or any such Governmental Requirements, then Investor may, at its option, cause the Company to comply therewith and any and all reasonable costs and expenses incurred by Investor in connection therewith shall constitute Operating Expenses of the applicable Projects and Subsidiaries (as allocated based upon the ratio of Net Project Values of the Projects affected), shall be repaid with Company funds in due course, and shall neither be deemed Capital Contributions by Investor nor credited to Investor's Capital Account or other Accounts.

        (d)   In connection with the purchase, sale, other transfer or lease of any real property, personal property, or other assets, including any sale pursuant to ARTICLE 13 hereof, the Company shall comply with the provisions of the AML Policy.

        (e)   With respect to "significant transactions" (as defined in the AML Policy) or "red flags" (as defined in the AML Policy), the Company shall make such reasonable investigations in light of the circumstances to confirm that any such seller, purchaser, other transferee or lessee and the individual(s) Controlling such seller, purchaser, other transferee or lessee (i) have not been previously indicted for or convicted of any Moral Turpitude Event, and (ii) are not currently under investigation by any Governmental Authority for alleged criminal activity. In this regard, any Member may require that the Company (at the Company's expense) conduct all reasonable due diligence necessary to confirm that any such seller, purchaser, other transferee or lessee conforms to the requirements of the previous sentence (it being acknowledged that transactions with U.S. Publicly-Traded or Pension Entities will require a lower and less comprehensive level of due diligence). Any breach of this Section 4.16(e) shall constitute a "Section 4.16(e) Breach".

        Section 4.17    No Employees.    Neither the Company nor its Subsidiaries will have any employees. Any Persons providing asset or property management services for the Company or any Subsidiary shall be employees of the Property Manager or its Affiliates and not of the Company or its Subsidiaries.

        Section 4.18    Insurance.    The Manager shall cause the Company and its Subsidiaries to maintain insurance in accordance with the Insurance Program. As long as AIMCO REIT, any AIMCO Member, or any of their Affiliates, is the Property Manager of a Project, then the AIMCO Managing Member will cause property hazard and general liability insurance coverages for such Projects to be obtained and maintained from a carrier approved by the Members and in accordance with the Company's Insurance Program, as approved by the Members from time to time (it being understood that all such insurance premiums shall be amortized on a "straight-line" basis). Any insurance procured by the AIMCO Managing Member under a blanket or similar policy of AIMCO OP or an Affiliate of AIMCO OP shall not be maintained after the consummation of the Buy-Sell Option pursuant to ARTICLE 12 hereof if the buyer is not an AIMCO Member or an Affiliate thereof and if the Project(s) have been charged insurance premiums or fees for periods after the consummation of the Buy-Sell Option, then the AIMCO Managing Member shall cause the Company or the Subsidiary to be reimbursed for such portion of insurance premiums or fees relating to periods after the consummation of the Buy-Sell Option without cost, expense, charge or penalty to the Company or the Subsidiaries. The cost of such insurance will be billed separately to the Projects as described in Section 4.12 hereof. Proof of coverage will be provided to the Members promptly upon request.

        Section 4.19    Selection of Company Counsel.

        (a)   The appointment of any law firm as (i) general counsel to the Company and its Subsidiaries, or (ii) as special counsel to the Company regarding any environmental issues or matters, is a Major Decision to be decided by the Members.

        (b)   Subject to Section 4.19(a) hereof, the Manager shall have the authority to appoint counsel to represent the Company and its Subsidiaries with respect to the litigation described in clauses (A) and (B) of paragraph (11) of the definition of "Major Decision".

        (c)   The Members hereby consent to the appointment of counsel to represent the Company or any of its Subsidiaries by the Company's insurer(s) so long as the amount or amounts claimed do not exceed the limits of coverage under the Company's policies and the insurer(s) has assumed defense of the claim without a reservation of rights; provided, however, if the amount claimed in any such action exceeds $100,000, then the Members not Affiliated with the Manager may engage, at the Company's expense, separate counsel to represent the Company in addition to counsel appointed by the insurer(s).

        (d)   If the Members cannot agree on the selection of a law firm to serve as general counsel to the Company in accordance with Section 4.19(a) hereof or on the selection of a law firm to represent the Company or a Subsidiary with respect to the litigation described in Section 4.19(c) hereof or otherwise, then the Member proposing the engagement of counsel shall submit the names of no more than five (5) nor less than three (3) proposed law firms to the other Members and the other Members shall either select one of such firms which shall be deemed accepted or submit a proposed list from which the original proposing Member shall select counsel to be engaged.

ARTICLE 5
ACCOUNTING AND REPORTING

        Section 5.1    Fiscal Year, Accounts, Reports.

        (a)   The fiscal year of the Company and each Subsidiary (the "Fiscal Year") shall be the calendar year.

        (b)   The books of account of the Company and each Subsidiary shall be kept and maintained by the Manager at the Manager's expense in accordance with generally accepted accounting principles, consistently applied; provided, however that the Capital Accounts of the Members shall be maintained in accordance with ARTICLE 9 hereof. The books of account shall be kept at the principal place of business of the Company, and shall at all times be available for inspection by the Members. The Members agree that, for purposes of preparing financial statements of the Company, the Projects will be recorded initially at their respective Gross Project Value established upon their contribution or sale to the Company or its Subsidiaries, as the case may be.

        (c)   The allocation of GAAP profits and losses to the Members will be determined through the Hypothetical Liquidation at Book Value ("HLBV") method. Under HLBV, the amount of GAAP profits and losses to be recognized is determined without regard to unrealized increases or decreases in the estimated current values of the Company's assets. For each accounting period, GAAP profits and losses allocated to each Member are based on an analysis of the respective Member's net book equity assuming a sale of the Company's assets at depreciated historical cost at the end of that accounting period with no resultant gain or loss. For purposes of this calculation and allocation, a Member's net book equity at any date is equal to the amount that the Member would receive (or be obligated to pay) if the Company were to distribute, in accordance with Section 8.3 hereof, an amount equal to all of its assets less liabilities determined in accordance with GAAP. The share of GAAP profits and losses to be allocated to each Member in any given period should reflect the net change during the period in each Member's net book equity, adjusted for the effects of (1) any transfers of all or a portion of one Member's interest to another Member, (2) Capital Contributions, and (3) distributions.

        (d)   The Manager shall, at the Manager's expense, furnish to the Members, in the form attached hereto as Schedule 5.1(d), (i) on or before forty-five (45) days after the end of each quarter, an unaudited balance sheet of each Project and, on a consolidated basis, the Company dated as of the end of such quarter and an unaudited statement setting forth and describing in reasonable detail the receipts and expenditures of each Project, and, on a consolidated basis, the Company during the preceding quarter and comparing the results of operations of each Project and the Company for such quarter and for the year to date to the appropriate Project Operating Budget and the Operating Budget, including a variance report describing the reason for any material variances and a current occupancy report (both physical and economic), a statement of the Company's Available Cash, Capital Proceeds and Net Refinancing Proceeds for the preceding quarter, and a construction job cost report for each Project, the final completion date for which has not occurred, (ii) on or before ninety (90) days after the end of each Fiscal Year, a balance sheet of the Company dated as of the end of such Fiscal Year, a statement of operations for such Fiscal Year, and a statement of the Company's cash flows for such Fiscal Year as of the end of such Fiscal Year, all as audited by the Auditor, an unaudited statement setting forth the Profits and Losses of the Company for such Fiscal Year, an unaudited statement setting forth the Company's Available Cash, Capital Proceeds, Refinancing Proceeds, and Capital Reserve balance, the Members' Capital Accounts, and Investor's Capital Contribution Accounts, all as of the end of such Fiscal Year, and an unaudited Fiscal Year end balance sheet, Profit and Loss statement, and a statement of Available Cash, Net Operating Income and Capital Proceeds for each Project and (iii) from time to time, all other information relating to each Subsidiary and the Company and their respective business, affairs and assets reasonably requested by any Member. Notwithstanding the foregoing, the cost of the annual audit performed by the Auditor shall be made at the Company's expense, and the Manager shall, at the Manager's expense, promptly furnish to Investor any other information requested by Investor, including, without limitation, support for standard planning sessions in which Investor participates.

        (e)   Each Member, at its expense, may at all reasonable times during usual business hours audit, examine, and make copies of or extracts from the books of account, records, files, and bank statements of each Subsidiary and the Company. Such right may be exercised by any Member, or by its designated agents or employees.

        Section 5.2    Bank Accounts.    Subject always to Section 4.1(b) hereof, the Manager shall open and maintain (in the name of the Company or its Subsidiaries, as appropriate) a bank account or accounts in a bank or savings and loan association, the deposits of which are insured, up to the applicable limits, by the Federal Deposit Insurance Corporation and rated "A" or better by Standard & Poor's in which shall be deposited all funds of the Company and its Subsidiaries. Investor may approve changes or deviations to the requirements of this Section in connection with any requirements imposed by lenders in making a Loan to the Company or a Subsidiary.

ARTICLE 6
CAPITAL CONTRIBUTIONS

        Section 6.1    Project Capital Contributions.

        (a)   The Members shall make Capital Contributions to the Company (collectively, the "Project Capital Contributions") in accordance with and as more particularly described in Schedule 6.1(a) attached hereto. For all other Projects agreed to be contributed to the Company, the Members shall make Project Capital Contributions thereafter as determined by the Members.

        (b)   The commitment to make Project Capital Contributions is not a "revolving" commitment. Any obligation of the Members to make Project Capital Contributions shall terminate on the Commitment Termination Date.

        Section 6.2    Additional Capital Contributions.

        (a)   Each Member shall make Additional Capital Contributions in proportion to such Member's Capital Sharing Ratio, as may be approved by the Members, for the conduct of the Company's business, maintenance of its assets, and discharge of its liabilities. Investor's Capital Contribution Account and Capital Account, and the AIMCO Members' Capital Accounts, shall be credited in the amount of any such Additional Capital Contributions made by such Member. From time to time as the Company or any Subsidiary requires funds to conduct its business, the Manager, with the written consent of the Members, shall notify the Members of the amount of funds requested, the use and purpose of such funds, and each Member's requested contribution amount.

        (b)   Notwithstanding anything to the contrary contained herein, Additional Capital Contributions shall be required for, and must be made in advance of undertaking, any of the following: (a) any acquisition, development, redevelopment, or renovation of any Project, or making any capital expenditure that is outside of the parameters set forth in Section 4.3(d) hereof; (b) restoring a Project or portions thereof affected by a casualty or condemnation other than to its original condition (or as close thereto as is reasonably practicable); or (c) funding any Company, Subsidiary or Project reserves, other than the Capital Reserve in accordance with Section 4.3(d) hereof. For avoidance of doubt, except as provided in Section 6.3 hereof, no Additional Capital Contribution shall be required unless the Members so agree to make such Additional Capital Contributions.

        (c)   If the Members agree to make Additional Capital Contributions under this Section 6.2, or Section 6.3 hereof, then the Members shall make such Additional Capital Contributions within ten (10) Business Days after the date such notice is given.

        Section 6.3    Deferred Maintenance.

        (a)   For each Project requiring Deferred Maintenance work, as identified in Schedule 1.1(DM) to each of the Contribution and Sale Agreements, such work shall be completed on or prior to the first (1st) anniversary of the closing of the acquisition of the Project. Each Member shall be required to fund (or be deemed to have funded) as Project Capital Contributions such Member's share of the Deferred Maintenance. The funding or deemed funding of such Deferred Maintenance shall occur on a progress billing basis, meaning that funding will occur or be deemed to have occurred after (but not until) such costs and expenses are incurred and that portion of the Deferred Maintenance work is completed. Deferred Maintenance will be funded as follows:

          (1)   first, if the Subsidiary for which Deferred Maintenance is completed has funds on hand from Available Cash, then such Subsidiary shall apply the same to fund such Deferred Maintenance, and such amounts so applied from Available Cash of such Subsidiary shall be deemed to have been distributed to the Company and then to the Members as a special distribution to the Members, allocated in accordance with the Capital Sharing Ratios, which amounts are then contributed by the Members to the Company as Project Capital Contributions in accordance with the Members' Capital Sharing Ratios, and which the Company then contributes as capital contributions to such Subsidiary for such Deferred Maintenance at such Project;

          (2)   then, if such Subsidiary's funds on hand from Available Cash are not sufficient to fund all of such Deferred Maintenance but the Company has funds on hand from Available Cash, then the Company shall fund as much of the Deferred Maintenance from such Subsidiaries' funds in hand pursuant to clause (1) above, and such remaining Deferred Maintenance Amounts shall be paid for by the Company contributing to such Subsidiary such necessary amounts to fund such remaining Deferred Maintenance, and such amounts from Available Cash of the Company shall be deemed to have been distributed as a special distribution to the Members, allocated in accordance with the Capital Sharing Ratios, which amounts are then contributed by the Members to the Company as Project Capital Contributions in accordance with the Members' Capital Sharing

  Ratios, and which the Company then contributes as capital contributions to such Subsidiary for such Deferred Maintenance at such Project; and

          (3)   finally, if such Subsidiary's and the Company's aggregate funds on hand from Available Cash are not sufficient to fund such Deferred Maintenance, then the Members shall contribute to the Company as Project Capital Contributions such necessary amounts to fund such Deferred Maintenance in proportion to the Member's Capital Sharing Ratio and the Company will immediately contribute such amounts to such Subsidiary to fund such Deferred Maintenance. If Project Capital Contributions are required from the Members under this clause (3), then the Manager shall submit to the Members a Funding Request pursuant to Section 6.3(b) hereof.

        (b)   The Manager shall call for Project Capital Contributions for Deferred Maintenance under Section 6.3(a)(3) hereof by written notice (a "Funding Request") in the form of Schedule 6.3(b) to the Members. Each Funding Request will specify (i) each Project to which it relates, (ii) the specific purposes for which the Funding Request is being requested, which will correspond to the Deferred Maintenance line items identified in Schedule 1.1(DM) to each of the Contribution and Sale Agreements, (iii) the amount of the Project Capital Contributions being requested (and the aggregate amount of all Capital Contributions previously funded for such Project), (iv) any deviations from such Project's approved Project Operating Budget, and (v) the date by which the requested Project Capital Contributions are to be funded by the Members, which must be at least ten (10) Business Days after the date the Funding Request is given unless Investor agrees to a shorter period of time. Investor may condition the funding of the Project Capital Contributions for Deferred Maintenance upon the receipt by Investor of a progress report conducted by engineers approved by Investor and which report is satisfactory to Investor. Upon the request of Investor, the Manager shall promptly deliver to Investor copies of all receipts, invoices, and other materials to substantiate the amounts, payees, and purposes for which the Project Capital Contribution is being requested. Funding Requests shall be given no more frequently than quarterly and each Funding Request shall be in an amount not less than $250,000.00 and shall be made only on or as of the first day of a Fiscal Year quarter; provided, however, that the final Funding Request, the funds of which shall be used to pay the final installment of costs for Deferred Maintenance on all Projects then owned by the Company and its Subsidiaries, may be for a lesser amount.

        (c)   A "Deferred Maintenance Default" shall have occurred if any Member fails to make any Deferred Maintenance Project Capital Contribution under this Section 6.3 by the date due if such failure continues for ten (10) Business Days after written notice thereof (the "Deferred Maintenance Default Notice") is given by the Manager or any Member to the Member which has failed to make such Deferred Maintenance Project Capital Contribution.

        Section 6.4    Shortfalls.

        (a)    Generally.    Except as otherwise provided in Section 6.2 hereof or Section 6.3 hereof, if a cash shortfall exists for the Company or a Subsidiary, as applicable, (i.e., revenues and applicable funded reserves are less than expenses, including, without limitation, debt service, but exclusive of debt service on Default Loans and Shortfall Loans and the cost of Deferred Maintenance, each of which shall be funded in the manner provided for herein), then the Manager will notify the Members immediately (the "Shortfall Notice") of the nature of and reasons for such cash shortfall and whether the Manager believes that a capital contribution to the applicable Subsidiary or a loan to the Company (a "Shortfall Loan") to fund such cash shortfall is necessary.

        (b)    Subsidiary Shortfall.    If the cash shortfall is with respect to one or more Subsidiaries only and not the Company and, after funding all other requisite Subsidiary cash shortfalls, paying all Company expenses and funding all required Company reserves (including, without limitation, the Capital Reserve and the Tax and Insurance Reserve) the Company has funds on hand from Available Cash, Capital Proceeds or Net Refinancing Proceeds to pay for such cash shortfall, then within five (5) Business Days after the Shortfall Notice, the Manager shall cause the Company to make a cash capital contribution to the Subsidiary equal to the Shortfall from funds on hand from Available Cash, Capital Proceeds or Net Refinancing Proceeds. The Subsidiary shall thereafter pay for the Subsidiary expense items to which the cash shortfall relates. Any such funding by the Company to a Subsidiary shall be deemed to constitute a special distribution to the Members on the last day of such quarter of such Fiscal Year, in proportion to each Member's Capital Sharing Ratio with such amounts, then immediately contributed by the Members to the Company as Additional Capital Contributions made in proportion to each Member's Capital Sharing Ratio, and with such amounts then immediately contributed by the Company to the Subsidiary as a capital contribution to such Subsidiary. In addition, if at the end of any Fiscal Year of the Company any Project has an overall cash shortfall for such Fiscal Year, then the same shall constitute a "Project Shortfall Event" and either Investor or the AIMCO Members may, at any time during the subsequent Fiscal Year, elect to exercise the Buy-Sell Option with respect to such Project pursuant to Section 12.1(h) hereof.

        (c)    Company Shortfall.    If the Shortfall is with respect to the Company, then:

          (i)    Minor Shortfall:    If the amount of the cash shortfall, when taken together with all outstanding Shortfall Loans to the Company made by any of AIMCO REIT, any of the AIMCO Members, or any of their respective Affiliates, does not exceed ten percent (10%) of the Net Project Value of all Projects then owned, directly or indirectly, by the Company (as determined for each Project upon its sale or contribution to the Company), then within five (5) Business Days after the Shortfall Notice the AIMCO Members shall make (or cause AIMCO REIT, AIMCO OP, or any of their Affiliates to make) a Shortfall Loan to fund such Shortfall; or

          (ii)    Major Shortfall:    If the amount of the cash shortfall, when taken together with all outstanding Shortfall Loans to the Company, made by any of AIMCO REIT, any of the AIMCO Members, or any of their Affiliates, exceeds ten percent (10%) of the Net Project Value of all Projects then owned, directly or indirectly, by the Company (as determined for each Project upon its sale or contribution to the Company) then the Members must agree in advance whether or not the AIMCO Members will fund such cash shortfall with a Shortfall Loan, with the failure of the Members to agree constituting a Major Dispute.

        (d)    Terms.    All Shortfall Loans shall be cash flow loans, payable in the order and priority set forth in ARTICLE 8 hereof and will accrue interest at a rate equal to the Prime Rate plus two percent (2%), compounded quarterly. The AIMCO Members shall be jointly and severally obligated to make, or cause to be made by an Affiliate of the AIMCO Members, Shortfall Loans. All Shortfall Loans to be made by the AIMCO Members hereunder shall be made only by one or more of the following entities: (1) one or more AIMCO Members, (2) AIMCO REIT, or (3) a direct or indirect wholly-owned subsidiary of AIMCO OP or AIMCO REIT.

        (e)    Funding by Investor.    Notwithstanding anything to the contrary in this Section 6.4, Investor is entitled (but is not obligated) to fund up to fifty percent (50%) of any Shortfall Loan. If the AIMCO Members do not timely make a required Shortfall Loan, then Investor may make the entire Shortfall Loan to the Company as a default loan (a "Default Loan") in accordance with Section 6.4(f) hereof. If the balance of all Shortfall Loans that the AIMCO Members failed to make or caused to be made (exclusive of any Shortfall Loans that Investor elects to make in accordance with the first sentence of this Section 6.4(e)) equals or exceeds the lesser of (i) twenty-five percent (25%) of the aggregate Project Capital Contributions previously made by the AIMCO Members for all Projects then-owned by the Company or its Subsidiaries, or (ii) the Shortfall Loan Threshold, then the same shall constitute a "Shortfall Loan Default" by the AIMCO Members.

        (f)    Default Loans.    Each Default Loan shall be a loan by Investor to the Company, shall bear interest at the Default Rate and shall be repaid as set forth in Section 8.1(e) hereof and as set forth below. The Capital Account of Investor and the Investor's Capital Contribution Accounts shall not include a credit for the amount of the Default Loan. The making of a Default Loan by Investor shall not constitute a cure of the Shortfall Loan Default of the AIMCO Members. If a Default Loan is so made by Investor, then the AIMCO Members may cure any such Shortfall Loan Default and satisfy the Default Loan by the AIMCO Members (a) issuing a Shortfall Loan to the Company in the amount of the original balance of such Default Loan and (b) paying to the Company the remaining amounts due under the Default Loans, including, without limitation, the total amount of any unpaid accrued interest thereon and other expenses thereunder or in connection with the Default Loan. Such Shortfall Loan and such payment by the AIMCO Members to the Company shall not constitute Capital Contributions and shall not be credited to the AIMCO Members' Capital Account or other Accounts. Thereafter, the Company shall pay to Investor the remaining balance due to (1) satisfy the Default Loan, including payment of all unpaid accrued interest thereon, and (2) satisfy or otherwise pay the other expenses thereunder or in connection with the Default Loan. The repayment of the Default Loan and payment or reimbursement of any interest or expenses thereunder shall not constitute a distribution to Investor, shall not be debited against Investor's Capital Account or other Accounts, and shall not be considered as a distribution for purposes of determining Investor's Internal Rate of Return hereunder.

        (g)    Remedies.    If a Shortfall Loan Default occurs, then Investor's only remedies are to exercise Investor's rights under Section 4.8 hereof, ARTICLE 12 hereof and ARTICLE 13 hereof.

        Section 6.5    Return of Contributions.    No Member shall be entitled to (a) the return of any part of its Capital Contributions, (b) any interest in respect of any Capital Contribution, or (c) the fair market value of its Membership Interest in connection with a withdrawal from the Company or otherwise. Unreturned or unrepaid Capital Contributions shall not be a liability of the Company or of any Member. No Member shall be required to contribute or lend any cash or property to the Company to enable the Company to return any Member's Capital Contributions to the Company.

        Section 6.6    Balances.    The Company's books and records shall contain entries indicating the type and amount of Capital Contributions made to the Company and, the balances in the Capital Accounts and other Accounts.

        Section 6.7    General Provisions Concerning Capital Contributions.    The obligation of the Members to make Capital Contributions under this Agreement shall not inure to the benefit of, or be enforceable by, any Person other than the other Members on behalf of the Company. Investor, on the one hand, and the AIMCO Members, on the other hand, shall not be obligated to make any Capital Contribution in the event a Deferred Maintenance Default shall have occurred with respect to the other.

ARTICLE 7
FINANCING

        Section 7.1    Financing.

        (a)   The Company may obtain on behalf of each Subsidiary, with the prior written approval of the Members, Mortgage Loans. Each Mortgage Loan may be secured by a first priority deed of trust, security deed or mortgage lien on the Project and shall be made on such terms and conditions as may be approved by the Members. Manager shall deliver to Investor all notices, correspondence, and information delivered to or received from the Mortgage Loan lender by the Company or any Subsidiary.

        (b)   Notwithstanding anything to the contrary in Section 7.1(a) hereof, the Manager may obtain, on behalf of each Subsidiary, Permitted Mortgage Loans, without the prior written approval of the Members. If the Manager desires for any Subsidiary to enter into a Permitted Mortgage Loan, then the Manager shall deliver a written summary of the terms of any proposed Permitted Mortgage Loan to Investor in advance of closing of any such financing, which summary shall include, without limitation, the terms listed in clauses (i) through (xii) in the definition of "Permitted Mortgage Loan" in order to provide Investor a reasonable opportunity to review and respond to the same. Investor shall have ten (10) Business Days to respond upon a determination that the terms of the proposed financing do not constitute a Permitted Mortgage Loan hereunder. If Investor has not responded within such ten (10) day period, the Manager shall provide a second notice with a header in all capital letters and BOLD TYPE of at least 14 point in size stating "FINAL NOTICE—FAILURE TO RESPOND SHALL RESULT IN A DEEMED AGREEMENT THAT A MORTGAGE LOAN IS A PERMITTED MORTGAGE LOAN" to Investor informing Investor that Investor has five (5) Business Days to respond or Investor shall be deemed to have consented to such Permitted Mortgage Loan. If Investor does not respond within five (5) Business Days following receipt of such second notice, Investor shall be deemed to have agreed that such Mortgage Loan is a Permitted Mortgage Loan.

        (c)   If a Mortgage Loan is to be recourse, then it shall be recourse only to the respective Project-owning Subsidiary and any single asset, single purpose entity general partner or managing member of such Subsidiary and shall be non-recourse to the Members and the Company. Notwithstanding the previous sentence, the respective Subsidiary will provide the lender any required indemnities or guaranties (collectively, the "Lender Indemnities") only if and as approved by the Members. Under no circumstances shall the Company, Investor, GECC or any GECC Affiliate be required to provide any Lender Indemnities. All such Lender Indemnities shall be on terms and conditions reasonably acceptable to the Members in all instances. The Members will consider whether insurance is economically feasible in lieu of providing any such required indemnities for preexisting environmental and, if applicable, engineering conditions.

        Section 7.2    Intentionally Omitted.

        Section 7.3    No Commitment.    The Members acknowledge and agree that GECC has not committed or otherwise agreed to make or provide any Loan to the Company or a Subsidairy. Nothing contained herein shall constitute or be deemed to constitute GECC's commitment or other agreement to make or provide a Loan or other financing to the Company or a Subsidiary. GECC shall have no liability to the Manager, the Company, any Subsidiary or the Members in the event the Company's or a Subsidiary's application for a Loan or other financing is rejected. If approved, GECC's commitment to make a Loan or other financing to the Company or a Subsidiary shall be evidenced by a separate writing and shall be executed by GECC.

        Section 7.4    Acknowledgement and Waiver.    In the event GECC makes or provides a Loan or other financing to the Company or a Subsidiary, the Members hereby acknowledge and agree that GECC shall be treated as, and shall have all the rights, remedies and benefits of, an unrelated third party lender with respect to any such Loan or other financing. No action, consent or authorization of GECC under the documents and instruments evidencing and securing a Loan or other financing shall be construed or imputed as the action, consent or authorization of Investor under this Agreement and no action, consent or authorization of Investor under this Agreement shall be construed or imputed as the action, consent or authorization of GECC under the documents and instruments evidencing and securing any such Loan or other financing. The refusal of GECC to consent to or waive a requirement under any of the documents and instruments evidencing and securing a Loan or other financing shall not be a defense to any default by the Manager, any Member, the Company or any Subsidiary under this Agreement or the documents and instruments evidencing and securing any Loan or other financing. Notwithstanding the foregoing, neither GECC nor any GECC Affiliates, as lender under this ARTICLE 7, owe a fiduciary duty to the Company or its Members.

ARTICLE 8
DISTRIBUTIONS

        Section 8.1    Distributions in General.    Subject to Section 3.7 hereof,

          (a)    Available Cash.    Within ten (10) Business Days after the end of each quarter of each Fiscal Year, the Manager shall determine the amount, if any, of Available Cash of the Company, each Subsidiary and each Project for such period, and the Company shall (1) cause the Subsidiaries to distribute each Subsidiary's Available Cash to the Company, and (2) distribute the Company's Available Cash to the Members in accordance with Section 8.1(e) hereof and then Section 8.2 hereof.

          (b)    Capital Proceeds.    Upon the consummation of a Capital Transaction resulting in Capital Proceeds, the Company shall distribute such Capital Proceeds to the Members in accordance with Section 8.1(e) hereof and then Section 8.3 hereof.

          (c)    Net Refinancing Proceeds.    Upon the consummation of a financing or refinancing of a Project resulting in Net Refinancing Proceeds, the Company shall distribute such Net Refinancing Proceeds to the Members in accordance with Section 8.1(e) hereof and then Section 8.4 hereof.

          (d)    Special Distributions.    Should any special distributions to a Member be unanimously approved by the Members, then the Company shall distribute such special distributions to such Member in accordance with the instructions agreed upon by the Members, and such special distributions shall be made directly to such Member and not pursuant to the other provisions of this ARTICLE 8.

          (e)    Default Loans and Shortfall Loans.    All Available Cash, Capital Proceeds and Net Refinancing Proceeds will be used (1) first, to pay for all principal, interest and other amounts due under all Default Loans, (2) then, to pay for all principal, interest and other amounts due under all Shortfall Loans, and (3) thereafter distributed in accordance with the applicable provisions of Section 8.2 hereof, Section 8.3 hereof or Section 8.4 hereof.

          (f)    Accounts and Return Accounts.

            (1)    Capital Contribution Accounts for Multiple Projects.    When any amounts distributed to Investor under this ARTICLE 8 are to be made and applied to reduce outstanding balances in Capital Contribution Accounts for multiple Projects, then such amounts shall be allocated and distributed for each such Project to satisfy the outstanding balances in each such Project's Capital Contribution Account on a pro-rata basis based upon the then-outstanding balances in such Capital Contribution Accounts. An example of such allocation is set forth as example 1 in Schedule 8.1(f) attached hereto.

            (2)    Return Accounts For Multiple Projects.    When any amounts distributed to Investor under this ARTICLE 8 are to be made and applied to reduce outstanding balances in Return Accounts for multiple Projects, then such amounts shall be allocated and distributed for each such Project to satisfy the outstanding balances in each Return Account on a pro-rata basis based upon the then-outstanding balances in such Return Accounts. An example of such allocation is set forth as example 2 in Schedule 8.1(f) attached hereto.

            (3)    Reduction of Balances Across Return Accounts.    The parties acknowledge and agree that the Return Accounts are structured and defined such that any distribution to Investor that reduces an outstanding balance in any one Return Account for a Project will also correspondingly reduce outstanding balances in all other Return Accounts for such Project, until the outstanding balances in each such Return Account, as applicable, is zero. An example of such allocation is set forth as example 3 in Schedule 8.1(f) attached hereto.

            (4)    Allocation of Available Cash of Return Accounts.

              (a)   Upon any distribution of Available Cash to Investor under Section 8.2 hereof, the Return Accounts of Investor for each Project shall be credited with an amount equal to the product of (A) the amount of Available Cash distributed to Investor under Section 8.2 hereof, multiplied by (B) a fraction, the numerator of which is the positive amount, if any, of Available Cash generated by such Project, and the denominator of which is the sum of the positive amounts, if any, of Available Cash generated by each of the Projects. Such amount will be allocated among the Return Accounts as follows:

                  (i)  first, to the 8.25% Return Account for such Project until the outstanding balance of the 8.25% Return Account for such Project has been reduced to zero;

                 (ii)  then, to the 8.75% Return Account for such Project until the outstanding balance of the 8.75% Return Account for such Project has been reduced to zero;

                (iii)  then, to the 11% Return Account for such Project until the outstanding balance of the 11% Return Account for such Project has been reduced to zero; and

                (iv)  then, to the 11.25% Return Account for such Project until the outstanding balance of the 11.25% Return Account for such Project has been reduced to zero.

            (5)    Allocation of Capital Proceeds to Accounts.    When distributions of Capital Proceeds from a Capital Transaction involving a Project are made to Investor under:

              (a)   Section 8.3(X)(a) hereof or Section 8.3(Y)(a) hereof, such distributions shall be applied to reduce the outstanding balances, until such balances equal zero, of the following Accounts: (1) first, the 8.25% Return Accounts for such Project and all previously sold Projects, and (2) second, the Capital Contribution Accounts for such Project and all previously sold Projects;

              (b)   Section 8.3(X)(b)(ii) hereof, such distributions shall be applied to reduce the outstanding balances, until such balances equal zero, of the following Accounts: (1) first, the Capital Contribution Account for such Project and all previously sold Projects, and (2) then, the Capital Contribution Accounts for all other Projects;

              (c)   Section 8.3(X)(c) hereof or Section 8.3(Y)(b) hereof, such distributions shall be applied to reduce the outstanding balances in the 8.75% Return Account for such Project and all previously sold Projects, and then to reduce the outstanding balances in the Capital Contribution Account for such Project and all previously sold Projects, until such balances equal zero;

              (d)   Section 8.3(X)(d) hereof or Section 8.3(Y)(c) hereof, such distributions shall be applied to reduce the outstanding balance in the Capital Contribution Account for the Ramblewood Project until the outstanding balance in such Account has been reduced to an amount equal to fifty percent (50%) of Investor's aggregate Capital Contributions credited to the Capital Contribution Account for the Ramblewood Project;

              (e)   Section 8.3(X)(e) hereof, such distributions shall be applied to reduce the outstanding balances, until such balances equal zero, of the Capital Contribution Accounts for all Projects (including all previously sold Projects);

              (f)    Section 8.3(X)(f) hereof or Section 8.3(Y)(d) hereof, such distributions shall be applied to reduce the outstanding balances, until such balances equal zero, of the following Accounts: (1) first, the 8.25% Return Accounts for all Projects, (2) second, the 8.75% Return Accounts for all Projects, (3) third, the 11% Return Accounts for all

      Projects, and (4) then, the Capital Contribution Accounts for all Projects (including all previously sold Projects); and

              (g)   Section 8.3(X)(g) hereof, and Section 8.3(Y)(e) hereof, such distributions shall be applied to reduce the outstanding balances in the 11.25% Return Accounts for all Projects, and then to reduce the outstanding balances in the Capital Contribution Accounts for all Projects (including all previously sold Projects), until such balances equal zero.

              (h)   Distributions to the AIMCO Members.    All distributions to be made to the AIMCO Members shall be made and allocated to the AIMCO Members in proportion to their respective Capital Sharing Ratios.

        Section 8.2    Distribution of Available Cash.    Subject to Section 4.8(b) hereof, and Section 8.1 (e) hereof, Available Cash (less amounts used to pay amounts outstanding under Default Loans and Shortfall Loans under Section 8.1(e) hereof) shall be distributed in accordance with Section 8.1(a) hereof to the Members as follows:

          (a)   first, seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until the outstanding balance in the 11% Gross Return Account has been reduced to zero;

          (b)   then, ten percent (10%) to Investor and ninety percent (90%) to the AIMCO Members until all of the outstanding balances in the 11.25% Gross Return Account has been reduced to zero; and

          (c)   thereafter, to the Members in proportion to each Member's Residual Sharing Ratio.

        Section 8.3    Distribution of Capital Proceeds.    Subject to Section 4.8(b) hereof and Section 8.1(e) hereof, Capital Proceeds (less amounts used to pay amounts outstanding under Default Loans and Shortfall Loans under Section 8.1(e) hereof) shall be distributed in accordance with Section 8.1(b) hereof to the Members as follows:

          (X)  for Capital Transactions that do not constitute a Liquidation Event and that either (1) close on or before the seventh (7th) anniversary of the Effective Date or (2) close after such seventh (7th) anniversary and where the previous calendar quarter's Cash on Cash Return for the Project(s) owned by the Subsidiaries following the consummation of the subject Capital Transaction is less than twelve percent (12%) in the aggregate:

            (a)   first, seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for such Project and all previously sold Projects equal to eight and one-quarter percent (8.25%);

            (b)   then, if the previous calendar quarter's Cash on Cash Return for all Project(s) owned by Subsidiaries following the consummation of the subject Capital Transaction is less than ten and one-half percent (10.5%) in the aggregate, then any remaining Capital Proceeds shall be deposited in the Special Reserve Account until the earliest of:

                (i)  the date thereafter that all Projects achieve a Cash on Cash Return equal to ten and one-half percent (10.5%) or greater for two (2) consecutive calendar quarters (at which time such Capital Proceeds shall be distributed under this Section 8.3 as if the same were Capital Proceeds then received by the Company for the sale of such Project and all previously sold Projects), or

               (ii)  the first (1st) anniversary of the deposit of such Capital Proceeds into the Special Reserve Account at which time such Capital Proceeds shall be distributed seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until (1) all outstanding balances in Investor's Capital Contribution Accounts for (x) such Project and all previously sold Projects, and then (y) all other Projects have been reduced to zero, and (2) thereafter in accordance with Section 8.3(X)(c) hereof, Section 8.3(X)(f) hereof, Section 8.3(X)(g) hereof and Section 8.3(X)(h) hereof, accordingly; or

              (iii)  the date of a Liquidation Event, at which time such Capital Proceeds shall be distributed under this Section 8.3 hereof as if the same were Capital Proceeds then received by the Company upon such Liquidation Event;

            (c)   then, five percent (5%) to Investor and ninety-five percent (95%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for such Project and all previously sold Projects equal to eight and three-quarters percent (8.75%);

            (d)   then, seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until the outstanding balance in Investor's Capital Contribution Account for the Ramblewood Project has been reduced to an amount equal to fifty percent (50%) of Investor's aggregate Capital Contributions credited to Investor's Capital Contribution Account for the Ramblewood Project;

            (e)   then, seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until all of Investor's outstanding balances in Investor's Capital Contribution Accounts for all Projects (including, without limitation, the Ramblewood Project and all previously sold Projects) have been reduced to zero;

            (f)    then, twenty-five percent (25%) to Investor and seventy-five percent (75%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for all Projects (including, without limitation, all previously sold Projects) equal to eleven percent (11%);

            (g)   then, ten percent (10%) to Investor and ninety percent (90%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for all Projects (including, without limitation, all previously sold Projects) equal to eleven and one-quarter percent (11.25%); and

            (h)   thereafter, to the Members in proportion to each Member's Residual Sharing Ratio.

          (Y)  for Capital Transactions that do not constitute a Liquidation Event, that close after the seventh (7th) anniversary of the formation of the Company and where the previous calendar quarter's Cash on Cash Return for all Project(s) owned by Subsidiaries following the consummation of the subject Capital Transaction is twelve percent (12%) or greater in the aggregate:

            (a)   first, seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for such Project and all previously sold Projects equal to eight and one-quarter percent (8.25%);

            (b)   then, five percent (5%) to Investor and ninety-five percent (95%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for such Project and all previously sold Projects equal to eight and three-quarters percent (8.75%);

            (c)   then, seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until the outstanding balance in Investor's Capital Contribution Account for the Ramblewood Project has been reduced to an amount equal to fifty percent (50%) of Investor's aggregate Capital Contributions credited to Investor's Capital Contribution Account of the Ramblewood Project;

            (d)   then, twenty-five percent (25%) to Investor and seventy-five percent (75%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for such Project and all previously sold Projects equal to eleven percent (11%);

            (e)   then, ten percent (10%) to Investor and ninety percent (90%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for such Project and all previously sold Projects (including, without limitation, all previously sold Projects) equal to eleven and one-quarter percent (11.25%); and

            (f)    thereafter, to the Members in proportion to each Member's Residual Sharing Ratio.

          (Z)  for a Capital Transaction that constitutes a Liquidation Event:

            (a)   first, seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for all Projects (including, without limitation, all previously sold Projects) equal to eight and one-quarter percent (8.25%);

            (b)   then, five percent (5%) to Investor and ninety-five percent (95%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for all Projects (including, without limitation, all previously sold Projects) equal to eight and three-quarters percent (8.75%);

            (c)   then, twenty-five percent (25%) to Investor and seventy-five percent (75%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for all Projects (including, without limitation, all previously sold Projects) equal to eleven percent (11%); and

            (d)   then, ten percent (10%) to Investor and ninety percent (90%) to the AIMCO Members until Investor has achieved an Internal Rate of Return for all Projects (including, without limitation, all previously sold Projects) equal to eleven and one-quarter percent (11.25%); and

            (e)   thereafter, to the Members in proportion to each Member's Residual Sharing Ratio.

        Section 8.4    Net Refinancing Proceeds.    Subject to Section 4.8(b) hereof and Section 8.1(e) hereof, all Net Refinancing Proceeds for any particular period (less amounts used to pay amounts outstanding under Default Loans and Shortfall Loans under Section 8.1(e) hereof) shall be distributed in accordance with Section 8.1(c) hereof to the Members seventy-five percent (75%) to Investor and twenty-five percent (25%) to the AIMCO Members, with amounts distributed to Investor applied as follows:

            (a)   first, to reduce the outstanding balances in Investor's Capital Contribution Account for the Ramblewood Project until such outstanding balance has been reduced to an amount equal to fifty percent (50%) of Investor's aggregate Capital Contributions credited to Investor's Capital Contribution Account of the Ramblewood Project;

            (b)   then, to reduce the outstanding balances in the 8.25% Return Accounts for all Projects (including, without limitation, all previously sold Projects) until such outstanding balances have been reduced to zero;

            (c)   then, to reduce the outstanding balances in the 8.75% Return Accounts for all Projects (including, without limitation, all previously sold Projects) until such outstanding balances have been reduced to zero;

            (d)   then, to reduce the outstanding balances in the 11% Return Accounts for all Projects (including, without limitation, all previously sold Projects) until such outstanding balances have been reduced to zero;

            (e)   then, to reduce the outstanding balances in the 11.25% Return Accounts for all Projects (including, without limitation, all previously sold Projects) until such outstanding balances have been reduced to zero;

            (f)    then, to reduce the outstanding balances in Investor's Capital Contribution Accounts for all Projects (including, without limitation, all previously sold Projects) until such outstanding balances have been reduced to zero; and

            (g)   Thereafter, as a return on equity.

ARTICLE 9
CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS

        Section 9.1    Capital Accounts.

        (a)    Establishment and Maintenance.    A separate capital account ("Capital Account") will be maintained for each Member. The Capital Account of each Member will be determined and adjusted as follows:

          (1)   Each Member's Capital Account will be credited with the cash and the initial Gross Asset Value of any other property contributed to the Company by the Member as Capital Contributions or Additional Capital Contributions, the Member's share of Profits under Section 9.3(b) hereof, any items in the nature of income or gain that are specially allocated to the Member under Section 9.3(c) hereof or Section 9.3(d) hereof and the amount of any Company liabilities that are assumed by the Member or secured by any Company property distributed to the Member.

          (2)   Each Member's Capital Account will be debited with the amount of cash and the Gross Asset Value of any Company property distributed to the Member under this Agreement, the Member's share of Losses under Section 9.3(a) hereof, any items in the nature of deduction or loss that are specially allocated to the Member under Section 9.3(c) hereof or Section 9.3(d) hereof, and the amount of any liabilities of the Member assumed by the Company or which are secured by any property contributed by the Member to the Company.

          (3)   If any interest in the Company is transferred in accordance with the terms of this Agreement, the transferee will succeed to the Capital Account of the transferor to the extent it relates to the transferred interest.

        (b)    Modifications by Manager.    The provisions of this Section 9.1 and the other provisions of this Agreement relating to the maintenance of Capital Accounts have been included in this Agreement to comply with Section 704(b) of the Code and the Regulations promulgated thereunder and will be interpreted and applied in a manner consistent with those provisions. The Manager may, with the consent of the other Members, modify the manner in which the Capital Accounts are maintained under this Section 9.1 to comply with those provisions, as well as upon the occurrence of events that might otherwise cause this Agreement not to comply with those provisions; however, without the unanimous consent of all Members, the Manager may not make any modification to the way Capital Accounts are maintained if such modification would have the effect of changing the amount of distributions to which any Member would be entitled during the operation, or upon the liquidation, of the Company.

        Section 9.2    Adjustment of Gross Asset Value.    "Gross Asset Value", with respect to any asset, is the adjusted basis of that asset for federal income tax purposes, except as follows:

          (a)   The initial Gross Asset Value of any asset contributed by a Member to the Company will be the Gross Project Value of the asset on the date of the contribution.

          (b)   The Gross Asset Values of all Company assets will be adjusted to equal the respective gross fair market values of the assets, as determined by the Manager and Investor, as of (1) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution, (2) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company if an adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company, and (3) the liquidation of the Company within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided that an adjustment described in clause (1) and (2) of this paragraph shall be made only if the Manager reasonably determines that such adjustment is necessary to reflect the relative economic interests of the Members in the Company.

          (c)   The Gross Asset Value of any Company asset distributed to any Member will be the gross fair market value of the asset on the date of distribution.

          (d)   The Gross Asset Values of Company assets will be increased or decreased to reflect any adjustment to the adjusted basis of the assets under Code Section 734(b) or 743(b), but only to the extent that the adjustment is taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), provided that Gross Asset Values will not be adjusted under this Section 9.2 to the extent that the Manager determines that an adjustment under Section 9.2(b) hereof is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment under this Section 9.2(d).

          (e)   After the Gross Asset Value of any asset has been determined or adjusted under Section 9.2(a) hereof, Section 9.1(b) hereof or Section 9.2(d) hereof, Gross Asset Value will be adjusted by the Depreciation taken into account with respect to the asset for purposes of computing Profits or Losses.

        Section 9.3    Profits, Losses and Distributive Shares of Tax Items.

        (a)    Definitions.

          (1)    Partially Adjusted Capital Account.    The "Partially Adjusted Capital Account" means, with respect to any Member as of the close of business on the last day of any Fiscal Year (an "Adjustment Date"), the Capital Account of such Member as of the beginning of the Fiscal Year, adjusted as set forth in Section 9.1 hereof for all Capital Contributions and distributions during such Fiscal Year and all special allocations pursuant to Section 9.3(c) hereof and Section 9.3(d) hereof, but before giving effect to any allocations of Profits or Losses for such period pursuant to Section 9.3(b) hereof increased by (i) such Member's share of Company Minimum Gain, as determined pursuant to Regulations Section 1.704-2(d), as of the end of such Fiscal Year and (ii) such Member's share of Member Nonrecourse Debt Minimum Gain, as determined pursuant to Regulations Section 1.704-2(i), as of the end of such Fiscal Year.

          (2)    Target Capital Account.    The "Target Capital Account" means, with respect to any Member as of any Adjustment Date, an amount (which may be either a positive or a deficit balance) equal to the amount such Member would receive as a distribution if all assets of the Company as of such Adjustment Date were sold for cash equal to the Gross Asset Value of such assets, all Company liabilities were satisfied to the extent required by their terms and the net proceeds were distributed as Capital Proceeds pursuant to Section 8.3(Z) hereof.

        (b)    Allocation of Profits and Losses.    After application of Section 9.3(c) hereof and Section 9.3(d) hereof, Profits and Losses for each Fiscal Year shall be allocated among the Members so as to reduce, proportionately, in the case of any Profits, the excess (if any) of their respective Target Capital Accounts over their respective Partially Adjusted Capital Accounts for such Fiscal Year and, in the case of Losses, the excess (if any) of their respective Partially Adjusted Capital Accounts over their respective Target Capital Accounts for such Fiscal Year. No portion of Profits for any Fiscal Year shall be allocated to a Member whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year, and no portion of Losses for any Fiscal Year shall be allocated to a

Member whose Target Capital Account is greater than or equal to its Partially Adjusted Capital Account for such Fiscal Year.

        (c)    Special Allocations.    The following special allocations will be made in the following order and priority before allocations of Profits and Losses:

          (1)    Company Minimum Gain Chargeback.    If there is a net decrease in Company Minimum Gain during any taxable year or other period for which allocations are made, before any other allocation under this Agreement, each Member will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in proportion to, and to the extent of, an amount equal to such Member's share of the net decrease in Company Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(g)(2). The items to be allocated will be determined in accordance with Regulations Section 1.704-2(f)(6) and 1.704(2(j)(2). This Section 9.3(c)(1) is intended to comply with the Company Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

          (2)    Member Nonrecourse Debt Minimum Gain Chargeback.    Notwithstanding any other provision of this Section 9.3 (other than Section 9.3(c)(1) hereof which shall be applied first), if there is a net decrease in Member Nonrecourse Debt Minimum Gain with respect to a Member Nonrecourse Debt during any taxable year or other period for which allocations are made, any Member with a share of such Member Nonrecourse Debt Minimum Gain (determined under Regulations Section 1.704-2(i)(5) as of the beginning of the year will be specially allocated items of Company income and gain for that period (and, if necessary, subsequent periods) in an amount equal to such Member's share of the net decrease in the Member Nonrecourse Debt Minimum Gain during such year determined in accordance with Regulations Section 1.704-2(i)(4). The items to be so allocated will be determined in accordance with Regulations Section 1.704-2(i)(4) and Section 1.704-2(j)(2). This Section 9.3(c)(2) is intended to comply with the Member Nonrecourse Debt Minimum Gain chargeback requirements of the Regulations, will be interpreted consistently with the Regulations and will be subject to all exceptions provided therein.

          (3)    Qualified Income Offset.    A Member who unexpectedly receives any adjustment, allocation or distribution described in Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) or (6) will be specially allocated items of Company income and gain in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of the Member, if any, as quickly as possible. This Section 9.3(c) is intended to qualify and be construed as a "qualified income offset" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(d).

          (4)    Gross Income Allocation.    In the event any Member has a Capital Account deficit at the end of any Fiscal Year which is in excess of the sum of the amounts such Member is obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this Section 9.3(c)(4) shall be made only if and to the extent that such Member would have a Capital Account deficit in excess of such sum after all other allocations provided for in this ARTICLE 9 have been made as if Section 9.3(c)(3) hereof and this Section 9.3(c)(4) were not in the Agreement.

          (5)    Member Nonrecourse Deductions.    Notwithstanding anything to the contrary in this Agreement, any Member Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated to the Member who bears the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i).

          (6)    Nonrecourse Deductions.    Nonrecourse Deductions for any taxable year or other period for which allocations are made will be allocated among the Members in proportion to their respective Capital Sharing Ratios.

          (7)    Code Section 754 Adjustments.    To the extent an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or 743(b) is required to be taken into account in determining Capital Accounts under Regulations Section 1.704-1(b)(2)(iv)(m), the amount of the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the gain or loss will be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted under Regulations Section 1.704-1(b)(2)(iv)(m).

        (d)    Other Special Allocations.    After making the special allocations in Section 9.3(c) hereof for the Fiscal Year, and prior to making the allocations of Profits and Losses in Section 9.3(b) hereof for such Fiscal Year, the following special allocations shall be made:

          (1)   If the Company has Profits for any Fiscal Year (determined prior to giving effect to this Section 9.3(d), each Member whose Partially Adjusted Capital Account is greater than its Target Capital Account for such Fiscal Year shall be specially allocated items of Company deduction or loss for such Fiscal Year equal to the difference between the Member's Target Capital Account and the Member's Partially Adjusted Capital Account. In the event the Company has insufficient items of deduction or loss for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of deduction or loss shall be divided among the Members in proportion to the difference.

          (2)   If the Company has Losses for any Fiscal Year (determined prior to giving effect to this Section 9.3(d)), each Member whose Target Capital Account is greater than its Partially Adjusted Capital Account for such Fiscal Year shall be specially allocated items of Company income or gain for such Fiscal Year equal to the difference between the Member's Target Capital Account and the Member's Partially Adjusted Capital Account. In the event the Company has insufficient items of income or gain for such Fiscal Year to satisfy the previous sentence with respect to all such Members, the available items of income or gain shall be divided among the Members in proportion to the difference.

          (3)   If the Company has neither Profits nor Losses for any Fiscal Year (determined prior to giving effect to this Section 9.3(d)) and the balance of any Member's Partially Adjusted Capital Account differs from the balance of its Target Capital Account (after making the allocations required by Section 9.3(c) hereof), then the Member with an excess or deficit balance, as the case may be, shall be specially allocated items of Company deduction or loss or income or gain, as the case may be, for such Fiscal Year (to the extent such items are available) to eliminate the difference between its Partially Adjusted Capital Account and its Target Capital Account.

          (4)   Notwithstanding anything to the contrary in this Section 9.3, no Member shall be allocated any Losses or items in the nature of deduction or loss pursuant to Section 9.3(b) hereof or this Section 9.3(d) to the extent that such allocation would cause the Member to have an Adjusted Capital Account Deficit at the end of such Fiscal Year. Allocations of Losses that would be made to a Member but for this Section 9.3(d)(4) shall be made to the other Members to the extent not inconsistent with this Section 9.3(d)(4).

          (5)   If, as part of a Liquidation Event, the Ramblewood Project is distributed to the AIMCO Sub pursuant to either Section 12.12 hereof or Section 13.7 hereof and, as a result, the Gross Asset Value of the Ramblewood Project is adjusted immediately prior to such distribution to equal its gross fair market value as provided in Section 9.2(c) hereof, then the Profits or Losses allocated to AIMCO Sub under Section 9.3(b) hereof and Section 9.2(d) hereof for the Fiscal Year in which the Ramblewood distribution occurs shall be deemed to consist first of any Profits or Losses arising as a result of the adjustment of the book value of the Ramblewood Project to its fair market value, and thereafter of other remaining items of Profit and Loss. The preceding sentence shall apply only if the Ramblewood Project is distributed to AIMCO Sub no earlier than the Fiscal Year in which the Company sells the last of the Remaining Projects and makes a final liquidating distribution to the Members of the sales proceeds, together with any remaining assets, in complete liquidation of the Company.

        (e)    Tax Allocations; Code Section 704(c).    In accordance with Code Section 704(c) and the related Regulations, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, solely for tax purposes, will be allocated among the Members so as to take account of any variation between the adjusted basis to the Company of the property for federal income tax purposes and the initial Gross Asset Value of the property (computed in accordance with Section 9.2 hereof). If the Gross Asset Value of any Company asset is adjusted under Section 9.2(b) hereof, subsequent allocations of income, gain, loss and deduction with respect to that asset will take account of any variation between the adjusted basis of the asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the related Regulations. Any elections or other decisions relating to allocations under this Section 9.3(e) hereof will be made in any manner that the Members mutually agree reasonably reflect the purpose and intention of this Agreement; provided, however, that (i) the Company shall be required to use the traditional method with curatives under Regulations Section 1.704-3(c) in accounting for the book-tax disparity with respect to all properties contributed by the AIMCO Members to the Company other than the Ramblewood Project, and (ii) shall use the traditional method under Regulations Section 1.704-3(b) for accounting for the book-tax disparity with respect to the Ramblewood Project. Allocations under this Section 9.3(e) are solely for purposes of federal, state and local taxes and will not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses or other items or distributions under any provision of this Agreement.

        (f)    Members shall be bound by the provisions of this Section 9.3 in reporting their shares of Company income and loss for income tax purposes.

        Section 9.4    Tax Returns.    The Manager will cause the Auditor, at the Company's expense, to prepare all federal, state and local tax returns for each year for which the returns are required to be filed for the Company and all Subsidiaries, including making the allocations required under ARTICLE 9 hereof. The Manager will use its reasonable efforts to cause returns for a Fiscal Year to be furnished to each Member for its review and approval within fifty (50) days following the end of that Fiscal Year and to cause the approved returns to be finalized and filed within sixty (60) days following the end of that Fiscal Year. In any event, if returns for a Fiscal Year are not furnished to each Member for its review and approval within sixty (60) days following the end of that Fiscal Year, then the Manager will cause a good faith estimate of all relevant tax information to be delivered to each Member within such sixty (60) day period. The Manager will file or cause to be filed with the appropriate taxing authorities requests for extensions of time for filing of tax returns to the extent required to be in compliance with any statute or regulation governing the timely filing of returns. The Manager will also cause the Auditor to provide to each Member, at the time the quarterly financial statements are required to be delivered pursuant to Section 5.1(d) hereof, an estimate of each Member's share of all items of income, gain, loss, deduction and credit of the Company for federal income tax purposes for the calendar quarter just completed and for the Fiscal Year to date.

        Section 9.5    Tax Elections.    The following elections shall be made on the appropriate returns of the Company:

          (a)   to adopt the calendar year as the Company's Fiscal Year;

          (b)   to adopt the accrual method of accounting and to keep the Company's books and records on the income-tax method;

          (c)   if there is a distribution of Company property as described in Section 734 of the Code or if there is a transfer of a Company interest as described in Section 743 of the Code, upon written request of any Member, to elect, pursuant to Section 754 of the Code, to adjust the basis of Company properties;

          (d)   to amortize the organizational expenses of the Company ratably over a period of sixty (60) months as permitted by Section 709(b) of the Code; and

          (e)   pursuant to Section 6231(a)(1)(B)(ii) of the Code, to have Section 6231(a)(1)(B)(i) of the Code not apply (thereby allowing Sections 6221 through 6234 of the Code to apply to the Company).

No election shall be made by the Company or any Member to be excluded from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of applicable state laws.

        Section 9.6    Tax Matters Member.    The Member serving as Manager shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code; provided, however, if Investor has removed the AIMCO Managing Member as the initial Manager and appointed a non-Member Manager, then Investor shall be the "tax matters partner" of the Company pursuant to Section 6231(a)(7) of the Code. As tax matters partner, such Member shall take such action as may be necessary to cause each other Member to become a "notice partner" within the meaning of Section 6223 of the Code. Such Member shall inform each other Member of all significant matters that may come to its attention in its capacity as tax matters partner by giving notice thereof within ten (10) days after becoming aware thereof and, within such time, shall forward to each other Member copies of all significant written communications it may receive in such capacity. Such Member shall not take any action contemplated by Sections 6222 through 6232 of the Code without the consent of Investor. This provision is not intended to authorize such Member to take any action left to the determination of an individual Member under Sections 6222 through 6232 of the Code.

        Section 9.7    Allocations on Transfer of Interests.    All items of income, gain, loss, deduction, and credit allocable to any interest in the Company that may have been transferred shall be allocated between the transferor and the transferee based upon that portion of the Fiscal Year during which each was recognized as owning such interest, without regard to the results of Company operations during any particular portion of such Fiscal Year and without regard to whether cash distributions were made to the transferee or the transferee during such Fiscal Year; however, such allocation shall be made in accordance with a method permissible under Section 706 of the Code and the Regulations thereunder.

        Section 9.8    Maintenance of Indebtedness.

        (a)    Maintenance of Indebtedness.    The Company acquired its interest in the Ramblewood Project subject to indebtedness (the "Existing Ramblewood Debt") with a principal balance equal to the amount of the outstanding principal balance of the Ramblewood mortgage loan as of the date of the contribution of the Ramblewood Project to the Company. The Company shall cause to remain outstanding, without prepayment or other reduction, the Existing Ramblewood Debt (or any Replacement Debt (as defined below)) with a principal balance in an amount not less than $34,399,573.00, being the amount of the outstanding principal balance as of the date of contribution of the Ramblewood Project to the Company (as such Existing Ramblewood Debt may have been refinanced pursuant to the terms hereof). The Company shall report the Existing Ramblewood Debt as (A) non-recourse debt for purposes of Section 704 and 752 of the Code, and (B) either as (i) qualified non-recourse financing for purposes of Section 465 of the Code or (ii) indebtedness that is not subject to the at-risk rules under Section 465 of the Code due to grandfathered treatment, except to the extent that a final determination (within the meaning of Section 1313(a) of the Code) holds otherwise.

        (b)    Exceptions.    Notwithstanding the foregoing of this Section 9.8(a), this Section 9.8(b) shall not apply to the extent of:

          (1)   scheduled principal payments (but not prepayments) made in accordance with the requirements of the Existing Ramblewood Debt or any Replacement Debt (as defined below) satisfying the requirements of Section 9.8(c) hereof;

          (2)   payments of principal made in connection with the refinancing of the Existing Ramblewood Debt or any Replacement Debt satisfying the requirements of Section 9.8(c) hereof; provided, however, that after giving effect to the refinancing, the Company would be in compliance with the terms of Section 9.8(c) hereof (after taking into account principal payments made pursuant to Section 9.8(b)(1) hereof); and

          (3)   any payment of principal made (or deemed to be made) in connection with the condemnation or casualty of all or any portion of the Ramblewood Project; provided, however, that in the event of a condemnation or casualty, the Company shall use its reasonable good faith efforts to acquire replacement property or take such other action such that, under the tax law existing at such time, recognition of gain by the AIMCO Sub is reduced or avoided.

        (c)    Refinancing of Indebtedness.    The Company may refinance the Existing Ramblewood Debt or any Replacement Debt with new debt (the "Replacement Debt") which (1) is secured by the Ramblewood Project, (2) (after considering amortization from the date of the contribution of the Ramblewood Project to the Company on the loan to be refinanced) would not provide for amortization at a rate in excess of the amortization that would result from a twenty (20) year fully amortizing conventional mortgage loan, (3) is non-recourse debt for purposes of Section 704 and 752 of the Code and qualified non-recourse financing for purposes of Section 465 of the Code and (4) is approved by the Members.

        Section 9.9    REIT Compliance Restrictions.

        (a)   So long as the AIMCO REIT owns, directly or indirectly, any membership interest in the Company, then, notwithstanding any other provision of this Agreement other than Section 9.9(b)) hereof, and unless the AIMCO Members consent otherwise:

          (1)   any services that would in the reasonable judgment of the AIMCO Members (as notified in writing by the AIMCO Members to the Manager) otherwise cause any rents from a Project to be "impermissible tenant service income" and thus excluded from treatment as rents from real property pursuant to Section 856(d)(2)(C) of the Code shall, subject to the limitation in Section 4.12(d)(3) hereof, be provided by either (1) an independent contractor (as described in Section 856(d)(3) of the Code) from whom none of the Company, the AIMCO Members or the AIMCO REIT derive or receive any income or (2) a taxable REIT subsidiary of the AIMCO REIT as described in Section 856(l) of the Code;

          (2)   except for a taxable REIT subsidiary of the AIMCO REIT, the Company shall not acquire after the date hereof directly or indirectly or by attribution (in accordance with attribution rules referred to in Section 856(d)(5) of the Code), in the aggregate more than ten percent (10%) of the total value of all classes of stock or more than ten percent (10%) of the total voting power (or, with respect to any such Person which is not a corporation, an interest of ten percent (10%) or more in the assets or net profits of such Person) of a lessee or sublessee of all or any part of a Project or of any other asset of the Company except in each case with the specific written approval of the AIMCO Members, which shall not be unreasonably withheld;

          (3)   except for securities of a taxable REIT subsidiary of the AIMCO REIT, the Company shall not own or acquire, directly or indirectly or by attribution, securities representing more than 10% of the total value or the total voting power of the outstanding securities of any issuer or own any other asset (including a security) which would cause the AIMCO REIT to fail the asset test of Section 856(c)(4)(B) of the Code;

          (4)   the Company shall not engage in any prohibited transaction within the meaning of Section 857(b)(6) of the Code; and

          (5)   all leases at each Project shall provide for rents that qualify as "rents from real property" within the meaning of Section 856(d) of the Code with respect to the AIMCO REIT;

        (b)   Notwithstanding anything to the contrary in Section 9.9(a) hereof, during the period that the Property Manager under a Property Management Agreement is the AIMCO Managing Member, AIMCO OP or a Controlled Affiliate of AIMCO OP:

          (1)   the Property Manager, at the discretion of the AIMCO Members, need not be an independent contractor (as described in Section 856(d)(3) of the Code) with respect to the AIMCO REIT; and

          (2)   at the discretion of the AIMCO Members, rents from a Project attributable to the lease of space to the Property Manager or a Controlled Affiliate of AIMCO OP need not be rents from real property within the meaning of Section 856(d) of the Code.

        (c)   If at any time, or from time to time, the Company receives from the AIMCO Members written advice of nationally recognized tax counsel indicating that (i) there have been material changes in the provisions or interpretations of Section 856 through and including Section 860 of the Code and (ii) as a result thereof and in order to protect AIMCO REIT's status as a real estate investment trust, corresponding changes need to be made to this Section of the Agreement, then the Company shall, with the prior review and consent of Investor, adopt such recommended changes to this Section of the Agreement (but only to the extent required to protect AIMCO REIT's status as a real estate investment trust and only to the extent such changes do not materially alter the economic arrangement among the Members as evidenced herein). In addition, at any time during which the Property Manager with respect to a Project is not the AIMCO Managing Member, AIMCO OP or a Controlled Affiliate of AIMCO OP, the Manager, at the request of the AIMCO Members and no more frequently than quarterly, shall forward to the Property Manager of such Project property questionnaires prepared by AIMCO REIT and reasonably acceptable to the Managing Member that are relevant to the determination of whether any income generated by such Project would violate the terms of paragraph (a) of this Section of the Agreement. The Manager shall use its commercially reasonable efforts to insure that such questionnaires are completed and returned to the AIMCO Members within sixty (60) calendar days after such questionnaires are received by the Property Manager. All costs and expenses incurred by AIMCO Members in securing the written advice of counsel referred to above and by the Company in connection with the negotiation, execution and delivery of any changes to this Section shall be the sole responsibility of the AIMCO Members.

        (d)   Notwithstanding anything to the contrary in this Agreement, nothing contained in this Section 9.9 shall prohibit the transfers of any property or interest therein, including, without limitation, Projects, Membership Interests, or Subsidiary Interests, in accordance with any of ARTICLE 3 hereof, ARTICLE 12 hereof, or ARTICLE 13 hereof.

ARTICLE 10
WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION

        Section 10.1    Dissolution, Liquidation, and Termination Generally.    The Company shall be dissolved upon the first to occur of any of the following:

          (a)   A sale or other disposition of all of the Company's and its Subsidiaries' Projects and the receipt, in cash, of all consideration therefor (unless otherwise determined by the Members);

          (b)   The determination of the Members to dissolve the Company; or

          (c)   The occurrence of any event which, as a matter of law, requires that the Company be dissolved.

        Section 10.2    Liquidation and Termination.    Upon dissolution of the Company, the Manager shall act as liquidator or may appoint one or more other Persons as liquidator; however, if the Company is dissolved because of an event occurring with respect to the Manager, the liquidator shall be one or more Persons selected in writing by the Member not Affiliated with the Manager. The liquidator shall proceed diligently to wind up the affairs of the Company and make final distributions as provided herein. The costs of liquidation shall be a Company expense. Until final distribution, the liquidator shall continue to operate the Company properties with all of the power and authority of the Manager hereunder. The steps to be accomplished by the liquidator are as follows:

          (a)   as promptly as possible after dissolution and again after final liquidation, the liquidator shall cause a proper accounting to be made by the Auditor of the Company's assets, liabilities, and operations through the last day of the calendar month in which the dissolution shall occur or the final liquidation shall be completed, as applicable;

          (b)   the liquidator shall pay all of the debts and liabilities of the Company (including Default Loans and Shortfall Loans, if any) or otherwise make adequate provision therefor (including the establishment of a cash escrow fund for contingent liabilities in such amount and for such term as the liquidator may reasonably determine); and

          (c)   all remaining assets of the Company shall be distributed to the Members in accordance with the provisions of ARTICLE 8 hereof.

        Section 10.3    Deficit Capital Accounts.    No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member's Capital Account.

        Section 10.4    Cancellation of Certificate.    On completion of the distribution of Company assets, the Manager (or such other person as the Act may require or permit) shall file a Certificate of Cancellation with the Secretary of State of the State of Delaware, cancel any other filings made pursuant to ARTICLE 2 hereof, and take such other actions as may be necessary to terminate the existence of the Company.

ARTICLE 11
MISCELLANEOUS PROVISIONS

        Section 11.1    Notices.    All notices provided for or permitted to be given pursuant to this Agreement must be in writing and shall be sent to or made at the addresses set forth on the signature pages hereto. Any notice given hereunder shall be effective (a) if given by mail, three (3) Business Days after depositing the same in the United States mail addressed to the party to be notified, postpaid and certified with return receipt requested, (b) if sent by express mail or overnight delivery, one (1) Business Day after such notice is sent, postage prepaid, (c) if sent by hand courier service, the day that such notice is delivered, (d) if sent by facsimile, at the time that such communication is transmitted and the appropriate confirmation is received by the sender, or (e) if given by other means, when such notice is actually delivered to such party; provided, however, that no notices hereunder shall be given by e-mail alone. By giving written notice thereof, each Member shall have the right from time to time to change its address pursuant hereto. Copies of all such notices shall be sent to each Member at its respective address maintained with the Company.

        Section 11.2    Governing Law.    This Agreement and the obligations of the Members hereunder shall be construed and enforced in accordance with the laws of the State of Delaware, excluding any conflicts of law rule or principle which might refer such construction to the laws of another state or country.

        Section 11.3    Entireties; Amendments.    This Agreement and its exhibits constitute the entire agreement among the Members relative to the formation of the Company. Except as otherwise provided herein, no amendments to this Agreement shall be binding upon any Member unless set forth in a document duly executed by such Member.

        Section 11.4    Waiver.    No consent or waiver, express or implied, by any Member of any breach or default by any other Member in the performance by the other Member of its obligations hereunder shall be deemed or construed to be a consent or waiver to or of any other breach or default in the performance by such other Member of the same or any other obligation hereunder. Failure on the part of any Member to complain of any act or to declare any other Member in default, irrespective of how long such failure continues, shall not constitute a waiver of rights hereunder.

        Section 11.5    Severability.    If any provision of this Agreement or the application thereof to any Person or circumstances shall be invalid or unenforceable to any extent, and such invalidity or unenforceability does not destroy the basis of the bargain between the parties, then the remainder of this Agreement and the application of such provisions to other Persons or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by law.

        Section 11.6    Ownership of Property and Right of Partition.    A Member's interest in the Company shall be personal property for all purposes. No Member shall have any right to partition the property or other assets owned by the Company or the Subsidiaries.

        Section 11.7    Captions, References.    Pronouns, wherever used herein, and of whatever gender, shall include natural persons and corporations and associations of every kind and character, and the singular shall include the plural wherever and as often as may be appropriate. Article and Section headings are for convenience of reference and shall not affect the construction or interpretation of this Agreement. Whenever the terms "hereof", "hereby", "herein", or words of similar import are used in this Agreement they shall be construed as referring to this Agreement in its entirety rather than to a particular Section or provision, unless the context specifically indicates to the contrary. Whenever the words "include" and "including" are used herein, they shall be construed to mean "including, without limitation". Any reference to a particular "Article" or a "Section" shall be construed as referring to the indicated Article or Section of this Agreement unless the context indicates to the contrary.

        Section 11.8    Involvement of Members in Certain Proceedings.    Should any Member become involved in legal proceedings unrelated to the Company's business in which the Company is required to provide books, records, an accounting, or other information, then such Member shall indemnify the Company from all expenses incurred in conjunction therewith.

        Section 11.9    Interest.    No amount charged as interest on loans hereunder shall exceed the maximum rate from time to time allowed by applicable law.

        Section 11.10    Right to Take Action.    A Member may take action on behalf of the Company as provided in Section 4.2(a) hereof, Section 4.8(c) hereof, Section 4.11(b) hereof, and Section 6.7 hereof.

        Section 11.11    Cumulative Remedies.    The rights and remedies granted to the Members are in addition to any other rights and remedies granted or available to the Members at law or in equity by reason of the default of the other Member, all of which rights and remedies are specifically reserved by the Members, and failure to exercise any one of the rights and remedies herein provided shall not constitute a waiver thereof, nor, shall the exercise of any of the rights and remedies hereby provided prevent the subsequent or concurrent resort to any other right or remedy; provided, however, that notwithstanding the foregoing of this Section 11.11, (i) the sole and exclusive remedies for a breach or default under certain sections of this Agreement are as set forth below:

Breach or Default Under Section:	Sole and Exclusive Remedy Is Detailed in Section(s):
Section 3.2(b)	Section 3.2(d)
Section 6.4(c) (failure to make a Shortfall Loan)	Section 6.4(e) (Default Loan by Investor)
Section 6.4(e) (Shortfall Loan Default)	Section 6.4(f) (Default Loan by Investor) and Section 6.4(g)
ARTICLE 12 (default in obligation to buy)	Section 12.3
Section 13.1(b)(1) and Section 13.1(b)(2) (failure to make required sales only—it being acknowledged that there is no exclusive remedy for the failure to make RSD payments)	Section 13.1(c) (make RSD payments)

and (ii) no Member shall be entitled to seek or obtain consequential or punitive damages for any breach of this Agreement by the other Members.

        Section 11.12    Jurisdiction.

        (a)   Each Member hereby (i) submits to personal jurisdiction in the State of Delaware for the enforcement of this Agreement and (ii) waives any and all personal rights under the law of any state or country to object to jurisdiction within the State of Delaware for the purposes of litigation to enforce this Agreement.

        (b)   In the event that any such litigation is commenced, each Member agrees that service of process may be made and personal jurisdiction over such party may be obtained by the serving of a copy of the summons and complaint upon such party's appointed agent for service of process in the State of Delaware. As of the Effective Date, the names and addresses of the appointed agents for service of process for each Member are as follows: (i) with respect to the AIMCO Members, Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19805; and with respect to Investor, Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. Upon thirty (30) calendar days' prior written notice to the other Member, a Member may change its appointed agent if the replacement agent is located in the State of Delaware. In the event of a Transfer which is permitted under this Agreement, the transferee shall, at the time of its admission as a Member, designate an agent for service of process within the State of Delaware as contemplated by this Section 11.12.

        (c)   Nothing contained herein, however, shall prevent a Member from bringing any action or exercising any rights against any other Member within any other state. Initiating such proceedings shall in no event constitute a waiver of the agreement contained herein that the law of the State of Delaware shall govern the rights and obligations of the parties hereunder or the submission herein made by each Member to personal jurisdiction within the State of Delaware. The aforesaid means of obtaining personal jurisdiction and perfecting service of process are not intended to be exclusive, but are cumulative in addition to all other means of obtaining personal jurisdiction and perfecting service of process now or hereafter provided by the laws of the State of Delaware.

        Section 11.13    Arbitration.

        (a)   Any controversy, claim, or dispute arising out of or relating to the Company or any Subsidiary under this Agreement, including, without limitation, any alleged breach or threatened breach of the provisions contained in this Agreement, any determination as to whether a Removal Event has occurred and, if so, the amount of any losses, costs, expenses, liabilities or damages arising as a result thereof, will, upon demand of a party to the controversy, claim, or dispute, be resolved by arbitration held in New York, New York, and administered by the AAA in accordance with the Commercial Arbitration Rules of the AAA and, to the maximum extent applicable, pursuant to the Federal Arbitration Act, 9 U.S.C. 1 et seq.; provided, however, the following matters shall not be subject to arbitration hereunder: (i) any Major Disputes, (ii) the approval or consent by a Member, or the failure by a Member to approve or consent, to a matter over which it has a consent or approval rights, or (iii) any determination of whether a Cause event has occurred under clauses (a) or (e) of its definition; provided further, however, that if the Purchase Price is subject to arbitration hereunder, then such determination shall be made pursuant to Section 11.13(b) hereof. An award rendered in any such proceeding shall be final, binding, and non-appealable, and judgment thereon may be entered in any court having competent jurisdiction. With respect to a controversy, claim or dispute in which the claim or amount in controversy does not exceed $100,000, a single arbitrator will be impaneled, who will have authority to render a maximum award of $100,000, including all damages of any kind and costs, fees, interest and the like. With respect to a controversy, claim or dispute in which the claim or amount in controversy exceeds $100,000, the dispute will be decided by a majority vote of three arbitrators. Subject to the limitations contained in this Agreement, the arbitrators may grant any remedy or relief they deem just and equitable, including any provisional and injunctive remedies available at law or in equity (in which case the party receiving such relief may apply to the court of competent jurisdiction for enforcement of such provisional or injunctive order, without prejudice to the continued arbitration of the matter); provided, however, that the AAA may, upon the demand of any party to the controversy, claim, or dispute, administratively appoint a single "provisional relief" arbitrator on an expedited basis to consider any request for, and grant, such provisional or injunctive remedy; and provided further, that the arbitrators shall award reasonable attorneys' fees and expenses to the prevailing party. The arbitrators will resolve all disputes in accordance with the laws of the State of Delaware. The arbitrators will be knowledgeable in the subject matter of the dispute. The arbitrators will make specific, written findings of fact and conclusions of law. The arbitrators' findings of fact will be binding on all parties and will not be subject to further review.

        (b)   In the case of an arbitration for determining the Purchase Price under ARTICLE 12 hereof or Section 13.1(b) hereof, Investor and the AIMCO Managing Member shall first negotiate in good faith to agree upon the Purchase Price for a period of fifteen (15) Business Days. If Investor and the AIMCO Managing Member are unable to agree upon a Purchase Price within such period, then such Purchase Price may be determined, at the request of either Investor or the AIMCO Managing Member, by three (3) independent appraisers, each of whom shall be members of the American Institute of Real Estate Appraisers or the National Association of Realtors, one approved by Investor, one approved by the AIMCO Managing Member (such appraisers to be approved within ten (10) Business Days after request), and the third appraiser to be appointed by the other two appraisers within ten (10) Business Days after the appointment of the second appraiser. If one of the first two appraisers is not appointed timely, then the timely-appointed appraiser shall select the second appraiser, and if the first two appraisers cannot agree upon the third appraiser, then a senior official in the American Arbitration Association office in New York, New York (or such other office as agreed to by the Members) who has at least ten (10) years experience in commercial real estate shall select the third appraiser. The Project's Purchase Price shall be the average of the good faith valuation of the three appraisers, which each appraiser shall determine within ten (10) Business Days of the last appraiser's appointment; however if any appraiser's valuation deviates more than ten percent (10%) from the average of the other two appraisers' valuations, then an "Appraiser Deadlock" shall be deemed to have occurred and Investor and the AIMCO Managing Member shall, for a period of ten (10) Business Days, negotiate in good faith to agree upon the Purchase Price, and if Investor and the AIMCO Managing Member cannot so agree upon a Purchase Price, then at the request of either Investor or the AIMCO Managing Member, the Purchase Price will be determined by three (3) new appraisers using the foregoing procedure. If three (3) new appraisers' valuations result in an Appraiser Deadlock, then such Appraiser Deadlock shall be deemed to be a Major Dispute.

        Section 11.14    Facsimile as Writing.    The parties expressly acknowledge and agree that, notwithstanding any statutory or decisional law to the contrary, the printed product of a facsimile transmittal shall be deemed to be "written" and a "writing" for all purposes of this Agreement.

        Section 11.15    Counterpart Execution.    This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement, and the signature of any party to any counterpart of this Agreement may be appended to any other counterpart of this Agreement. To facilitate the execution and delivery of this Agreement by the parties hereto, this Agreement may be executed and delivered by facsimile (telecopier) and any original signatures that are initially delivered by facsimile shall be physically delivered with reasonable promptness thereafter.

ARTICLE 12
BUY-SELL OPTION

        Section 12.1    Exercise.    At any time after the earliest to occur or exist of:

          (a)    Company Major Dispute.    At any time within one hundred eighty (180) days after a Major Dispute with respect to the Company and not a specific Project or Projects, in which case either Investor or the AIMCO Managing Member may be an initiating party with respect to all Projects;

          (b)    Project Major Dispute.    At any time within one hundred eighty (180) days after a Major Dispute with respect to a specific Project or Projects occurs or exists, in which case either Investor or the AIMCO Managing Member may be the initiating party with respect only to such Project or Projects;

          (c)    Removal Event.    At any time within one hundred eighty (180) days after the occurrence and during the continuance of a Removal Event, in which case only Investor may be the initiating party with respect to all Projects;

          (d)    Removal of Manager.    At any time after AIMCO Managing Member is removed as the Manager, in which case (x) during the first (1st) one hundred eighty (180) day period after such removal, only Investor may be the initiating party, and (y) thereafter, either Investor or the AIMCO Managing Member may be the initiating party, with respect to all of the Projects, unless an Affiliate of AIMCO REIT, AIMCO OP or any AIMCO Member has been reappointed or reinstated by Investor as the Manager;

          (e)    Unpermitted Transfer.    At any time within one hundred eighty (180) days after an Unpermitted Transfer, in which case only the Member to which the Unpermitted Transfer does not pertain may be the initiating party with respect to all Projects;

          (f)    AIMCO REIT Change in Control or AIMCO OP LP Transfer Event.    At any time after a Change in Control of the AIMCO REIT or an AIMCO OP LP Transfer Event occurs, in which case (x) during the first (1st) year thereafter, only Investor may be the initiating party, and (y) thereafter, either Investor or AIMCO Managing Member may be the initiating party, with respect to all of the Projects;

          (g)    Shortfall Loan Default.    At any time after the occurrence and during the continuance of a Shortfall Loan Default, in which case only Investor may be the initiating party with respect to one or more of the Projects;

          (h)    Project Shortfall Event.    At any time during the calendar year immediately succeeding any calendar year in which a Project Shortfall Event has occurred at a Project, in which case either Investor or the AIMCO Managing Member may be the initiating party with respect only to such Project;

          (i)    Property Level Default-Project.    At any time within one hundred eighty (180) days after a Property Level Default, including, without limitation, a Performance Test Default, exists with respect to a Project, in which case Investor may be the initiating party with respect only to such Project, except if the Property Level Default is due to a Performance Test Default which occurred due to no default or breach by AIMCO REIT, AIMCO OP, any AIMCO Member or any of their respective Affiliates, then in such case either Investor or the AIMCO Managing Member may be the initiating party with respect to such Project;

          (j)    Property Level Default-Threshold Default.    At any time within one hundred eighty (180) days after Property Level Defaults, including, without limitation, any Performance Test Defaults, exist with respect to Projects representing more than three percent (3%) of the Net Project Value of all then-owned Projects, in which case only Investor may be the initiating party with respect to all Projects, except if the Property Level Defaults are due only to a Performance Test Default which occurred due to no default or breach by AIMCO REIT, AIMCO OP, any AIMCO Member or any of their respective Affiliates, then in such case either Investor or the AIMCO Managing Member may be the initiating party with respect to such Project;

          (k)    Company Cash on Cash Return.    At any time within one (1) year after an eight and one-half percent (8.5%) aggregate Cash on Cash Return for the Company is not achieved for any Fiscal Year quarter, in which case either Investor or the AIMCO Managing Member may be the initiating party with respect to all Projects;

          (l)    Project Operating Budget Overrun.    At any time within one hundred eighty (180) days after a Project Operating Budget Overrun exists, in which case only Investor may be the initiating party with respect only to such Project;

          (m)    Moral Turpitude Event.    At any time after a Moral Turpitude Event with respect to any AIMCO Individual occurs, in which case only Investor may be the initiating party with respect to all of the Projects;

          (n)    Failure to Sell the Portfolio.    Failure to sell the portfolio of Projects pursuant to Section 13.3(e) hereof, in which case either Investor or the AIMCO Managing Member may be the initiating party with respect to all Projects;

          (o)    Minimum Purchase Price.    At any time within fifteen (15) days after the Purchase Price under Section 13.2(b) hereof is determined to be the Minimum Purchase Price, in which case either Investor or AIMCO Managing Member may be the initiating party with respect only to such Project (it being acknowledged that the purchase price under this ARTICLE 12 will be determined without regard to the Minimum Purchase Price);

          (p)    Mutual Agreement.    Upon the agreement of Investor or AIMCO Managing Member, in which case either Investor and AIMCO Managing Member may be the initiating party with respect to any or all Projects;

          (q)    Investor Breach.    Except as set forth in Section 11.11 hereof, at any time within one hundred eighty (180) days after Investor's breach of any representation, warranty or covenant under this Agreement which breach, when taken together with all other breaches of Investor, has or is reasonably anticipated to have a Material Adverse Effect on the Company, one or more Subsidiaries or Projects or the AIMCO Members, and if such breach is not cured (x) in the case of a monetary default, within ten (10) Business Days after written notice by the AIMCO Members to Investor; or (y) in the case of a non-monetary default, within thirty (30) days after written notice by the AIMCO Members to Investor; provided, however, that if such non-monetary default cannot be cured within such thirty (30) day period and Investor is diligently and in good faith pursuing such cure, then instead of such thirty (30) day period Investor shall have a reasonable period of time to cure such breach not to exceed ninety (90) days, in which case only the AIMCO Managing Member may be the initiating party with respect to all Projects;

          (r)    Section 4.16(e) Breach.    At any time within one hundred eighty (180) days after a Section 4.16(e) Breach and if such Section 4.16(e) Breach is not cured within thirty (30) days after written notice thereof by Investor to the AIMCO Members, in which case only Investor may be the initiating party with respect to the Project in question or all Projects, as applicable;

then the Member permitted to be the initiating party under this Section 12.1 (the "Offeror"), may exercise its right to initiate the provisions of this ARTICLE 12 (the "Buy-Sell Option") by giving notice (the "Initiating Notice") to the other Member (the "Offeree") setting forth a statement of intent to invoke its rights under this ARTICLE 12 and stating the aggregate dollar amount (subject to the last sentence of Section 12.12(c) hereof, the "Valuation Amount") which the Offeror would be willing to pay in cash to the seller as of the Buy-Sell Closing Date (defined below) for the Project or Projects that are subject to such Buy-Sell Option assuming that (i) the acquirer assumes all Mortgage Loans secured by such Project or Projects, and (ii) no Capital Contributions are made or Capital Proceeds distributed between the date of the Initiating Notice and the Buy-Sell Closing Date regarding such Project or Projects. None of the AIMCO Members may exercise their right to initiate the Buy-Sell Option within one hundred eighty (180) days after receiving written notice of the occurrence, and during the continuance, of a Removal Event; provided, however, that should an arbitration proceeding commence with respect to whether or not a Removal Event has occurred, then none of the AIMCO Members may exercise its right to initiate a Buy-Sell Option during the pendency of such arbitration and, if the resolution of such proceeding is that a Removal Event has occurred, until one hundred eighty (180) days after such resolution. After receipt of an Initiating Notice, the Offeree shall have the right, exercisable within sixty (60) days thereafter, to elect by giving written notice of its election (the "Electing Notice") to the Offeror:

            (1)   to purchase the applicable Project or Projects from the applicable Subsidiary for an amount equal to the Valuation Amount on the Buy-Sell Closing Date, or

            (2)   to cause the Subsidiary that owns such Project or Projects to sell to the Offeror the applicable Project or Projects for an amount equal to the Valuation Amount on the Buy-Sell Closing Date.

If the Offeree does not deliver an Electing Notice within said period, then the Offeree shall be deemed to have elected on the last day of such period to cause the Subsidiary to sell the applicable Project or Projects to the Offeror. Within three (3) Business Days after an election has been made under this Section 12.1 (whether deemed or otherwise) the acquiring Member shall deposit with Stewart Title Guaranty Company or its successor, as escrow agent, an earnest money deposit in an amount equal to five percent (5%) of the Valuation Amount, which deposit will be applied to the purchase price at closing. The acquiring Member may assign its right to acquire the applicable Project or Projects to another party designated by the acquiring Member only contemporaneously with the closing under this ARTICLE 12 and so long as the acquiring Member remains liable for such purchase. If (A) one or more Subsidiaries own all of the Projects subject to the Buy-Sell Option and no other Projects or interests in other Subsidiaries and (B) the Company owns, directly or indirectly, all of the ownership interests in such Subsidiaries, then, in lieu of purchasing such Projects, the acquiring Member may elect to purchase from the Company all of the interests then owned by the Company in such Subsidiaries, and immediately prior to such purchase either all cash on hand of such Subsidiaries (other than reserves required by Mortgage Loan lenders) shall be distributed to the Company, or an amount equal to all such cash shall be added to the purchase price therefor. Notwithstanding anything to the contrary in this ARTICLE 12, for purposes of this ARTICLE 12 the AIMCO Members shall be deemed to constitute a single Member, and the AIMCO Managing Member shall make all decisions on behalf of such Member

        Section 12.2    Closing.

        (a)   The closing pursuant to this ARTICLE 12 shall occur through an escrow with the escrow agent, whereby the acquiring Member, the Company, the applicable Subsidiary and their attorneys need not be physically present at the Closing and may deliver documents by overnight air courier or other means, on a mutually acceptable date (the "Buy-Sell Closing Date") not later than one hundred fifty (150) days after the Initiating Notice. The acquiring Member shall, at its sole discretion at the closing, either (a) pay in full all Mortgage Loans relating to the Project(s) which are the subject of the Buy-Sell Option (the "Loan Payoff"), or (b) assume all of the Company's and/or the applicable Subsidiary's obligations under all Mortgage Loans relating to the Project(s) and take title to the Project(s) subject to such Mortgage Loans, and use reasonable efforts to obtain from the applicable Mortgage Loan lender(s) a release of the Company, the Manager, all AIMCO Members and their Affiliates, and the applicable Subsidiary from all obligations (and any related guarantees or letters of credit) under the Mortgage Loans from and after the Buy-Sell Closing Date (the "Loan Assumption"). At the closing, the acquiring Member shall pay to the Company, or the applicable Subsidiary, the Valuation Amount in cash and pay for any and all transfer or similar taxes, recording fees, title insurance premiums or fees, escrow fees and any other closing costs in connection with such transfer, subject to other customary prorations. If (w) Investor or its Affiliate is the acquiring Member at the closing, (x) Investor arranges for a property manager suitable to the Mortgage Loan lender to manage the Project(s) from and after the Closing, (y) a Mortgage Loan lender does not waive any and all fees due in connection with the assumption of such Mortgage Loan(s) (collectively, the "Mortgage Loan Assumption Fees"), and (z) Investor elects the Loan Assumption, then the AIMCO Members shall pay all Mortgage Loan Assumption Fees. In all other Loan Assumption cases, the acquiring Member shall pay all Mortgage Loan Assumption Fees. If Investor elects the Loan Payoff because a Mortgage Loan lender does not consent to the Loan Assumption by Investor or its Affiliate (to the extent such consent is required therefor under the Mortgage Loan) or due to the Mortgage Loan lender requiring any material modification to the Mortgage Loan (including, without limitation, modifications of any of the economic terms of the Mortgage Loan) as a condition to any required consent by the Mortgage Loan lender, then the AIMCO Members shall pay any and all prepayment penalties, premiums, yield maintenance fees or similar amounts due in connection with the prepayment of the Mortgage Loan by Investor or its Affiliate (the "Mortgage Loan Payoff Fees"). If Investor is the acquiring Member and Investor elects the Loan Payoff even though the Mortgage Loan lender consents to the Loan Assumption without material modification, then the acquiring Member shall pay all Mortgage Loan Payoff Fees. At the closing, the Project or Projects shall be sold (or the Subsidiary Interests assigned, if applicable) to the acquiring Member or its designee, and the Company and the applicable Subsidiaries shall execute and deliver to the acquiring Member or its designee all documents which may be reasonably required to give effect to the transfer of such Project, Projects or interests, as the case may be, in each case free and clear of all liens, claims and encumbrances, other than the then-existing Mortgage Loans and the Permitted Liens for such Project, with covenants of limited warranty. The acquiring Member acknowledges and agrees that upon closing the Company and the applicable Subsidiaries shall sell and convey to the acquiring Member and the acquiring Member shall accept such Project "AS IS, WHERE IS, WITH ALL FAULTS", except to the extent expressly provided otherwise in this Agreement.

        (b)   If, prior to the Closing, any Material Damage occurs to any portion of the Project as a result of earthquake, hurricane, tornado, flood, landslide, fire, acts of war, terrorism, terrorist activities or other casualty, the acquiring Member shall have the right to rescind the Buy/Sell Option upon written notice to the Company given not later than the earlier of (x) the closing date or (y) thirty (30) days after the acquiring Member's receipt of actual notice of such event. Upon such rescission, the escrow agent shall return the earnest money deposit to the acquiring Member. If the acquiring Member does not elect or has no right to rescind the Buy/Sell Option, the Company (and the Subsidiary, as applicable) shall assign and turn over, and the acquiring Member shall be entitled to receive and keep, all insurance proceeds payable with respect to such damage or destruction (which shall then be repaired or not at the acquiring Member's option and cost) and the acquiring Member shall receive, as a credit against the purchase price, an amount equal to the deductible amount with respect to the insurance and the parties shall proceed to the Closing pursuant to the terms hereof. If the acquiring Member does not elect or has no right to rescind the Buy/Sell Option by reason of any casualty, the acquiring Member shall have the right to control any adjustment of any insurance claim.

        (c)   If, prior to the Closing, all of the Project or any Material Portion is taken by condemnation or eminent domain (or is the subject of a pending taking which has not been consummated as evidenced by written notice from the applicable Governmental Authority), the acquiring Member shall have the option to rescind the Buy/Sell Option upon written notice to the Company given not later than the earlier of (x) the closing date or (y) thirty (30) days after the acquiring Member's receipt of actual notice of such event. Upon such rescission, the escrow agent shall return the earnest money deposit to the acquiring Member. If the acquiring Member does not elect or has no right to rescind the Buy/Sell Option, the Company (and the Subsidiary, as applicable) shall assign and turn over to the acquiring Member, and the acquiring Member shall be entitled to receive and keep, all awards for the taking by condemnation and the acquiring Member shall be deemed to have accepted the Project subject to the taking without reduction in the purchase price.

        Section 12.3    Default.

        (a)   If the acquiring Member (for such purposes the "Defaulted Acquirer") should default in its obligation to buy in accordance with this ARTICLE 12, the Member that is not Affiliated with the acquiring Member, be it the AIMCO Managing Member, on the one hand, or Investor, on the other hand, (for such purposes, the "Replacement Acquirer") may elect, as its sole and exclusive remedy for such default, one of the following alternative remedies within thirty (30) days after the Defaulted Acquirer's default:

          (1)   The Replacement Acquirer shall elect to purchase the applicable Project or Projects (or interests in the applicable Subsidiary or Subsidiaries) on the terms set forth above in Section 12.1 and Section 12.2 hereof, such closing to occur not later than two hundred seventy (270) days after the Initiating Notice on a date selected by the Replacement Acquirer upon not less than five (5) Business Days notice to the Defaulted Acquirer, except that the purchase price shall be eighty-five percent (85%) of the Valuation Amount for the applicable Project or Projects under Section 12.1 hereof; or

          (2)   The Replacement Acquirer shall elect to receive the earnest money deposit as full liquidated damages for such default of the Defaulted Acquirer, the Members hereby acknowledging and agreeing that it is impossible to more precisely estimate the damages to be suffered by the Replacement Acquirer upon the Defaulted Acquirer's default and the Members acknowledge and agree that the earnest money deposit which may be received by the Replacement Acquirer is intended not as a penalty, but as full liquidated damages for such default of the Defaulted Acquirer. Such earnest money deposit (i) shall not constitute a Capital Contribution by the Defaulted Acquirer and shall not be credited to the Defaulted Acquirer's Capital Account or other Accounts and (ii) shall not constitute a distribution to the Replacement Subsidiaries and shall not be debited against the Replacement Acquirer's Capital Account or other Accounts, and (iii) if Investor is the Replacement Acquirer, shall not be considered for purposes of determining the Replacement Acquirer's Internal Rate of Return hereunder. In the event the Defaulted Acquirer failed to make its earnest money deposit as required in Section 12.1 hereof and the Replacement Acquirer has elected its remedy under this Section 12.3(a)(2), then the Replacement Acquirer shall have the right to recover an award or judgment against the Defaulted Acquirer in the amount of such required earnest money deposit, together with its reasonable attorneys' fee and costs incurred in obtaining such award or judgment.

If the non-acquiring Member fails to deliver written notice of its elected remedy under this Section 12.3(a) to the Defaulted Acquirer by the date that is the earlier of (x) ten (10) days after the closing date or (y) thirty (30) days after the occurrence of the Defaulted Acquirer's default, the non-acquiring Member shall be deemed to have elected the remedy under Section 12.3(a)(2) hereof

        (b)   If the non-acquiring Member is the Manager, or is affiliated with the Manager, if the non-acquiring Member should default in its obligation to cause the Company and the applicable Subsidiaries to sell in accordance with this ARTICLE 12, the acquiring Member may elect, as its sole and exclusive remedy for such default, one of the following alternative remedies within thirty (30) days after the non-acquiring Member's default:

          (1)   The acquiring Member shall be entitled to demand and receive a return of its earnest money deposit previously deposited with an escrow agent, in which event after return of such deposit, the non-acquiring Member's default hereunder shall be deemed waived; or

          (2)   The acquiring Member shall be entitled to seek specific performance of the non-acquiring Member's obligations under this ARTICLE 12, the Members' expressly agreeing that the remedy at law for breach of the obligations of the non-acquiring Member set forth in this ARTICLE 12 is inadequate in view of (A) the complexities and uncertainties in measuring the actual damage to be sustained by the acquiring Member on account of the default of the selling Member; and (B) the uniqueness of the Company business and the Members' relationships. The acquiring Member shall be entitled to reimbursement by the Company of the acquiring Member's reasonable out-of-pocket costs and expenses in connection therewith.

If the acquiring Member fails to deliver written notice of its elected remedy under this Section 12.3(b) to the non-acquiring Member by the date that is the earlier of (x) the closing date or (y) thirty (30) days after the occurrence of such default, the acquiring Member shall be deemed to have elected the remedy under Section 12.3(b)(1) hereof.

        Section 12.4    Reserves and Thresholds.    All funds held in a Tax and Insurance Reserve under Section 4.3(e) hereof for Projects Transferred under this ARTICLE 12 shall be prorated in accordance with local custom. In addition, the provisions of Section 4.3(d)(4) hereof shall apply in the event of Transfer under this ARTICLE 12.

        Section 12.5    Intentionally Omitted.

        Section 12.6    Release of Capital Contribution Obligations.    At the time of closing pursuant to this ARTICLE 12, each Member will be released from any further obligation to make Capital Contributions to the Company in connection with the Project or Projects subject to the Buy-Sell Option.

        Section 12.7    Offset.    The acquiring Member will be entitled to deduct from the amounts otherwise payable to the Company any and all amounts owed to the acquiring Member by the Company or the other Member, including damages owed by the non-acquiring Member by reason of any default, to the extent agreed by the parties or to the extent such damages have been reduced to an arbitration award or a final nonappealable judgment, as applicable. Any such deduction shall not constitute a distribution to the acquiring Member, shall not be debited against the acquiring Member's

Capital Account or other Accounts, and, if Investor is the acquiring Member, shall not be considered as a distribution for purposes of determining the acquiring Member's Internal Rate of Return hereunder.

        Section 12.8    Minimum Purchase Price.    Notwithstanding anything to the contrary contained in this Agreement, in no event will the purchase price paid for a Membership Interest pursuant to this ARTICLE 12 be less than Ten Dollars ($10.00).

        Section 12.9    Operations in Pre-Closing Period.    From the date of the Initiating Notice until the date the closing occurs under this ARTICLE 12 or, if earlier, the date on which the Members agree not to proceed with such closing, the Company and the applicable Subsidiaries and Projects will continue to be operated in the ordinary course, as if the closing were not going to occur, the Members and the Manager will continue to have all power and authority granted in this Agreement (including the power to make distributions), and the Members and the Manager will exercise their power and authority in good faith and without regard to the fact that such closing may occur; provided, however, that neither the Company nor any Subsidiary shall enter into any contracts or agreements, or otherwise agree, to sell or otherwise dispose of such Project or Projects; except that (1) the Company and each Subsidiary shall be authorized to consummate any transactions which were the subject of binding contractual obligations entered into prior to the commencement of such period, and (2) in the case of an exercise of the Buy-Sell Option with respect to all of the Projects or all of the Subsidiary Interests owned by the Company, in the event that during such period the non-acquiring Member fails to make a Project Capital Contribution for the acquisition of another Project that has been approved in advance by the Members, then the acquiring Member may, in addition to and without waiver of any and all other rights and remedies it may have under this Agreement, advance such Project Capital Contributions to the Company.

        Section 12.10    Suspension of Rights Under ARTICLE 13.    Notwithstanding anything to the contrary contained in this Agreement, at any time a Member has exercised the Buy-Sell Option in accordance with this ARTICLE 12 with respect to a Project or Projects, then the Members' respective rights under ARTICLE 13 hereof with regard to such Project or Projects shall be suspended and shall not be exercised thereafter unless and until the initiation of the Buy-Sell Option is withdrawn or rescinded by the Offeror or unless and until the occurrence of a breach or default with respect to the Buy-Sell Option by the acquiring Member.

        Section 12.11    Changes in Distribution Rights.    In the event following the exercise by a Member of the Buy-Sell Option (and prior to the distribution in accordance with this ARTICLE 12), a Member's right to distributions of Available Cash, Capital Proceeds and Net Refinancing Proceeds are modified as provided in Section 4.8 hereof, then the amount due the Company on the Buy-Sell Closing Date shall be distributed by the Company in accordance with such modified distribution rights.

        Section 12.12    Ramblewood Project—Liquidation Event.    If the Buy-Sell Option exercised is a Liquidation Event (i.e., is with respect to all of the Projects or all of the Subsidiary Interests) and Investor is the acquiring Member, then the following shall apply:

          (a)    Final Calculation.    The Manager shall promptly cause the RP Value to be determined through arbitration in accordance with Section 11.13(b) hereof. During the period that begins on the date that is five (5) Business Days before the scheduled Buy-Sell Closing Date and ending on the date that is two (2) Business Days before such date, the Manager shall calculate the Final Calculation and deliver to the Members the results in writing.

          (b)    Equal to or Greater Than RP Value.    Should the Final Calculation result in a Final AIMCO Sub Distribution that is equal to or greater than one hundred percent (100%) of the RP Value, then at the closing under the Buy-Sell Option:

            (1)   Investor or its assignee shall pay to the Company the difference of (x) the Valuation Amount, less (y) the RP Value;

            (2)   the Company shall Transfer to the Investor or its assignee the Remaining Projects (or the corresponding Subsidiary Interests if elected by Investor or its assignee);

            (3)   the Capital Proceeds to be distributed to the Members shall be determined based upon the Valuation Amount with no deduction of the RP Value;

            (4)   the Company shall distribute to AIMCO Sub the Final AIMCO Sub Distribution in the form of (x) the Ramblewood Project, as a distribution of Capital Proceeds equal to the RP Value, and (y) cash in an amount equal to the difference of (a) the Final AIMCO Sub Distribution, less (b) the RP Value,

            (5)   the Company shall distribute to the other Members their respective Capital Proceeds distributions in cash, and

            (6)   the AIMCO Sub shall pay all costs and expenses in connection with such distribution of the Ramblewood Project, be they of the Company, the Subsidiaries or otherwise.

          (c)    Less Than RP Value.    Should the Final Calculation result in a Final AIMCO Sub Distribution that is less than one hundred percent (100%) of the RP Value, then no later than one (1) Business Day prior to the closing under the Buy-Sell Option the AIMCO Sub shall elect one of the following options:

            (1)   for all of the Projects (or the corresponding Subsidiary Interests if elected by Investor or its assignee) to be Transferred to Investor or its assignee, or

            (2)   for, contemporaneously with the closing under the Buy-Sell Option, the AIMCO Sub to contribute to the Company, as Project Capital Contributions, the RP True-Up Amount, and to proceed under Section 12.12(b) hereof, with the failure so to elect deemed an election under clause (1) above. The AIMCO Sub may elect under clause (2) above only by contributing the RP True-Up Amount to the Company and delivering written notice of its election to the Members. If the AIMCO Sub so contributes the RP True-Up Amount, then the Capital Proceeds resulting from such Transfer shall be determined by adding to the Valuation Amount the RP True-Up Amount, and upon the closing under the Buy-Sell Option such Capital Proceeds shall be distributed accordingly pursuant to Section 8.3 hereof and Section 12.12(b) hereof.

ARTICLE 13
REQUIRED SALE; RIGHT OF FIRST OFFER

        Section 13.1    Required Sales.

        (a)    Generally.    Except as provided in ARTICLE 12 hereof and this ARTICLE 13, none of the individual Members shall be entitled to cause or require the Company or any applicable Subsidiary to sell any Projects, including, without limitation, during the period between the Effective Date and the fourth (4th) anniversary of the Effective Date.

        (b)    After Fourth (4th) Anniversary.    Except as provided in ARTICLE 12 hereof and subject to the other provisions of this ARTICLE 13 (other than Section 13.1(a) hereof), from and after the fourth (4th) anniversary of the Effective Date, Projects shall be sold under the following circumstances:

          (1)    From Fourth (4th) Anniversary Through Fifth (5th) Anniversary.    Between the fourth (4th) anniversary and the fifth (5th) anniversary of the Effective Date, the Manager, as the Initiating Member, shall cause the sale of Projects representing at least twenty percent (20%), but in no event more than thirty-five percent (35%) of the aggregate Net Project Value of the Projects that were acquired by the Company or any of its Subsidiaries (determined for each Project as of the closing date for such Project);

          (2)    From Fifth (5th) Anniversary Through Sixth (6th) Anniversary.    Between the fifth (5th) anniversary and the sixth (6th) anniversary of the Effective Date and in addition to any Projects sold under Section 13.1(b)(1) hereof, the Manager, as the Initiating Member, shall cause the sale of Projects that, when combined with sales consummated under Section 13.1(b)(1) hereof, represent at least thirty percent (30%), but in no event more than thirty-five percent (35%), of the Net Project Value of the Projects that were acquired by the Company or any of its Subsidiaries (determined for each Project as of the closing date for such Project); and

          (3)    After Seventh (7th) Anniversary.    After the seventh (7th) anniversary of the Effective Date, any of the Members, as the Initiating Member, may cause the sale of all (and not part) of the Projects.

With respect to Transfers or conveyances of any Projects (or any Subsidiary Interests) under ARTICLE 12 hereof after the fourth (4th) anniversary of the Effective Date, (1) if the initiating party of such Buy-Sell Option is one or more of the AIMCO Members, then such Transfer or conveyance shall not constitute a sale of a Project for purposes of this Section 13.1(b), or (2) if the initiating party is Investor, then such transfer or conveyance shall constitute a sale of a Project for purposes of this Section 13.1(b). If (a) one or more Subsidiaries own all of the Projects being sold in a particular transaction under this ARTICLE 13 and own no other Projects or interests in other Subsidiaries, and (b) the Company owns, directly or indirectly, all of the ownership interests in such Subsidiaries, then, in lieu of the sale of such Projects under this ARTICLE 13, the Company may elect to sell to such Person all of the interests then owned by the Company in such Subsidiaries.

        (c)    Conditions of Required Sales.    Notwithstanding the foregoing of this Section 13.1,

          (1)   if the AIMCO Managing Member is removed as Manager pursuant to Section 4.8 hereof, then the replacement Manager, which shall be appointed by Investor pursuant to Section 4.8 hereof, is entitled, but has no obligation, to cause the Project sales under Section 13.1(b)(1) hereof, Section 13.1(b)(2) hereof or both;

          (2)   if the AIMCO Managing Member has not been removed as Manager and the AIMCO Managing Member fails to cause the sales of the Projects by the Company under Section 13.1(b)(1) hereof, Section 13.1(b)(2) hereof or both, by the requisite sale dates under Section 13.1(b)(1) hereof and Section 13.1(b)(2) hereof (each such date a "Requisite Sale Date") (without regard to whether or not any aspect or condition of such sale is subject to arbitration under Section 11.13 hereof), then upon (1) such Requisite Sale Date and (2) every three (3) months thereafter until such requisite sales are so made (each, an "RSD Payment Date"), the AIMCO Members shall pay to Investor an amount (each, an "RSD Payment") in cash equal to:

            (w)  on the first RSD Payment Date (such date being the first Requisite Sale Date), $250,000 for the first RSD Payment;

            (x)   on the second RSD Payment Date, $500,000 for the second RSD Payment;

            (y)   on the third RSD Payment Date, $500,000 for the third RSD Payment; and

            (z)   on each RSD Payment Date thereafter, $750,000 for each RSD Payment thereafter;

  RSD Payments made by the AIMCO Members to Investor shall not constitute Capital Contributions and shall not be credited to the AIMCO Members' Capital Accounts or other Accounts, however, RSD Payments to Investor shall be deemed a special cash distribution to Investor and shall (i) constitute a distribution to Investor, (ii) be debited against Investor's Capital Accounts and other Accounts and (iii) be considered as a distribution for purposes of determining Investor's Internal Rate of Return.

          (3)   the failure to timely make any RSD Payment shall constitute a breach of this Agreement that has a Material Adverse Effect and that is not subject to cure and shall be deemed to be a Removal Event under Section 4.8(a)(6) hereof;

          (4)   the following Projects (and the interests in the Subsidiaries that own them) may be sold (i) pursuant to Section 13.1(b)(1) hereof or Section 13.1(b)(2) hereof only with the consent of the AIMCO Members, or (ii) otherwise before the seventh (7th) anniversary of the Effective Date only with the unanimous consent of the Members: Citrus Sunset Project, Ramblewood Project and Citrus Grove Project; provided that upon any Transfer of the Ramblewood Project to any AIMCO Member or an Affiliate thereof, the Purchase Price of such Project shall be determined by arbitration in accordance with Section 11.13 hereof.

          (5)   as long as the AIMCO Managing Member is the Manager, the AIMCO Members covenant and agree, and shall take all steps necessary to ensure, that no Project or Subsidiary Interest shall be transferred if after such transfer the Concentration of Houston Projects as exists from time to time in the Company's portfolio of real property is greater than the Baseline Houston Concentration Percentage; provided, however, that (x) any Member may exercise its rights to Transfer one or more Projects or Subsidiary Interests under the Buy-Sell Option without violating this Section 13.1(c)(5), and (y) so long as (a) each metropolitan Houston, Texas area Project has a fair market value that is less than the amount required to satisfy and pay off all of the then-outstanding Mortgage Loan indebtedness of such metropolitan Houston, Texas area Project to satisfy the conditions set forth in Section 13.2(a) hereof, and (b) the Members have not made or agreed to make Additional Capital Contributions for such Project pursuant to the last sentence of Section 13.2(a) hereof, then the required sales of Projects other than metropolitan Houston, Texas area Projects may be made under Section 13.1(b)(1) hereof or Section 13.1(b)(2) hereof without violating this Section 13.1(c)(5); and

          (6)   all RSD Payments received by Investor shall be made and applied,

              (i)  first, to reduce the outstanding balances in the 8.25% Return Accounts for all Projects until such outstanding balances are reduced to zero;

             (ii)  then, to reduce the outstanding balances in Investor's Capital Contribution Accounts for all Projects until such outstanding balances are reduced to zero;

            (iii)  then, to reduce the outstanding balances in the 8.75% Return Accounts for all Projects until such outstanding balances are reduced to zero;

            (iv)  then, to reduce the outstanding balances in the 11% Return Accounts for all Projects until such outstanding balances are reduced to zero;

             (v)  then, to reduce the outstanding balances in the 11.25% Return Accounts for all Projects until such outstanding balances are reduced to zero; and

            (vi)  thereafter, as a return on equity.

        (d)    No Extension of Requisite Sale Dates.    Notwithstanding anything to the contrary in this ARTICLE 13, nothing in this ARTICLE 13, nor any arbitration proceeding or appraisal required under this Agreement, shall delay, impact or effect the timing requirements in this Section 13.1 for the sale of Projects under this Section 13.1, including, without limitation, the deadlines for when such sales must occur.

        Section 13.2    Sale Process.

        (a)    Sale Notice.    If a Member (for such purpose, the "Initiating Member") is required or entitled to initiate the marketing and sale of a Project or Projects then owned by the Company or its Subsidiaries under Section 13.1(b)(1) hereof, Section 13.1(b)(2) hereof or Section 13.1(b)(3) hereof and the Initiating Member either (x) makes an offer, or (y) the Company or its Subsidiaries receive a bona fide offer that the Initiating Member desires to accept (any such offer in clauses (x) or (y) as herein called an "Offer"), then the Initiating Member shall deliver written notice of the terms of such Offer (the "Sale Notice") to the other Members (the "Non-Initiating Member"). The Sale Notice will include (1) the proposed gross purchase price (the "Proposed Purchase Price") for the applicable Projects to be marketed for sale pursuant to Section 13.1(b)(1) hereof or Section 13.1(b)(2) hereof, (2) the method of payment, (3) the anticipated closing date measured from the date of any to-be-executed contract, and (4) in the case of a group of Projects, whether such Projects would be sold in a single transaction or in a series of transactions. Notwithstanding anything to the contrary in this ARTICLE 13 hereof, for purposes of this ARTICLE 13 the AIMCO Members shall be deemed to constitute a single Member, and the AIMCO Managing Member shall make all decisions on behalf of such Member. Notwithstanding the foregoing of this ARTICLE 13, if the Proposed Purchase Price of a Project is not of an amount at least equal to the amount required to satisfy and pay off all Mortgage Loan indebtedness secured by such Project being offered for sale, then a condition precedent to such sale is that the Members must have first contributed Additional Capital Contributions in order and in an amount sufficient so to satisfy and pay off any shortfall under such Mortgage Loan indebtedness.

        (b)    Purchase Price.    Subject to Section 4.3(d)(4) hereof, the purchase price for such Project or Projects to be marketed for sale (the "Purchase Price") shall be calculated as follows:

          (1)    Proposed Purchase Price.    Except as provided in Section 13.2(b)(2) hereof and Section 13.2(b)(3) hereof, for Projects to be marketed for sale pursuant to Section 13.1(b)(1) hereof or Section 13.1(b)(2) hereof, the Purchase Price shall be the Proposed Purchase Price;

          (2)    Arbitration.    Except as provided in Section 13.2(b)(3) hereof, for Projects to be marketed for sale pursuant to (x) Section 13.1(b)(1) hereof or Section 13.1(b)(2) hereof and where (i) the purchaser is AIMCO REIT, AIMCO OP, or any of their respective Affiliates, and (ii) Investor objects to the amount of the Proposed Purchase Price within ten (10) Business Days after receipt of the Sale Notice, or (y) Section 13.1(b)(3) hereof, the Purchase Price shall be determined pursuant to arbitration under Section 11.13 hereof; and

          (3)    Minimum Purchase Price.    In the case of a Liquidation Event, the Purchase Price shall be equal to the greatest of (x) the Proposed Purchase Price, (y) the Purchase Price as determined by arbitration under Section 11.13 hereof, if applicable, or (z) the Minimum Purchase Price. For purposes hereof, "Minimum Purchase Price" means the minimum amount that, when distributed as Capital Proceeds under ARTICLE 8 hereof, would result in Investor achieving an Internal Rate of Return for all Projects (including, without limitation, all previously sold Projects) equal to eight and one-quarter percent (8.25%). If the Purchase Price is determined to be the Minimum Purchase Price under this Section 13.2(b)(3), either Investor or the AIMCO Managing Member may exercise the Buy-Sell Option pursuant to Section 12.1(o) hereof.

        Section 13.3    Response.

        (a)    Right of First Offer.    The Non-Initiating Member is hereby granted a right of first offer with respect to any Project included in a Sale Notice, in accordance with this Section 13.3(a). The Non-Initiating Member shall have fifteen (15) Business Days from the date of the Sale Notice (the "Response Period") (or if the Purchase Price is determined pursuant to arbitration fifteen (15) Business Days from such determination) to exercise its right of first offer to acquire such Project or Projects. Such right of first offer may be exercised by the Non-Initiating Member delivering written notice to the Initiating Member of its commitment to purchase such Project or Projects for an amount equal to ninety-eight percent (98%) of the Purchase Price (with any transfer or similar tax allocated to the buyer or seller in accordance with the local custom and with the buyer paying all other closing costs).

        (b)    Failure to Respond.    If the Non-Initiating Member fails to exercise the right of first offer within such fifteen (15) Business Day period, then the Initiating Member shall have a right of first offer to purchase such Project or Projects for an amount equal to ninety-eight percent (98%) of the Purchase Price exercisable by the Initiating Member delivering written notice to the Non-Initiating Member within thirty (30) days after delivery of the Sales Notice.

        (c)    Offer Exercised.    If the right of first offer is exercised pursuant to Section 13.3(a) hereof or Section 13.3(b) hereof, then the Company shall cause the Project or Projects to be sold to the Member so exercising the right of first offer for cash at a price equal to ninety-eight percent (98%) of the price set forth in the Sale Notice within fifteen (15) Business Days after the right of first offer has been exercised. If such Member fails to close within such fifteen (15) Business Day period, then the Manager shall proceed under Section 13.3(d) hereof to market and sell the Project or Projects on behalf of the Company and its applicable Subsidiary as if such right of first offer had not been exercised.

        (d)    Offer Not Exercised.    If the Initiating Member and the Non-Initiating Member waive the right of first offer or do not exercise under Section 13.3(a) hereof or Section 13.3(b) hereof, the Manager shall, or, shall cause, a broker selected and engaged by the Manager (at a market fee and on market terms) to, market for sale to third parties the applicable Projects or Projects on behalf of the Company for cash at a price not less than the Purchase Price. The Manager or such broker shall, at the Company's reasonable expense, control the marketing and sale process with the full cooperation of the other Members and the Manager, as applicable.

        (e)    Failure to Sell All of the Projects.    If a bona fide third party (not Affiliated with the AIMCO Members) does not enter into a binding (i.e., no contingencies) contract to acquire all of the Projects by the first (1st) anniversary of the date that the marketing for sale to third parties commenced for such Project or Projects for cash at a price of at least ninety-eight percent (98%) of the Purchase Price and substantially on the other terms and conditions set forth in the Offer, then the marketing for sale of such Projects shall terminate, and the Members shall be entitled, as their sole remedy, to exercise the Buy-Sell Option pursuant to Section 12.1(n) hereof. For the avoidance of doubt, the previous sentence shall not in any way effect the Manager's obligation to sell the requisite threshold of Projects under Section 13.1(b)(1) hereof or Section 13.1(b)(2) hereof.

        (f)    Sale By the Company.    In the event of a sale under this ARTICLE 13, the sale will be treated as a sale by the Company (or its Subsidiaries), and the Capital Proceeds resulting therefrom shall be distributed accordingly. At the request of either Member and so long as the same can be accomplished at no additional cost, expense or delay to the Company and so long as the Company or a Subsidiary is not required to take title to any exchange property, the Members will give fair consideration to, but will be under no obligation to implement, any structure proposed by the requesting Member for disposing of any such Project or Projects in a manner that permits the requesting Member to report its share of the sales proceeds as a tax-free exchange under Section 1031 of the Code.

        Section 13.4    No Suspension of Rights Under ARTICLE 12.    A Member's exercise of its rights under this ARTICLE 13 shall not affect or prevent a Member's exercise of its rights under ARTICLE 12 hereof but any Project that is the subject of a Buy-Sell Option shall be subject to prior sale under Section 13.3(a) hereof or Section 13.3(b) hereof, and any binding (i.e., no contingencies) contract for sale of a Project or Projects with a bona fide third party in accordance with this ARTICLE 13.

        Section 13.5    Changes in Distribution Rights.    In the event following the exercise by a Member under this ARTICLE 13 (and prior to the distribution in accordance with this Article), a Member's right to distributions are modified as provided in Section 4.8 hereof, then the amount due the Members on the closing date shall be determined in accordance with such modified distribution rights.

        Section 13.6    Sale of Subsidiaries.    The Members intend that most, if not all, of the Projects will be owned by the Company through individual Subsidiaries and, as a result, it may be advantageous to structure the sale of one or more Projects pursuant to this ARTICLE 13 as a sale of the Subsidiary or Subsidiaries owning such Project or Projects. Accordingly, the provisions of this ARTICLE 13 shall apply equally to the sale of a Subsidiary or Subsidiaries, and where in this ARTICLE 13 reference is made to the sale of a Project or Projects, such terms shall be interpreted to include a reference to the sale of the Subsidiary or Subsidiaries owning such Project or Projects.

        Section 13.7    Ramblewood Project.    Notwithstanding the foregoing of this ARTICLE 13, if after the seventh (7th) anniversary of the Effective Date the Ramblewood Project is owned by the Company or one or more Subsidiaries, then the following provisions shall apply:

          (a)    Ramblewood Project—Hypothetical Calculation.

            (1)    Hypothetical Calculation.    After the seventh (7th) anniversary of the Effective Date, if any of the Members, as the Initiating Member under Section 13.2 hereof, elects to cause a Liquidation Event through the sale of all (and not part) of the Projects (or the interests in the Subsidiaries that own the Projects), then the Manager shall cause the RP Value to be determined and, within two (2) Business Days after such determination, calculate the Hypothetical Calculation and deliver to the Members the results in writing.

            (2)    Equal to or Greater Than 120% Threshold.    Should the Hypothetical Calculation result in a Hypothetical AIMCO Sub Distribution that is greater than one hundred twenty percent (120%) of the RP Value, then the Manager may market the Remaining Projects for sale as a single portfolio, exclusive of the Ramblewood Project, at the Hypothetical Remaining Projects Purchase Price.

            (3)    Less Than 120% Threshold.    Should the Hypothetical Calculation result in a Hypothetical AIMCO Sub Distribution that is less than one hundred twenty percent (120%) of the RP Value, then, subject to Section 13.7(c) hereof, all of the Projects (including the Ramblewood Project) shall be marketed for sale together as a single portfolio, and the Ramblewood Project shall not be distributed to any of the Members under this ARTICLE 13.

          (b)    Ramblewood Project—Sale/Liquidation Event.    If the Hypothetical Calculation results in a Hypothetical AIMCO Sub Distribution that is equal to or greater than one hundred twenty percent (120%) of the RP Value (or if the 120% Ramblewood Threshold Deposit is made pursuant to Section 13.7(c) hereof) and the Remaining Projects are to be sold separate from the Ramblewood Project, then the following shall apply:

            (1)    Final Calculation.    During the period that begins on the date that is five (5) Business Days before the scheduled sale date of the Remaining Projects and ending on the date that is two (2) Business Days before such sale date, the Manager shall calculate the Final Calculation and deliver to the Members the results in writing.

            (2)    Equal to or Greater Than RP Value.    Should the Final Calculation result in a Final AIMCO Sub Distribution that is equal to or greater than one hundred percent (100%) of the RP Value, then upon such sale of the Remaining Projects

              (x)   the Company shall distribute to the AIMCO Sub the Final AIMCO Sub Distribution in the form of (1) the Ramblewood Project, as an in-kind distribution of Capital Proceeds equal to the RP Value, and (2) cash as a distribution of Capital Proceeds in an amount equal to the difference of (a) the Final AIMCO Sub Distribution, less (b) the RP Value,

              (y)   the Company shall distribute to the other Members their respective Capital Proceeds distributions in cash, and

              (z)   the AIMCO Sub shall pay all costs and expenses in connection with such distribution of the Ramblewood Project, be they of the Company, the Subsidiaries or otherwise, including, without limitation, all costs and expenses under the Mortgage Loans encumbering the Ramblewood Project, that are in excess of the costs and expenses that would have been paid by the Company or the Subsidiaries if the Ramblewood Project was sold along with the Remaining Projects.

            (3)    Less Than RP Value.    Should the Final Calculation result in a Final AIMCO Sub Distribution that is less than one hundred percent (100%) of the RP Value, then, contemporaneously with the closing of the sale of the Remaining Projects, the AIMCO Sub shall contribute to the Company, as Project Capital Contributions, the RP True-Up Amount. The Company and the Subsidiaries shall not Transfer the Remaining Projects until the AIMCO Sub has so contributed the RP True-Up Amount. Any failure so to contribute the RP True-Up Amount shall be deemed a breach of this Agreement by the AIMCO Members that has a Material Adverse Effect and is not subject to cure, and the AIMCO Members shall be liable to the Company, the Subsidiaries and Investor for any losses, expenses and damages arising therefrom. If the AIMCO Sub so contributes the RP True-Up Amount, then the Capital Proceeds resulting from such Transfer shall be determined by adding to the Total Portfolio Purchase Price the RP True-Up Amount, and upon the sale the corresponding Capital Proceeds shall be distributed accordingly pursuant to Section 8.3 hereof and Section 13.7(b)(2) hereof.

          (c)    120% Ramblewood Threshold Deposit.

            (1)   Should the Hypothetical Calculation result in a Hypothetical AIMCO Sub Distribution that is less than one hundred twenty percent (120%) of the RP Value, then the Manager may market the Remaining Projects for sale as a single portfolio, exclusive of the Ramblewood Project, if and only if the 120% Ramblewood Threshold Deposit is first made by AIMCO Sub. Such 120% Ramblewood Threshold Deposit shall be made by AIMCO Sub, if at all, within ten (10) Business Days after the calculation of the Hypothetical Calculation. If such 120% Ramblewood Threshold Deposit is so made, then the same will be held as security for the payment of the RP True-Up Amount. All interest earned on the 120% Ramblewood Threshold Deposit shall accrue to the benefit of AIMCO Sub.

            (2)   If the 120% Ramblewood Threshold Deposit has been so made and an RP True-Up Amount is required to be contributed under Section 13.7(b)(3) hereof, then the AIMCO Sub may elect for the 120% Ramblewood Threshold Deposit or any portion thereof to be applied toward such Project Capital Contribution required thereunder. Should any amount of the 120% Ramblewood Threshold Deposit remain on deposit after the Transfers and any such application, if applicable, then such amount shall be returned to AIMCO Sub.

        Executed effective as of the date above written.

MEMBERS:	AIMCO MANAGING MEMBER:
AIMCO BRE I, LLC, a Delaware limited liability company
	By:	/s/ Peter K. Kompaniez Name: Peter K. Kompaniez Title: Manager
	Address:	c/o Apartment Investment and Management Company Stanford Place 3 4582 South Ulster Street Parkway Suite 1100 Denver, Colorado 80237 Fax No.: (310) 278-7386
Taxpayer Identification Number: 81-0639076

AIMCO SUB:
AIMCO BRE II, LLC, a Delaware limited liability company
By:	/s/ Peter K. Kompaniez Name: Peter K. Kompaniez Title: Manager
Address:	c/o Apartment Investment and Management Company Stanford Place 3 4582 South Ulster Street Parkway Suite 1100 Denver, Colorado 80237 Fax No.: (310) 278-7386
Taxpayer Identification Number: 20-0451320

INVESTOR:
SRV-AJVP#1, LLC, a Delaware limited liability company
By:	Strategic Realty Ventures, LLC, a Delaware limited liability company, its Sole Member
By:	General Electric Capital Corporation, a Delaware corporation, its Manager
By:	/s/ Douglas A. Ewing Name: Douglas A. Ewing Title: Authorized Signatory
Address:	c/o GE Real Estate Attention: Legal Operations 292 Long Ridge Road Stamford, Connecticut 06927 Fax No. (203) 357-6768
Taxpayer Identification Number: 41-2111756

JOINDER

        The undersigned hereby expects this joinder to unconditionally guaranty the payment and performance by the AIMCO Sub of its obligation to contribute the RP True-Up Account to the Company under Section 13.7(b)(3) of the Agreement. This Joinder is a guaranty of full and complete payment and performance and not of collectability.

        To the fullest extent permitted by applicable law, the undersigned waives all rights and defenses of sureties, guarantors, accommodation parties and/or co-makers and agrees that its obligations under this Joinder shall be primary, absolute and unconditional, and that its obligations under this Joinder shall be unaffected by any of such rights or defenses.

        The undersigned further represents, warrants and agrees that (a) the obligations under this Joinder are enforceable against the undersigned and are not subject to any defenses, offsets or counterclaims; (b) the provisions of this Joinder are for the benefit of Investor; (c) Investor shall, subject to the terms of the Agreement, have the right to (1) amend the Agreement, (2) pursue some or all of its remedies against the AIMCO Sub or the undersigned, and (3) release the AIMCO Sub from liability, all without notice to or consent of the undersigned and without affecting the obligations of the undersigned hereunder; (d) and to the maximum extent permitted by law, the undersigned hereby knowingly, voluntarily and intentionally waives the right to a trial by jury in respect of any litigation based hereon. This waiver is a material inducement to Investor to enter into the Agreement.

AIMCO PROPERTIES, L.P., a Delaware limited partnership
BY:	AIMCO-GP, Inc., a Delaware corporation, its general partner
	By:	/s/ Steven D. Cordes Name: Steven D. Cordes Title: Vice President

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  Exhibit 10.54
TABLE OF CONTENTS
LIMITED LIABILITY COMPANY AGREEMENT OF AIMCO JV PORTFOLIO #1, LLC
ARTICLE 1 DEFINITIONS
ARTICLE 2 ORGANIZATIONAL MATTERS; PURPOSE; TERM
ARTICLE 3 MEMBERSHIP; DISPOSITIONS OF INTERESTS
ARTICLE 4 MANAGEMENT OF COMPANY
ARTICLE 5 ACCOUNTING AND REPORTING
ARTICLE 6 CAPITAL CONTRIBUTIONS
ARTICLE 7 FINANCING
ARTICLE 8 DISTRIBUTIONS
ARTICLE 9 CAPITAL ACCOUNTS, ALLOCATIONS, AND TAX MATTERS
ARTICLE 10 WITHDRAWAL, DISSOLUTION, LIQUIDATION, AND TERMINATION
ARTICLE 11 MISCELLANEOUS PROVISIONS
ARTICLE 12 BUY-SELL OPTION
ARTICLE 13 REQUIRED SALE; RIGHT OF FIRST OFFER
JOINDER